Exhibit 10.5

CERTAIN INFORMATION IDENTIFIED BY “[***]” HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

EXECUTION VERSION

COLLABORATION AND LICENSE AGREEMENT

by and between

MYOVANT SCIENCES GMBH

and

PFIZER INC.

Dated as of December 26, 2020

EXHIBITS

Exhibit 1.58        Compound
Exhibit 1.67        Corporate Names
Exhibit 1.96        Existing CMO
Exhibit 1.145        Regions and Major Countries
Exhibit 2.2        Initial Committee Representatives
Exhibit 6.1.2        Details
Exhibit 12.5        Press Releases

This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is made and entered into as of December 26, 2020 (the “Effective Date”) by and between MYOVANT SCIENCES GMBH, a Swiss company, having a principal place of business at Viaduktstrasse 8, 4051 Basel Switzerland (“Myovant”), and PFIZER INC., a Delaware company, having a principal place of business at 235 East 42nd Street, New York, New York 10017 (“Pfizer”). Each of Myovant and Pfizer is referred to individually as a “Party” and collectively as the “Parties.”
Recital
WHEREAS, Myovant has under development pharmaceutical formulations and dosage forms containing the Compound (as defined below) that are intended to be used in the Oncology Field and the WH Field (as defined below);
WHEREAS, Myovant and Pfizer, either directly or with or through its Affiliates, each has significant experience in developing, manufacturing, marketing and promoting pharmaceutical products and believes it can contribute to the potential development and commercialization of the Products (as defined below); and
WHEREAS, both Myovant and Pfizer desire to enter into an agreement for the co-exclusive co-development, co-commercialization and co-promotion of the WH Product(s) and the Oncology Product(s) in Field in the Co-Promotion Territory (each as defined below), and for Pfizer to have an exclusive option to obtain exclusive commercialization and promotion rights and related development rights for the Oncology Product(s) in the Oncology Field in the Pfizer Territory, in each case, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
Unless otherwise specifically provided herein, the following terms shall have the following meanings:
Section 1.1“2021 Cap” shall have the meaning set forth in Section 8.5.4(a).
Section 1.2“2022 Cap” shall have the meaning set forth in Section 8.5.4(a).
Section 1.3“AAA” shall have the meaning set forth in Section 17.2.2(b).
Section 1.4“AAA Rules” shall have the meaning set forth in Section 17.2.2(b).
Section 1.5“Accountant” shall have the meaning set forth in Section 8.11.
Section 1.6“Accounting Standards” shall mean U.S. GAAP.
Section 1.7“Act” shall have the meaning set forth in Section 9.1.1(a).
Section 1.8“Adverse Event” shall mean (a) any finding from tests of the applicable Product in laboratory animals or in vitro that suggests a risk for human subjects including reports of mutagenicity, teratogenicity or carcinogenicity or (b) any undesirable, untoward or noxious event or experience associated with the clinical, commercial or other use or occurring following administration of the applicable Product in humans, occurring at any dose, whether expected or not, and whether considered related to or caused by the applicable Product or not, including such an event or experience as occurs in the course of the use of the applicable Product in professional practice, in a Clinical Trial, from overdose, whether accidental or intentional, from abuse, from withdrawal, or from a failure of expected pharmacological or biological therapeutic action of the applicable Product, and including those events or experiences that are required to be reported to the FDA under 21 C.F.R. Sections 312.32 or 314.80 or to foreign Regulatory Authorities under corresponding Applicable Law outside the United States.

Section 1.9“Advertising” shall mean the planning, purchasing and placement of paid advertising for a Product in the Field in the Co-Promotion Territory through any means, including television, print, radio/audio, in-office/placed-based, digital, web, search (SEM/SEO), social media, mobile and any and all new and emerging media channels for consumers, healthcare institutions and healthcare providers.
Section 1.10“Advertising Plan” shall have the meaning set forth in Section 6.5.1.
Section 1.11“Affiliate” shall mean, with respect to a particular person or entity, a Person that controls, is controlled by, or is under common control with such person or entity, other than any Excluded Affiliate (with respect to Myovant), but only for so long as such Person continues to control, to be controlled by, or to be under common control with such person or entity. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.
Section 1.12“Agreement” shall have the meaning set forth in the preamble hereto.
Section 1.13“Alliance Manager” shall have the meaning set forth in Section 2.11.
Section 1.14“Allowable Expenses” shall mean Development Costs, Manufacturing Costs, Distribution Costs, Sales and Marketing Costs, Allowable IP Costs, Filing Fees and Third Party Payments allocable to the Co-Promotion Territory, that are incurred by a Party or its Affiliates during the Term (except Built-up Inventory Costs as provided under Section 1.149.1 to the extent incurred prior to the Effective Date), and any other Costs that are incurred by a Party or its Affiliates during the Term and are expressly set out in this Agreement or approved by the JSC to be Allowable Expenses and to the extent not already treated as a deduction in determining Net Sales for the Co-Promotion Territory. All such Development Costs, Manufacturing Costs, Distribution Costs, Sales and Marketing Costs, Allowable IP Costs, Filing Fees, Third Party Payments and other approved Costs of a Party will be included within Allowable Expenses but: (a) in the case of Costs within the Development Costs, only to the extent they are in aggregate less than or equal to [***] of the Costs set forth within the Oncology Joint Medical Affairs and Development Plan and Budget (in the case of Development Costs related to the Oncology Product) or the WH Joint Medical Affairs and Development Plan and Budget (in the case of Development Costs related to the WH Product or Pediatric Product), as applicable, for the applicable Budget Period (any Development Costs in excess of such amount, the “Excess Development Costs”); (b) in the case of Costs relating to activities set forth within the Advertising Plan for the Oncology Product or the WH Product, only to the extent they are less than or equal to [***] of the Costs set forth within the budget set out in the Advertising Plan (any Costs for Advertising in excess of such amount, the “Excess Advertising Costs”); and (c) in the case of Costs within the Sales and Marketing Costs (other than the Costs set out in subclause (b)), only to the extent they are less than or equal to [***] of the Costs set forth in the Oncology Co-Promotion Commercialization Plan and Budget (in the case of the Oncology Product) or the Costs set forth in the WH Co-Promotion Commercialization Plan and Budget (in the case of the WH Product and the Pediatric Product) for the applicable Budget Period in the applicable Budget (any Sales and Marketing Costs in excess of such amount, the “Excess Commercialization Costs”), in each case, unless such excess costs are approved by the applicable JSC for inclusion in the applicable budget(s). The components of Allowable Expenses shall be calculated in accordance with the applicable definition thereof and the applicable terms of this Agreement. No item or deduction used to determine Net Sales may also be an Allowable Expense item, and vice-versa. If any cost or expense is directly attributable or reasonably allocable to more than one activity, such cost or expense shall only be counted as an Allowable Expense with respect to one of such activities. Allowable Expenses will exclude: (i) [***], (ii) [***], or (iii) [***]. The overall budget in relation to Allowable Expenses as of the Effective Date is set out in [***].
Section 1.15“Allowable FTE Costs” shall mean FTE Costs budgeted in any Joint Medical Affairs and Development Plan and Budget or Co-Promotion Commercialization Plan and Budget with respect to the following activities:
1.15.1[***]; and
1.15.2[***];

1.15.3or otherwise agreed between the Parties in writing.
Section 1.16“Allowable IP Costs” shall mean all Costs incurred during the Term in connection with preparation, filing, prosecution and maintenance of Myovant Background Patents, Product Collaboration Patents and Product Trademarks, in each case, in the Co-Promotion Territory, in accordance with Section 11.2 and Section 11.6, as applicable (but, in each case, not including (a) [***], (b) [***], or (c) [***]).
Section 1.17“Allowable Regulatory Costs” shall mean with respect to the Co-Promotion Territory, all Costs and Allowable FTE Costs incurred by a Party or its Affiliates during the Term in the performance of Regulatory Activities with respect to any Product in the Field, in the Co-Promotion Territory, including [***], including [***], excluding [***].
Section 1.18“ANDA Act” shall have the meaning set forth in Section 11.3.1.
Section 1.19“Annual Detail Commitment” shall have the meaning set forth in Section 6.1.2(a).
Section 1.20“Annual Net Sales” shall mean the aggregate Net Sales for any Calendar Year.
Section 1.21“Anti-Corruption Laws” shall mean all applicable anti-bribery and anti-corruption laws and regulations, including the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act 2010, and the local laws and regulations of any countries in which Products or payments will be provided under this Agreement
Section 1.22“API” shall mean the Compound in active pharmaceutical ingredient form.
Section 1.23“Applicable Law” shall mean, individually and collectively, all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority, courts, tribunals, legislative bodies and commissions that may be in effect from time to time and applicable to the activities contemplated by this Agreement.
Section 1.24“Approval Milestone” shall mean the UF Approval Milestone or the Endometriosis Approval Milestone.
Section 1.25“Arbitration Matter” shall mean any dispute concerning the validity, interpretation or construction of, or compliance with, or breach of, this Agreement.
Section 1.26“Arbitration Notice” shall have the meaning set forth in Section 17.2.2(a).
Section 1.27“Arbitrators” shall have the meaning set forth in Section 17.2.2(b).
Section 1.28“At-Fault Claim” shall have the meaning set forth in Section 14.3.5.
Section 1.29“At-Fault Party” shall have the meaning set forth in Section 14.3.5.
Section 1.30“Audited Party” shall have the meaning set forth in Section 8.10.
Section 1.31“Auditing Party” shall have the meaning set forth in Section 8.10.
Section 1.32“Background IP” shall mean, with respect to Myovant, Myovant Background IP, and, with respect to Pfizer, Pfizer Background IP.
Section 1.33“Binding Obligation” shall mean, with respect to a Party (a) any oral or written agreement or arrangement that binds or affects such Party’s operations or property, including any assignment, license agreement, loan agreement, guaranty, or financing agreement, (b) the provisions of such Party’s charter, bylaws or other organizational documents or (c) any order, writ, injunction, decree or judgment of any court or Governmental Authority entered against such Party or by which any of such Party’s operations or property are bound.

Section 1.34“Breaching Party” shall have the meaning set forth in Section 15.3.1(a).
Section 1.35“Budget Period” shall mean (a) the period from the Effective Date through [***] and (b) the [***] period thereafter.
Section 1.36“Built-up Inventory Costs” has the meaning set out in Section 1.149.1.
Section 1.37“Business Day” shall mean a day other than (a) a Saturday or Sunday, or (b) a bank or other public or federal holiday in Basel, Switzerland, or in San Francisco, California, United States or State of New York, United States.
Section 1.38“Calendar Quarter” shall mean each of the successive three (3)-month periods ending on March 31, June 30, September 30 and December 31 of any given Calendar Year, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the first to occur of March 31, June 30, September 30 and December 31 after the Effective Date and the last Calendar Quarter of the Term shall end on the last day of the Term.
Section 1.39“Calendar Year” shall mean any period beginning on January 1 and ending on the immediately following December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on the December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on the January 1 of the year in which the Term ends and the end on the last day of the Term.
Section 1.40“cGCP” shall mean the then current Good Clinical Practice requirements promulgated or endorsed for the United States by the FDA and its equivalent in other countries or regulatory jurisdictions.
Section 1.41“cGLP” shall mean the then current Good Laboratory Practice requirements promulgated or endorsed for the United States by the FDA and its equivalent in other countries or regulatory jurisdictions.
Section 1.42“cGMP” shall mean the then current Good Manufacturing Practice requirements promulgated or endorsed for the United States by the FDA and its equivalent in other countries or regulatory jurisdictions.
Section 1.43“CIA” has the meaning set forth in Section 13.3.11.
Section 1.44“Clinical Trials” shall mean any tests and studies of pharmaceutical products in human subjects.
Section 1.45“CMC” shall mean Chemistry and Manufacturing Controls.
Section 1.46“Co-Administration Study” shall mean a Clinical Trial for purposes of testing the safety or efficacy of, and generating data to support, a regulatory filing for the Regulatory Approval of the administration to patients of a Product in the Field together with another product other than a Product for the treatment of one or more diseases or conditions in such patients in the Field.
Section 1.47“Code” shall mean the Internal Revenue Code of 1986, as amended.
Section 1.48“Collaboration IP” shall mean Collaboration Know-How and Collaboration Patents.
Section 1.49“Collaboration Know-How” shall mean any and all Know-How, whether or not patentable, that is invented, conceived, discovered, developed or otherwise made, solely or jointly, by or on behalf of either Party (or its Affiliates or its or their Sublicensees) directly in the conduct of activities under this Agreement and any Related Agreements. For clarity, Collaboration Know-How includes Product Collaboration Know-How and Other Collaboration Know-How.

Section 1.50“Collaboration Patents” shall mean any and all Patents filed based on Collaboration Know-How.
Section 1.51“Combination Product” shall mean any Product in the Field comprising: (a) a Compound and (b) at least one other active compound or ingredient, whether such components or ingredients are co-formulated in the same pharmaceutical formulation, or are separate components in a co-packaged form.
Section 1.52“Commercialization” shall mean any and all activities directed to the preparation for sale of, the offering for sale of, or sale of the Products in the Field in the Territory, including activities related to marketing, promoting, distributing, importing and establishing pricing and reimbursement with respect to such Products, and REMS programs for such Products, as well as interacting with Regulatory Authorities regarding any of the foregoing, but excluding Development and Manufacturing. When used as a verb, “to Commercialize” and “Commercializing” shall mean to engage in Commercialization, and “Commercialized” shall have a corresponding meaning.
Section 1.53“Commercialization Component” shall have the meaning set forth in Section 10.5.5(a).
Section 1.54“[***]” shall mean, (i) with respect to the efforts of [***], or considerations to be undertaken, [***] with respect to any objective, activity or decision to be undertaken under this Agreement with respect to a Product, [***], and (ii) with respect to the efforts of [***], or considerations to be undertaken, [***] with respect to any objective, activity or decision to be undertaken under this Agreement with respect to a Product, [***].
Section 1.55“Committees” shall have the meaning set forth in Section 2.2.
Section 1.56“Competition Clearance” shall mean: (a) the making of any notification(s), submission(s) or filing(s); (b) the expiry, lapse or termination of any applicable waiting periods (including extensions of such periods); (c) the clearance, approval, authorization or other permission of any Governmental Authority, in each case ((a) to (c)), arising under any applicable Competition Law and which is necessary to permit Pfizer to acquire the rights contemplated under the Pfizer Territory Option under this Agreement; or (d) the absence of any condition imposed on either Party or their Affiliates by any Governmental Authority under any applicable Competition Law in connection with Pfizer’s acquisition of such rights.
Section 1.57“Competition Law” shall mean the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to the control of acquisitions or mergers, including licensed rights, as applicable (including, if applicable, the Hart-Scott Rodino Antitrust Improvements Act 1976 (as amended) and the regulations made under such Act and Council Regulation (EC) No 139/2004 (EC Merger Regulation)).
Section 1.58“Compound” shall mean the gonadotropin-releasing hormone receptor antagonist, N-(4-(1-(2,6-difluorobenzyl)-5-((dimethylamino)methyl)-3-(6-methoxy-3-pyridazinyl)-2,4-dioxo-1,2,3,4-tetrahydrothieno[2,3-d]pyrimidin-6-yl)phenyl)-N’-methoxyurea, having the chemical structure set forth in Exhibit 1.58, and any [***] thereof.
Section 1.59“Confidential Information” shall mean, all non-public or proprietary information disclosed by a Party (“Disclosing Party”) to the other Party (“Receiving Party”) under this Agreement, which may include ideas, inventions, discoveries, concepts, compounds, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, inventories, machines, techniques, development, designs, drawings, computer programs, skill, experience, documents, apparatus, results, clinical and regulatory strategies, regulatory documentation, information and submissions pertaining to or made in association with Regulatory Materials, data (including pharmacological, toxicological, and clinical data, raw data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions), devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials and compounds, and the like, without regard as to whether any of the foregoing is marked “confidential” or “proprietary,” or disclosed in oral, written, graphic, or electronic form; provided, however, “Confidential Information” shall not include any information that (1) can be demonstrated by documentation or other competent proof to have been in the Receiving Party’s or its Affiliates’ possession prior to disclosure by the Disclosing Party without any obligation of confidentiality with respect to such information; (2) is or becomes part of the public domain through no fault, wrongful act or negligence of the Receiving Party or its Affiliates; (3) can be demonstrated by documentation or other competent proof to have been independently developed by or for the Receiving Party or its Affiliates without use of, reliance on or reference to the Disclosing Party’s Confidential Information; or (4) the Receiving Party or its Affiliate subsequently obtains from a Third Party that is not bound by any confidentiality obligation with respect to such information. Confidential Information will include derivative information prepared by or on behalf of Receiving Party (such as notes, drawings, plans, projections, analyses, records and materials) that incorporates or reflects and also include the terms and conditions of this Agreement. Subclause (1) and (3) shall not apply to any Joint Other Collaboration IP and, in the case of Pfizer, Product Collaboration IP.
Section 1.60“Continuing Party” shall have the meaning set forth in Section 11.2.2.
Section 1.61“Control” or “Controlled” shall mean, with respect to any item of Know-How, Regulatory Materials, material, Patent or other intellectual property right, possession of the right of a Party or its Affiliates, directly or indirectly, and whether by sole, joint or other ownership interest, license, covenant or otherwise (other than by operation of the licenses and other rights granted in Section 3.8.1, Section 4.6, Section 10.1 and Section 10.2), to grant a license, sublicense, covenant or other right to or under such item of Know-How, Regulatory Materials, material, Patent or other intellectual property right as provided for herein without misappropriating the Know-How, proprietary rights or the materials of any Third Party or otherwise violating any terms of any agreement or other arrangement with a Third Party.
Section 1.62“Co-Promotion” shall mean the Commercialization of the Products in the Field jointly by the Parties as contemplated by this Agreement in the Co-Promotion Territory, including promotion of the Products in the Field by Sales Representatives from each Party, and the verb “Co-Promote” shall have a corresponding meaning.
Section 1.63“Co-Promotion Branding Strategy” shall have the meaning set forth in Section 5.2.2.
Section 1.64“Co-Promotion Commercialization Plan and Budget” shall have the meaning set forth in Section 5.2.1.
Section 1.65“Co-Promotion Territory” shall mean the United States and Canada, excluding any Terminated Territory with respect to the applicable Product.
Section 1.66“Core Data Sheet” shall mean a document that specifies the essential information that is required to be provided to persons prescribing or advising on the use of a Product in the Field and that contains the relevant and most up-to-date medically and scientifically documented information relating to such Product.
Section 1.67“Corporate Names” shall mean, with respect to a Party, its entity-identifying Trademarks identified on Exhibit 1.67 hereto and its other corporate Trademarks as such Party may designate in writing to the other Party from time to time.
Section 1.68“Costs” shall mean, with respect to an activity under this Agreement, any out-of-pocket costs incurred by a Party or its Affiliates during the Term (except as provided in Sections 1.149.1 or Section 15.8 or otherwise as expressly provided in this Agreement) that are specifically identifiable or reasonably allocable to such activity (including any sales, use, excise, turnover, inventory, or value added taxes (but excluding income taxes and similar taxes) incurred by such Party or its Affiliates applicable to such costs).
Section 1.69“Cover” or “Covered” or “Covering” shall mean, with respect to a relevant Patent or Product, but for the rights granted to a Person under such Patent the act of making, using or selling such Product by such Person would infringe a Valid Claim included in such Patent, or in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

Section 1.70“Data Protection Laws” shall mean any law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding restriction (as amended, consolidated or re-enacted from time to time) that relates to the protection of individuals with regards to the Processing of Personal Data.
Section 1.71“Declining Party” shall have the meaning set forth in Section 11.2.2.
Section 1.72“Detail” or “Detailing” shall mean with respect to a Product in the Field in the Co-Promotion Territory, the communication by a Sales Representative to a Targeted Professional during a customer interaction (a) involving face-to-face, telephonic, video, teledetailing or e-detail contact, (b) describing in a fair and balanced manner the FDA-approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of such Product, and (c) using the Promotional and Educational Materials in an effort to educate and inform Targeted Professionals regarding such Product for its FDA-approved indicated uses. Details or Detailing shall not include (i) activities conducted by medical affairs (such as Medical Science Liaisons), (ii) activities conducted at conventions or similar gatherings and activities performed by market development specialists, managed care account directors and other personnel not performing calls set forth in Section 1.72(a) above or not specifically trained with respect to a pharmaceutical product; (iii) self-directed e-details or (iv) literature drops.
Section 1.73“Detailing Shortfall” shall have the meaning set forth in Section 6.1.2(c).
Section 1.74“Detailing Shortfall Rate” shall mean, with respect to the Oncology Product in the Oncology Field, [***] for each Detail, and with respect to the WH Product in the WH Field, [***] for each Detail, in each case, or such other rate as mutually agreed by the Parties from time to time.
Section 1.75“Development” shall mean, with respect to the Compound or the Products in the Field, any and all activities, whether before, on or after First Commercial Sale of the Products in the Field, directed to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, Manufacturing process development, Manufacturing scale-up, qualification and validation, quality assurance/quality control development, Clinical Trials, Other Studies, pre-approval REMS preparation, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful for, or otherwise requested, required or recommended by a Regulatory Authority, Governmental Authority or other payor as a condition or in support of obtaining, maintaining or expanding Regulatory Approval. When used as a verb, “Develop” shall mean to engage in Development.
Section 1.76“Development Component” shall have the meaning set forth in Section 10.5.5(b).
Section 1.77“Development Costs” shall mean [***], and the [***], that are specifically identifiable or reasonably allocable to: (a) the activities with respect to the [***] following the Effective Date in accordance with and as set forth in or required to be budgeted (subject to any permitted overages) in the applicable Joint Medical Affairs and Development Plan and Budget (and, if such activities are allocated for performance by a Party under such Joint Medical Affairs and Development Plan and Budget, solely to the extent such activities are performed by the designated Party); or (b) the [***] performed under this Agreement, including:
1.77.1[***];
1.77.2[***];
1.77.3[***];
1.77.4[***]; and
1.77.5[***].
Section 1.78“Disclosing Party” shall have the meaning set forth in Section 1.59.

Section 1.79“Dispute” shall have the meaning set forth in Section 17.2.1.
Section 1.80“Distribution Cost” shall mean all Costs actually incurred by or on behalf of Myovant during the Term under the [***], including [***]. In the event that the [***] is terminated, the Parties shall agree on an alternate definition of “Distribution Costs” that reflects the alternative distribution channel. [***].
Section 1.81“Dollars” or “$” shall mean U.S. Dollars.
Section 1.82“Domain Names” shall have the meaning set forth in Section 11.6.2.
Section 1.83“Drug Approval Application” shall mean an NDA, or any corresponding foreign application in the Territory, including with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in the European Union with respect to the mutual recognition or any other national approval procedure.
Section 1.84“Effective Date” shall have the meaning set forth in the preamble hereto.
Section 1.85“EMA” shall mean the European Medicines Agency or any successor agency thereto.
Section 1.86“Endometriosis” shall mean a condition resulting from the presence of endometrial tissue outside the uterus.
Section 1.87“Endometriosis Approval Milestone” shall have the meaning set out in Section 8.2.
Section 1.88“Environmental Manufacturing Responsibilities” shall have the meaning set forth in Section 9.2.4.
Section 1.89“European Union” shall mean the countries that are the member states of the European Union as constituted from time to time. For clarity, as of the Effective Date, the European Union excludes the United Kingdom, however, in the event the centralized Regulatory Approval of the EMA covers the United Kingdom, then the United Kingdom shall be considered as a part of the European Union accordingly.
Section 1.90“Excess Advertising Costs” shall have the meaning set out in Section 1.14.
Section 1.91“Excess Commercialization Costs” shall have the meaning set out in Section 1.14.
Section 1.92“Excess Development Costs” shall have the meaning set out in Section 1.14.
Section 1.93“Excluded Affiliate” shall mean (a) any Myovant Parent Affiliate; (b) any direct or indirect subsidiary of a Myovant Parent Affiliate that (i) is controlled (as defined in Section 1.11 (Affiliate)) by such Myovant Parent Affiliate but is not controlled by Myovant and (ii) is established for the development and commercialization of compounds and products other than the Compound and any products containing the Compound; or (c) any Person who controls (as defined in Section 1.11 (Affiliate)) any direct or indirect subsidiary of a Myovant Parent Affiliate.
Section 1.94“Excluded Claim” shall have the meaning set forth in Section 17.2.2(a).
Section 1.95“Executive Officer” shall mean, for Myovant, [***] and for Pfizer, [***], as applicable, or such other officer reporting directly to the applicable individual of such Party as may be designated by such Party.
Section 1.96“Existing CMO” shall mean the Third Parties set out in Exhibit 1.96, being the Third Party subcontractors engaged by Myovant or its Affiliates to Manufacture the Oncology Product in the Oncology Field as of the Effective Date.

Section 1.97“Existing Myovant Third Party” shall mean any of [***].
Section 1.98“Existing Myovant Third Party Agreements” shall mean:
1.98.1[***];
1.98.2[***]
1.98.3[***].
Section 1.99“Exploit” shall mean to make, have made, import, use, sell or offer for sale, including to Develop, Commercialize, Manufacture, register, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, have distributed, promote, market or have sold or otherwise dispose of a product or a process, and “Exploitation” shall mean the act of Exploiting a product or process.
Section 1.100“FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto.
Section 1.101“FFDCA” shall mean the United States Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).
Section 1.102“Field” shall mean (a) in the Co-Promotion Territory, the WH Field and the Oncology Field; (b) following Option Closing (if any), in the Pfizer Territory, the Oncology Field; and (c) in the case of the Pediatric Product, the Pediatric Field.
Section 1.103“Filling Fees” shall mean filing fees in connection with the filing of an NDA for the WH Product in the WH Field in the Co-Promotion Territory, any other filing fees in connection with filing of Regulatory Materials (including for label expansions or supplemental NDAs) for the Products in the Field in the Co-Promotion Territory and annual program fees under the PDUFA with respect to any Product in the Field in the Co-Promotion Territory.
Section 1.104“Financial Records” shall have the meaning set forth in Section 8.9.
Section 1.105“First Commercial Sale” shall mean, (i) with respect to a country in the Co-Promotion Territory and any Product, the first sale of such Product by a Party or its Affiliate, Excluded Affiliate or Sublicensee to a Third Party in such country for use or consumption by the general public (and excluding research or educational use, charitable or compassionate use, and indigent care) after all Regulatory Approvals (other than pricing and reimbursement approvals) have been obtained in such country; and (ii) with respect to a country in the Pfizer Territory and any Oncology Product, the first sale of such Oncology Product by Pfizer or its Affiliate or Sublicensee to a Third Party in such country for use or consumption by the general public (and excluding research or educational use, charitable or compassionate use, and indigent care) after all Regulatory Approvals (other than pricing and reimbursement approvals) have been obtained in such country.
Section 1.106“Force Majeure” shall have the meaning set forth in Section 18.1.
Section 1.107“FTE” shall mean the equivalent of the work of one (1) employee full time for one (1) Calendar Year (consisting of at least a total of [***] hours per Calendar Year (or such other number as may be agreed by the applicable JSC) of work directly related to Development activities (including Regulatory Activities, safety and quality activities) or Commercialization activities performed in accordance with a Joint Medical Affairs and Development Plan and Budget, a Co-Promotion Commercialization Plan and Budget, or any other activities for which FTE costs are applicable as expressly set out in this Agreement or as agreed by the applicable JSC. No additional payment shall be made with respect to any person who works more than [***] hours per Calendar Year (or such other number as may be agreed by the applicable JSC) and any person who devotes less than [***] hours per Calendar Year (or such other number as may be agreed by the applicable JSC) shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked divided by [***] (or such other number as may be agreed by the applicable JSC). The applicable JSC may modify the number [***] as used in this definition to an alternate number for some or all activities charged on an FTE basis.

Section 1.108“FTE Costs” shall mean, with respect to any period for the applicable activity, the product of (a) the actual total FTEs during such period engaged in the applicable activity (pro rated if applicable), and (b) [***] (or such other rate as agreed by the Parties from time to times).
Section 1.109“Generic Competition Percentage” shall mean, on a Oncology Product-by-Oncology Product and country-by-country basis, total aggregate sales of the applicable Generic Products in the applicable Calendar Quarter in such country divided by the sum of: (a) total aggregate sales of the Oncology Product sold in such Calendar Quarter in such country and (b) total aggregate sales of the Generic Product in such Calendar Quarter in such country, where, in each case ((a) and (b)), the total aggregate sales of the Oncology Product and each Generic Product will be based on the average of the monthly data provided by [***].
Section 1.110“Generic Product” shall mean, with respect to an Oncology Product in the Oncology Field, any pharmaceutical product in the Oncology Field that (a) is sold in the Pfizer Territory by a Third Party that is not an Affiliate or Sublicensee of Pfizer under a marketing authorization granted by a Regulatory Authority to a Third Party, (b) contains the same Compound as such Oncology Product and (c) is approved in reliance on a prior Regulatory Approval of such Oncology Product granted to Pfizer, any of Pfizer’s Affiliate, Myovant, any of Myovant’s Affiliates or a Sublicensee by the applicable Regulatory Authority; provided, however, that any Oncology Product in the Oncology Field manufactured, sold or authorized by Pfizer, its Affiliates or Sublicensees shall not constitute a Generic Product.
Section 1.111“Good Practices” shall mean cGCP, cGLP and cGMP.
Section 1.112“Government” or “Governmental Authority” shall mean: (a) any national, federal, state, local, regional, or foreign government, or level, branch, or subdivision thereof; (b) any multinational or public international organization or authority; (c) any ministry, department, bureau, division, authority, agency, commission, or body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; (d) any court, tribunal, or governmental arbitrator or arbitral body; (e) any government-owned or -controlled institution or entity; (f) any enterprise or instrumentality performing a governmental function; and (g) any political party.
Section 1.113“Government Official” shall mean: (a) any elected or appointed Government official (e.g., a legislator or a member of a ministry of health); (b) any employee or person acting for or on behalf of a Government, a Government department or agency, an institution or entity owned or controlled by a Government (e.g., a HCP employed by a Government-owned or -controlled hospital, or a person serving on a healthcare committee that advises a Government), or an enterprise or instrumentality performing a governmental function; (c) any candidate for public office, or officer, employee, or person acting for or on behalf of a political party or candidate for public office; (d) an employee or person acting for or on behalf of a public international organization (e.g., the United Nations, the Red Cross, or the World Bank); (e) any member of a military or a royal or ruling family; and (f) any person otherwise categorized as a Government official under law.
Section 1.114“HCP” or “Healthcare Professional” shall mean any healthcare professional, including any physician, nurse, pharmacist, or other person who may administer, prescribe, purchase, or recommend pharmaceutical products or other healthcare products.
Section 1.115“Incentive Compensation” shall mean the product based incentive compensation for which a Sales Representative is eligible through his/her Detailing activities (for the purposes of this definition, the reference to “Product” in the definition of “Detailing” shall be construed as “product”), and which is calculated based on the sales or prescriptions of products generated by such sales representative, including [***], but, for clarity, is not based on [***].
Section 1.116“IND” shall mean an investigational new drug application filed with the FDA for authorization to commence Clinical Trials in the United States (including all additions, supplements, extensions and modifications thereto) and its equivalent in other countries or regulatory jurisdictions.
Section 1.117“Indemnification Claim Notice” shall have the meaning set forth in Section 14.4.1.
Section 1.118“Indemnified Party” shall have the meaning set forth in Section 14.4.1.

Section 1.119“Indemnitees” shall mean Myovant Indemnitees or Pfizer Indemnitees.
Section 1.120“Independent Charity PAPs” shall have the meaning set forth in Section 13.3.12.
Section 1.121“Infringement” shall have the meaning set forth in Section 11.3.1.
Section 1.122“Infringement Notice” shall have the meaning set forth in Section 11.3.1.
Section 1.123“Initial Commercialization Operation Period” shall have the meaning set forth in Section 5.2.1.
Section 1.124“Insolvency Event” shall mean, with respect to a Party, any one of the following: (a) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within [***] after the commencement thereof, (b) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code or any voluntary solvent restructuring), (c) either Party assigns all or a substantial portion of its assets for the benefit of creditors (for clarity, excluding the grant of any security interest under such assets under a loan agreement or similar agreement), (d) a receiver or custodian is appointed for either Party’s business, or (e) a substantial portion of either Party’s business is subject to attachment or similar process.
Section 1.125“Intellectual Property Operating Committee” or “IPOC” shall mean the intellectual property operating committee established pursuant to Section 2.8.
Section 1.126“Joint Commercialization Committee” or “JCC” shall mean the Oncology JCC or WH JCC, as applicable.
Section 1.127“Joint Finance Committee” or “JFC” shall mean the joint finance committee with the responsibilities set forth in Section 2.7.
Section 1.128“Joint Manufacturing Committee” or “JMC” shall mean the joint supply and manufacturing committee with the responsibilities set forth in Section 2.6.
Section 1.129“Joint Medical Affairs and Development Plan and Budget” shall have the meaning set forth in Section 3.1.1.
Section 1.130“Joint Medical Affairs Plan” shall have the meaning set forth in Section 7.2.
Section 1.131“Joint Medical, Development and Regulatory Committee” or “JMDRC” shall mean the WH JMDRC or Oncology JMDRC, as applicable.
Section 1.132“Joint Oncology Review Committee” shall have the meaning set forth in Section 2.10.6(a).
Section 1.133“Joint Other Collaboration IP” shall mean the Joint Other Collaboration Know-How and the Joint Other Collaboration Patents.
Section 1.134“Joint Other Collaboration Know-How” shall mean any Other Collaboration Know-How that is invented, conceived, discovered, developed or otherwise made jointly by (a) Myovant (or its Affiliates or its or their Sublicensees), on one hand and (b) Pfizer (or its Affiliates or its or their Sublicensees), on the other hand.
Section 1.135“Joint Other Collaboration Patents” shall mean all Patents filed based on the Joint Other Collaboration Know-How.
Section 1.136“Joint Promotional and Educational Materials” shall have the meaning set forth in Section 6.3.1.

Section 1.137“Joint Review Committee” shall have the meaning set forth in Section 2.10.6(a).
Section 1.138“Joint Steering Committee” or “JSC” shall mean the WH JSC or Oncology JSC, as applicable.
Section 1.139“Joint WH Review Committee” shall have the meaning set forth in Section 2.10.6(a).
Section 1.140“Know-How” shall mean any proprietary know-how and information, including trade secrets, technology, methods, processes, formulae, techniques, procedures, designs, specifications, data, results and other material (including any chemical or biological material) including study designs and protocols, assays and biological methodology, and any inventions, improvements, discoveries, and developments included therein, in each case (whether or not patentable) in written, electronic or any other form now known or hereafter developed, but excluding in any event any published Patents.
Section 1.141“Knowledge” with respect to a Party, shall mean the actual knowledge of such Party at the relevant time, without any requirement to make any additional inquiries or investigation.
Section 1.142“Long-Term Study Plan” shall have the meaning set forth in Section 3.1.1(b).
Section 1.143“Losses” shall have the meaning set forth in Section 14.1.
Section 1.144“Major [***] Provinces” shall mean each of [***].
Section 1.145“Major Country” shall mean, with respect to each Region, the country or countries designated as the major country for such Region in Exhibit 1.145.
Section 1.146“Major Market Country” shall mean [***].
Section 1.147“Major Regulatory Filing” shall mean Drug Approval Applications, NDAs, INDs, and material Product Labeling supplements.
Section 1.148“Manufacture” and “Manufacturing” shall mean any and all activities directed to the formulation development, production, manufacture, processing, filling, finishing, packaging, labeling, shipping, holding and disposing of the Compound or the Products in the Field, or any intermediate thereof, including stability testing, quality assurance, and quality control and interacting with Regulatory Authorities regarding any of the foregoing.
Section 1.149 “Manufacturing Cost” shall mean any and all of: (a) for clinical trial supplies, a Party’s standard cost of goods therefor, pursuant to the applicable Joint Medical Affairs and Development Plan and Budget, (b) for process development, scale up or technology transfer, Costs plus reasonable overhead each as agreed to by the Parties in writing and, subject to any budget developed by the JMC and agreed to by the Parties in writing, and (c) for commercial supplies, including for launch supplies and Samples, the standard cost of goods therefor, including quality assurance (i.e., testing, documentation and release of drug product), that are specifically identifiable or reasonably allocable to the Manufacture (or acquiring from a Third Party) of a Product for the Co-Promotion Territory following the Effective Date, and, to the extent not already included in Distribution Costs, any Costs of shipment, storage and handling of such Products (or such API, drug product or other component), in each case after the Effective Date (other than as provided under Section 1.149.1) and in accordance with the Accounting Standards, consistently applied. Manufacturing Costs shall include:
1.149.1the cost of the inventory of Products, and API, drug products and other components of the Products, in each case, built up in advance of the Effective Date that will be used in the Development or Commercialization activities under this Agreement as set forth in [***] (the “Built-up Inventory Costs”). All such costs shall be deemed to be incurred by Myovant during the Term for the purposes of this Agreement;
1.149.2with respect to Manufacturing activities conducted by such Party (or its Affiliates) during the Term: (a) [***], (b) [***], and (c) [***];

1.149.3with respect to Manufacturing activities conducted by Third Parties for such Party or its Affiliates, the invoiced Costs, [***], of suppliers of goods and services directly related to such Manufacturing activities for the Product for the Co-Promotion Territory; and
1.149.4Costs incurred in the performance of any capacity expansion plan to the extent approved by the JSC pursuant to Section 9.2.2.
Section 1.150“Medical Affairs Costs” shall mean, with respect to the Products in the Field in the Co-Promotion Territory Costs incurred in connection with medical affairs activities for the Products in accordance with the applicable Joint Medical Affairs and Development Plan and Budget, including (a) [***], (b) [***], (c) [***], (d) [***], (e) [***], (f) [***], (g) [***], (h) [***] and (i) [***].
Section 1.151“Medical Science Liaison” or “MSL” shall mean a field-based colleague that is part of a Party’s medical organization. Such professionals at Myovant are referred to as “[***]”, and at Pfizer are referred to as “[***]”.
Section 1.152“Myovant” shall have the meaning set forth in the preamble hereto.
Section 1.153“Myovant Background IP” shall mean any and all Know-How or Patents that are (a) Controlled by Myovant or its Affiliates (i) as of the Effective Date or (ii) independent of this Agreement during the Term, and (b) necessary or reasonably useful to Exploit any Product in the Field in the Territory.
Section 1.154“Myovant Background Patents” shall mean Patents within the Myovant Background IP. Myovant Background Patents existing as of the Effective Date are listed in [***].
Section 1.155“Myovant Controlled Matter” shall have the meaning set forth in Section 2.10.3(c)(i).
Section 1.156“Myovant Other Collaboration IP” shall mean Other Collaboration IP that is invented, conceived, discovered, developed or otherwise made, independently or solely, by or on behalf of Myovant (or its Affiliates or its or their Sublicensees).
Section 1.157“Myovant Other Collaboration Patents” shall mean Patents within Myovant Other Collaboration IP.
Section 1.158“Myovant Parent Affiliate” shall mean any Person that controls (as defined in Section 1.11) Myovant, including [***].
Section 1.159“Myovant Patents” shall mean Myovant Background Patents and Product Collaboration Patents.
Section 1.160[***] shall mean [***].
Section 1.161“Myovant Product Trademarks” shall have the meaning set forth in Section 11.6.1.
Section 1.162“Myovant Regulatory Documentation” shall have the meaning set forth in Section 4.6.
Section 1.163“NDA” shall mean a New Drug Application submitted to the FDA in the United States in accordance with the FFDCA with respect to a pharmaceutical product or any analogous application or submission with any Regulatory Authority outside of the United States.
Section 1.164“Net Profits” and, with correlative meaning, “Net Losses,” shall mean, with respect to the Co-Promotion Territory for a period, Net Sales (with respect to both Oncology Product(s) and WH Product(s)) in the Co-Promotion Territory for such period less Allowable Expenses for such period.
Section 1.165“Net Sales” shall mean, with respect to a Product, the gross amount invoiced or received (whichever first occurs) by Myovant in the Co-Promotion Territory or, following Option Closing (if it occurs), Pfizer in the Pfizer Territory, their respective Affiliates or Excluded Affiliates, and Sublicensees (other than Third Party Distributors) for sales of such Product, as applicable, to Third Parties (including Third Party Distributors), less the following deductions, to the extent such deductions are paid, incurred, or otherwise taken, reasonable and customary, provided to Third Parties, and actually allowed with respect to such sales:
1.165.1[***];
1.165.2[***];
1.165.3[***];
1.165.4[***];
1.165.5[***];
1.165.6[***]; or
1.165.7[***].
All such discounts, allowances, credits, rebates, and other deductions will be fairly and equitably allocated between such Product and other products of the applicable Party, its Affiliates, Excluded Affiliates and Sublicensees such that such Product does not bear a disproportionate portion of such deductions. Notwithstanding the foregoing, amounts received or invoiced by the applicable Party, its Affiliates, Excluded Affiliates or Sublicensees (other than Third Party Distributors) for the sale of such Product among the Parties or their respective Affiliates, Excluded Affiliates or Sublicensees (other than Third Party Distributors) for resale will not be included in the computation of Net Sales hereunder. In any event, any amounts received or invoiced by the applicable Party, its Affiliates, Excluded Affiliates or Sublicensees will be accounted for only once. For purposes of determining Net Sales, a Product will be deemed to be sold when invoiced. Net Sales will be accounted for in accordance with Accounting Standards. A particular deduction may only be accounted for once in the calculation of Net Sales. Net Sales will exclude [***].
Section 1.166“New Product” means any Product other than (a) the Oncology Product as approved by the FDA in the United States as of the Effective Date or (b) the WH Product that has been filed for approval by Myovant with the FDA in the United States as of the Effective Date.
Section 1.167“Non-Breaching Party” shall have the meaning set forth in Section 15.3.1(a).
Section 1.168“Non-Fault Party” shall have the meaning set forth in Section 14.3.5.
Section 1.169“Non-Regulatory Party” shall mean the Party that is not the Regulatory Party for the applicable country or jurisdiction.
Section 1.170“Non-Selling Party” shall mean: (a) with respect to the Products in the Field the Co-Promotion Territory, Pfizer and (b) with respect to the Oncology Product in the Oncology Field in the Pfizer Territory (following Option Closing (if it occurs)), Myovant.
Section 1.171“Occurrence” shall have the meaning set forth in Section 13.3.10.
Section 1.172“OIG Guidance” shall have the meaning set forth in Section 13.1.5.
Section 1.173“Oncology Competing Product” shall mean [***].
Section 1.174“Oncology Co-Promotion Commercialization Plan and Budget” shall have the meaning set forth in Section 5.2.1.
Section 1.175“Oncology Field” shall mean [***].

Section 1.176“Oncology JCC” shall mean the joint commercialization committee with respect to the Oncology Products in the Oncology Field, with the responsibilities set forth in Section 2.5.
Section 1.177“Oncology JMDRC” shall mean the joint medical, development and regulatory committee with respect to the Oncology Products in the Oncology Field, with the responsibilities set forth in Section 2.2.
Section 1.178“Oncology Joint Medical Affairs and Development Plan and Budget” shall have the meaning set forth in Section 3.1.1.
Section 1.179“Oncology JSC” shall mean the joint steering committee with respect to the Oncology Products in the Oncology Field, with the responsibilities set forth in Section 2.3.
Section 1.180“Oncology Product” shall mean any product in the Oncology Field Developed or Commercialized pursuant to this Agreement that contains the Compound.
Section 1.181“OPDP Strategy” shall have the meaning set forth in Section 2.10.7(c).
Section 1.182“Option Closing” shall have the meaning set forth in Section 10.5.2.
Section 1.183“Option Exercise Notice” shall have the meaning set forth in Section 10.5.2.
Section 1.184“Option Exercise Payment” shall have the meaning set forth in Section 8.4.
Section 1.185“Option Period” shall mean the [***] period beginning on the date when a Drug Approval Application is filed with the EMA with respect to the Oncology Product for prostate cancer.
Section 1.186“Other Collaboration IP” shall mean Other Collaboration Know-How and Other Collaboration Patents.
Section 1.187“Other Collaboration Know-How” shall mean any and all Collaboration Know-How, excluding any Product Collaboration Know-How.
Section 1.188“Other Collaboration Patents” shall mean any and all Patents filed based on Other Collaboration Know-How.
Section 1.189“Other Product” shall mean a product that that does not contain the Compound and is being researched, developed or commercialized by either Party or any of their respective Affiliates.
Section 1.190“Other Studies” shall mean real world evidence, observational clinical and similar studies that are not Clinical Trials.
Section 1.191“Party(ies)” shall have the meaning set forth in the preamble hereto.
Section 1.192“Patents” shall mean any and all: (a) issued patents, including any utility or design patent, utility models or petty patents; (b) patent applications, including provisionals, non-provisionals, substitutions, divisionals, continuations, continuations in-part or renewals, and all patents granted thereon; (c) patents of addition, restorations or extensions (by existing or future extension or restoration mechanisms), including patent term adjustments, patent term extensions, supplementary protection certificates (or the equivalent thereof), registration or confirmation patents, patents resulting from post-grant proceedings, re-issues, and re-examinations; (d) other patents or patent applications claiming priority directly or indirectly to: (i) any such specified patent or patent application specified in (a) through (c), or (ii) any patent or patent application from which a patent or patent application specified in (a) through (c) claim direct or indirect priority; (e) inventor’s certificates; (f) other rights issued from a Governmental Authority similar to any of the foregoing specified in (a) through (e); and (g) in each of (a) through (f), whether such patent, patent application or other right arises in the U.S. or any other jurisdiction in the world.

Section 1.193“Patent Office” shall mean a Governmental Authority that administers and regulates patents, such as the United States Patent and Trademark Office, or other similar Governmental Authority.
Section 1.194“Patent Term Extension” shall have the meaning set forth in Section 11.2.6.
Section 1.195“PDUFA” shall mean the Prescription Drug User Fee Act (as may be amended from time to time).
Section 1.196“PDUFA Date” shall mean the initial date, as may be adjusted for reason other than due to [***], which is the deadline for the FDA to complete review of an NDA for a particular Product.
Section 1.197“Pediatric Field” shall mean any pediatric indication for which a Pediatric Product is developed hereunder as set out in the WH Joint Medical Affairs and Development Plan and Budget.
Section 1.198“Pediatric Product” shall mean any product containing the Compound for any pediatric indication, that is developed pursuant to this Agreement, and is not the WH Product in the WH Field or Oncology Product in the Oncology Field existing as of the Effective Date.
Section 1.199“Pfizer” shall have the meaning set forth in the preamble hereto.
Section 1.200“Pfizer Background IP” shall mean any and all Know-How or Patents that are Controlled by Pfizer or its Affiliates as of the Effective Date or independent of this Agreement during the Term.
Section 1.201“Pfizer Background Patents” shall mean Patents within the Pfizer Background IP.
Section 1.202“Pfizer Controlled Matter” shall have the meaning set forth in Section 2.10.3(c).
Section 1.203“Pfizer Operation Plan” shall have the meaning set forth in Section 10.5.5.
Section 1.204“Pfizer Other Collaboration IP” shall mean Other Collaboration IP invented, conceived, discovered, developed or otherwise made, independently or solely, by or on behalf of Pfizer (or its Affiliates or its or their Sublicensees).
Section 1.205“Pfizer Other Collaboration Patents” shall mean Patents within Pfizer Other Collaboration IP.
Section 1.206“Pfizer Regulatory Documentation” shall have the meaning set forth in Section 4.6.
Section 1.207“Pfizer Territory” shall mean worldwide, excluding: (a) the Co-Promotion Territory; (b) the Takeda Territory; and (c) any Terminated Territory with respect to the applicable Product.
Section 1.208“Pfizer Territory Option” shall have the meaning set forth in Section 10.5.1.
Section 1.209“Person” shall mean any natural person, corporation, partnership, trust, joint venture, limited liability company, Governmental Authority or any other entity or organization.
Section 1.210“Personal Data” shall mean any data that identifies or could identify a living person.
Section 1.211“Pharmacovigilance Agreement” shall have the meaning set forth in Section 4.5.
Section 1.212“Presentation and Publication Plans” shall have the meaning set forth in Section 12.6.1(a).
Section 1.213“Pricing Matters” shall mean matters relating to pricing strategies, including price, price terms and other contract terms respecting sales of Products in the Field in the Territory to Third Parties in the applicable jurisdiction, including [***]. “Pricing Matters” includes [***].

Section 1.214“Processing” shall have the meaning given to such term in the Data Protection Laws, and “Process” and “Processed” shall be construed accordingly.
Section 1.215“Product” shall mean any of (a) a WH Product; (b) an Oncology Product; or (c) a Pediatric Product(s), and “Products” shall mean all of them.
Section 1.216“Product Collaboration IP” shall mean Product Collaboration Know-How and Product Collaboration Patents.
Section 1.217“Product Collaboration Know-How” shall mean Collaboration Know-How, whether or not patentable, that is necessary or used by either Party to Exploit the Compound or Products.
Section 1.218“Product Collaboration Patents” shall mean all Patents filed based on Product Collaboration Know-How.
Section 1.219 “Product Labeling” shall mean, with respect to the applicable Product in the Field in a country in the Territory, (a) the Regulatory Authority approved full prescribing information for such Product for such country, including any required patient information, and (b) all labels and other written, printed, or graphic matter upon a container, wrapper, or any package insert utilized with or for such Product in such country.
Section 1.220“Product Liability Claim” shall have the meaning set forth in Section 14.3.5.
Section 1.221“Product Trademark Guidelines” shall have the meaning set forth in Section 11.6.3(c).
Section 1.222“Product Trademarks” shall mean the Trademark(s) to be used by either Party, its Affiliates or its or their respective Sublicensees in accordance with this Agreement for the Commercialization of a Product in the Field anywhere in the Territory and any registrations thereof or any pending applications relating thereto in the Territory, including any unregistered Trademark rights specific to such Product as may exist through use before, on or after the Effective Date (excluding, in any event, any trademarks, service marks, names, trade dress, or logos that include any Corporate Names of the Parties or their Affiliates).
Section 1.223“Promotional and Educational Materials” shall mean any printed, written, graphic, audio, video, electronic, digital or other materials, branded or unbranded, used or intended specifically for use to promote a Product in the Field in the Territory, including all promotional brochures, value propositions, patient education materials, economic models, copay offers, journal ads, selling aids, posters, reprints of published articles, video or audio tapes, press releases, service or reminder items, price lists, monographs, formulary binders, direct mail, website content, materials or advertising (in print media, electronic media such as television, radio, telephone communication systems or on the internet).
Section 1.224“Proposed Co-Administration Studies” shall have the meaning set forth in Section 3.8.1.
Section 1.225“Prosecute and Maintain” shall have the meaning set forth in Section 11.2.1(a).
Section 1.226“Publications” shall have the meaning set forth in Section 12.6.1(a).
Section 1.227“Quality Agreement” shall have the meaning set forth in Section 9.1.3.
Section 1.228“Recall Costs” shall mean actual Costs incurred by a Party or its Affiliates as the direct result of a recall or withdrawal of a Product in the Field in a country in the Territory, such as [***], but shall not include [***].
Section 1.229“Receiving Party” shall have the meaning set forth in Section 1.59.
Section 1.230“Records” shall have the meaning set forth in Section 3.4.1.

Section 1.231“Region” shall mean any of the regions as specified in Exhibit 1.144.
Section 1.232“Regulatory Activities” shall have the meaning set forth in Section 4.1.2(a).
Section 1.233“Regulatory Approval” shall mean, with respect to a country in the Territory, the grant of any and all approvals (including approval of Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary for the commercial distribution, marketing or sale of any Product in the Field for one or more indications in such country, including, where applicable, (a) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), (b) labeling approval, (c) with respect to the United States, scheduling by the Drug Enforcement Administration, (d) means the approval of any application for pricing or reimbursement for such pharmaceutical product in a given country or other regulatory jurisdiction by the Regulatory Authority for such country or other regulatory jurisdiction and (e) the satisfaction of all applicable regulatory and notification requirements.
Section 1.234“Regulatory Authority” shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to any Product or the Exploitation thereof in the Territory, including the FDA in the United States and the EMA in the European Union, but excluding any government entities responsible for pricing and reimbursement.
Section 1.235“Regulatory Exclusivity Period” shall mean, with respect to a country in the Territory, a period of exclusivity granted or afforded by Applicable Law or by a Regulatory Authority in such country that confers data, marketing, or other exclusivity with respect to the applicable Product in such country.
Section 1.236“Regulatory Materials” shall mean all (a) regulatory submissions, notifications, registrations, licenses, authorizations, applications (including all INDs, Drug Approval Applications and associated common technical documents) and approvals (including any Regulatory Approval) and all amendments and supplements to any of the foregoing and (b) correspondence and reports submitted to or received from Regulatory Authorities and all supporting documents with respect thereto, including drug lists, advertising and promotion documents, Adverse Event files, and complaint files, in each case ((a) and (b)) relating to the Compound or a Product in the Field.
Section 1.237“Regulatory Party” shall mean Myovant, except: (a) in the case of [***]; and (b) following the Option Closing (if it occurs), in relation to any country or jurisdiction in the Pfizer Territory, [***].
Section 1.238“Related Agreements” shall mean the Pharmacovigilance Agreement, the Quality Agreement, the Supply Agreement, the [***] and any other written agreements between the Parties with respect to the Development, Manufacturing, supply or Commercialization of the Compound or the Product in the Field, as such agreements may be amended by the Parties from time to time.
Section 1.239“REMS” shall mean risk evaluation and mitigation strategy meeting the requirements and standards of the applicable Regulatory Authority.
Section 1.240“Required Study” shall mean any studies, including any Clinical Trials and Other Studies, that are required to be conducted (including as a condition to maintain the applicable Regulatory Approval) pursuant to requirements imposed by a Regulatory Authority in the Territory with respect to the applicable indication for any Product in the Field.
Section 1.241“[***]” shall have the meaning set forth in Section 1.98.2.
Section 1.242“[***]” shall have the meaning set forth in Section 1.98.2.
Section 1.243“Royalty Term” shall mean, following Option Closing (if it occurs), on a country-by-country basis in the Pfizer Territory and Oncology Product-by-Oncology Product basis, the period commencing on the First Commercial Sale of an Oncology Product in such country and continuing until the latest of:

1.243.1[***];
1.243.2[***]; and
1.243.3[***] after the First Commercial Sale of such Oncology Product in such country.
Section 1.244“Sales and Marketing Costs” shall mean Costs incurred following the Effective Date that are specifically identifiable or reasonably allocable to the performance of Commercialization activities of a Product in the Field in the Co-Promotion Territory as set forth in, or required to be budgeted in, subject to permitted overages, and in accordance with the applicable Co-Promotion Commercialization Plan and Budget (and, if such activities are allocated for performance by a Party under such Co-Promotion Commercialization Plan and Budget, solely to the extent such activities are performed by the designated Party), including Costs incurred with respect to:
1.244.1[***];
1.244.2[***]
1.244.3[***];
1.244.4[***];
1.244.5[***];
1.244.6[***];
1.244.7[***];
1.244.8[***];
1.244.9[***];
1.244.10[***];
1.244.11[***];
1.244.12[***];
1.244.13[***];
1.244.14[***];
1.244.15[***]; and
1.244.16[***].
Section 1.245“Sales Force” shall mean a Party’s (or its Affiliate’s) personnel that are assigned the responsibility to Detail the applicable Product and includes Sales Representatives, managers and trainers.
Section 1.246“Sales Representative” shall mean, with respect to a Party, an individual who engages in Detailing on behalf of such Party; provided, however, that a Sales Representative of one Party or its Affiliates shall not be considered a Sales Representative of the other Party’s Sales Force or its Affiliates.
Section 1.247“Sample” shall mean a packaged and labeled Product in the Field that is intended for use to trial the Product and not for sale and that is marked “Sample – Not for Resale” or with words of similar effect, including in any language other than English.

Section 1.248“Selling Party” shall mean (a) with respect to the Products in the Co-Promotion Territory, Myovant, its Affiliates, or its or their Sublicensees and (b) with respect to the Oncology Product(s) in the Pfizer Territory, Pfizer, its Affiliates or its or their Sublicensees.
Section 1.249“Shared Losses” shall have the meaning set forth in Section 14.3.1.
Section 1.250“Significant Violation” shall mean conduct that a reasonable person would consider a probable violation of applicable policies or procedures designed to ensure compliance with Applicable Laws, which will or is reasonably expected to result in significant or substantial liability if a Governmental Authority determined such conduct to be a violation of Applicable Law.
Section 1.251“[***]” shall have the meaning set forth in Section 2.10.3(c)(iii).
Section 1.252“Sublicensee” shall mean, with respect to a Party, any Person, other than an Affiliate or Excluded Affiliate, that is granted a sublicense by such Party under the grants in Section 4.6, Section 10.1.1 or Section 10.2, as applicable.
Section 1.253“[***]” shall have the meaning set forth in [***].
Section 1.254“[***]” shall have the meaning set forth in [***].
Section 1.255“Sunshine Act” shall have the meaning set forth in Section 18.6.
Section 1.256“Supply Agreement” shall have the meaning set forth in Section 9.1.2.
Section 1.257“Supply Plan” shall have the meaning set forth in Section 9.2.1.
Section 1.258“Surviving Provisions” shall have the meaning set forth in Section 15.9.1.
Section 1.259“[***]” shall have the meaning set forth in Section 1.98.1.
Section 1.260“[***]” shall have the meaning set forth in [***].
Section 1.261“[***] Patents” shall have the meaning set forth in Section 15.7.3.
Section 1.262“Takeda Territory” shall mean Japan, China, Hong Kong, Indonesia, Korea, Malaysia, Philippines, Singapore, Taiwan, Thailand, and Vietnam, including, in each case, the territories and possession of each of the foregoing.
Section 1.263“Targeted Professional” shall mean (a) those health care professionals with prescribing authority for the applicable Product in the Field in the Co-Promotion Territory and (b) any other health care professionals, quality directors, health system executives and office staff without prescribing authority but who (i) is reasonably believed to assist with patient care and reimbursement for healthcare service in the office of a health care provider who has authority to prescribe the Product under Applicable Law, and (ii) is allowed to receive information or educational materials to whom Details are to be performed as set forth in the applicable Co-Promotion Commercialization Plan and Budget or, if not so set forth, as designated by the applicable JCC.
Section 1.264“[***]” shall mean, with respect to a Party and the WH Product in the WH Field or the Oncology Product in the Oncology Field, as the case may be, a performance measurement for compensating its Sales Representatives with respect to such Product other than Incentive Compensation. Such performance at Pfizer are referred to as [***] and [***].
Section 1.265“Term” shall have the meaning set forth in Section 15.1.1.
Section 1.266“Terminated Territory” shall have the meaning set forth in Section 15.3.1.
Section 1.267“Termination Effective Date” shall have the meaning set forth in Section 15.3.1(c).

Section 1.268“Termination Notice” shall have the meaning set forth in Section 15.3.1.
Section 1.269“Termination Notice Period” shall have the meaning set forth in Section 15.3.1.
Section 1.270“Termination Product” shall have the meaning set forth in Section 15.3.1(b).
Section 1.271“Territory” shall mean: (a) with respect to the WH Product(s), the Co-Promotion Territory, and (b) with respect to the Oncology Product(s) and the Pediatric Product, the Co-Promotion Territory and, following the Option Closing (if it occurs) and payment of the Option Exercise Payment in full, the Pfizer Territory.
Section 1.272“Third Party” shall mean any Person other than Myovant, Pfizer and their respective Affiliates and Excluded Affiliates.
Section 1.273“Third Party Claims” shall have the meaning set forth in Section 14.1.
Section 1.274“Third Party Distributor” shall mean the Third Party distributor to which the Selling Party for such country delegates primary responsibility for Commercializing the applicable Product in such country and which purchases such Product from such Selling Party (or its Affiliate) for resale in such country.
Section 1.275“Third Party Infringement Claim” shall have the meaning set forth in Section 11.4.
Section 1.276“Third Party License” shall mean a license with a Third Party entered into by a Party or any of its Affiliates on or after the Effective Date in accordance with the terms of this Agreement in consideration of any rights necessary (as reasonably determined by a Party) for the Exploitation of any Compound or Product in the Field in the Territory.
Section 1.277“Third Party Payment” shall mean: (a) [***] and (b) with respect to any Third Party License entered into by a Party in accordance with Section 10.3.6 following the Effective Date, any consideration, whether monetary or otherwise, including (i) [***], (ii) [***] and (iii) [***]. If such consideration is not monetary, the Parties shall agree on an equivalent monetary amount to be attributed to such non-monetary consideration.
Section 1.278“Trademark” shall mean any word, name, symbol, color, shape, designation, or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source, quality or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.
Section 1.279“United States” shall mean the United States of America and its territories and possessions, including the District of Columbia and Puerto Rico.
Section 1.280“Unresolved Committee Matter” shall have the meaning set forth in Section 2.10.3(b).
Section 1.281“U.S. GAAP” shall mean generally accepted accounting principles current in the United States, as consistently applied.
Section 1.282“Uterine Fibroids” shall mean the condition in which a non-cancerous tumor originates from the muscular layer of the uterus wall.
Section 1.283“Valid Claim” shall mean, with respect to a particular country and Product in the Territory, (a) [***]; or (b) [***].

Section 1.284“WAC” shall mean, with respect to a Product, the manufacturer’s list price for the pharmaceutical drug or biological product to wholesalers or direct purchasers for such Product.
Section 1.285“[***]” shall have the meaning set out in the [***].
Section 1.286“WAC Matter” shall mean any Pricing Matter: (a) relating to: (i) the establishment of the initial WAC of the WH Product in the WH Field in any country in the Co-Promotion Territory, provided that , with respect to the WH Product in the WH Field, [***] or (ii) the establishment of the initial WAC of the Oncology Product in the Oncology Field in Canada upon its launch; or (b) relating to the modification of the initial WAC of the WH Product in the WH Field in any country in the Co-Promotion Territory or the Oncology Product in the Oncology Field in any country in the Co-Promotion Territory, in each case, provided that [***].
Section 1.287“WH Competing Product” shall mean [***].
Section 1.288“WH Co-Promotion Commercialization Plan and Budget” shall have the meaning set forth in Section 5.2.1.
Section 1.289“WH Field” shall mean the [***] that is added to the WH Joint Medical Affairs and Development Plan and Budget.
Section 1.290“WH JCC” shall mean the joint commercialization committee with respect to the WH Products, with the responsibilities set forth in Section 2.5.
Section 1.291“WH Joint Medical Affairs and Development Plan and Budget” shall have the meaning set forth in Section 3.1.1.
Section 1.292“WH JMDRC” shall mean the joint medical, development and regulatory committee with respect to the WH Products, with the responsibilities set forth in Section 2.4.
Section 1.293“WH JSC” shall mean the joint steering committee with respect to the WH Products, with the responsibilities set forth in Section 2.2.
Section 1.294“WH Product” shall mean: (a) the single tablet, coformulation of the Compound with estradiol and norethindrone acetate for use in the WH Field and (b) any other product in the WH Field Developed or Commercialized pursuant to this Agreement that contains the Compound.
Section 1.295“[***]” shall have the meaning set out in the [***].
Section 1.296“Working Group” shall have the meaning set forth in Section 2.10.5.
ARTICLE II.
GOVERNANCE
Section 2.1Executive Officers. The Executive Officers shall resolve matters presented to them and disputes raised to them by each JSC in accordance with Section 2.10.3 or Section 17.2.1.
Section 2.2Committee Formation. On the Effective Date, the Parties shall establish the WH JSC, Oncology JSC, WH JMDRC, Oncology JMDRC, WH JCC, Oncology JCC, JMC, JFC, IPOC and Compliance Committee (the “Committees”). Each Committee (other than the IPOC and the Compliance Committee) shall consist of [***] representatives from each of the Parties, and the IPOC shall consist of [***] representatives from each of the Parties, and the Compliance Committee shall consist [***] representative from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Party appointing him or her with respect to the issues falling within the jurisdiction of such Committee. As of the Effective Date, each Party’s representatives of each Committee are as set out in Exhibit 2.2. From time to time, each Party may substitute one or more of its representatives to each Committee on written notice to the other Party. Myovant shall select from its representatives the initial chairperson for the Oncology JSC, the WH JMDRC, the WH JCC, the JMC, the IPOC and the Compliance Committee. Pfizer shall select from its representatives the initial chairperson for the WH JSC, Oncology JMDRC, Oncology JCC and the JFC. At the beginning of each Calendar Year the Party for which the then-current chairperson of a Committee, other than the JMC, is not a representative shall select from its representatives the new chairperson for such Committee. For clarity, the second chairperson of a Committee (i.e., first change of chairpersons) shall become effective on January 1, 2022. Myovant shall select from one of its representatives the chairperson for the JMC, unless the Parties agreed that Pfizer will perform any Manufacturing activities for the Products in the Territory under Section 9.1.4, then, during the period when Pfizer performs such Manufacture, Pfizer shall select from its representatives the new chairperson for the JMC during the first [***] after the commencement of such performance, and every [***] thereafter the Party for which the then-current chairperson is not a representative shall selects from its representatives the new chairperson for the JMC. From time to time, the Party with the right to appoint the chairperson may change the representative who will serve as chairperson on written notice to the other Party.
Section 2.3Joint Steering Committees. Subject to the dispute resolution authority of the Executive Officers as set forth in Section 2.1, the WH JSC and the Oncology JSC shall have overall responsibility for monitoring and providing general operational oversight with respect to the Parties’ activities under this Agreement with respect to, respectively, the WH Product(s) and any Pediatric Product(s), if Developed, in the case of the WH JSC and the Oncology Product(s) in the case of the Oncology JSC. In particular, the WH JSC (with respect to the WH Product(s) and Pediatric Product(s)) or the Oncology JSC (with respect to the Oncology Product(s)) shall be responsible for:
2.3.1overseeing the strategic operational aspects of the Development and Commercialization of the WH Product(s), or Oncology Product(s) (as applicable) in the Field and Territory pursuant to the applicable Joint Medical Affairs and Development Plan and Budget and Co-Promotion Commercialization Plan and Budget;
2.3.2reviewing and discussing reports from the various Committees and other future Committees, and providing guidance thereto;
2.3.3directing and overseeing the various Committees on all significant strategic issues that fall within the purview of the various Committees;
2.3.4resolving matters presented to it by, and disputes raised to it by each JMDRC; each JCC, the JMC, the JFC, the IPOC, the Compliance Committee or any Working Group established by the applicable JSC;
2.3.5reviewing and approving each update or change to the applicable Joint Medical Affairs and Development Plan and Budget proposed by the applicable JMDRC other than an amendment to the budget (which shall be governed by Section 2.3.10), including any such update or change to include any Product in the WH Field or Oncology Field other than the Products as they exist as of the Effective Date or a new women’s health or oncology indication for any Product;
2.3.6reviewing the Pfizer Operation Plan and amendments thereto provided by Pfizer under Section 10.5.5;
2.3.7reviewing and approving any Co-Administration Study for inclusion in the Joint Medical Affairs and Development Plan and Budget;
2.3.8reviewing and approving the budget and resources in support of each protocol for each Clinical Trial or Other Study with respect to the Products in the Field in the Co-Promotion Territory and if needed amend the applicable Joint Medical Affairs and Development Plan and Budget to provide for such budget and resources;
2.3.9reviewing and approving each update or change with respect to any Co-Promotion Commercialization Plan and Budget proposed by the applicable JCC other than an amendment to the budget (which shall be governed by Section 2.3.10);
2.3.10reviewing and approving any amendment of the budget, in any Joint Medical Affairs and Development Plan and Budget (subject to Section 2.4.21) or Co-Promotion Commercialization Plan and Budget;

2.3.11reviewing and approving any additional costs to constitute Allowable Costs;
2.3.12reviewing and approving any Excess Development Costs, Excess Advertising Costs and Excess Commercialization Costs;
2.3.13to the extent permitted under Applicable Law, discussing and approving Pricing Matters in the Co-Promotion Territory;
2.3.14discussing and agreeing whether to recall or withdraw the applicable Product in the Field or distribute a “Dear Doctor” letter pursuant to Section 4.4;
2.3.15reviewing and approving the Co-Promotion Branding Strategy for the WH Product(s) or the Oncology Product(s) in the Field in the Co-Promotion Territory (as applicable) prepared by the applicable JCC;
2.3.16approving the pricing and rebating strategies for any Product in the Field in the Co-Promotion Territory;
2.3.17overseeing the activities of the applicable Joint Review Committee, and seek to resolve disputes referred by any Joint Review Committee;
2.3.18reviewing recommendations of the IPOC;
2.3.19approving the entry into any Third Party License with respect to the Co-Promotion Territory pursuant to Section 10.3.6;
2.3.20establishing any reasonable policies to effectuate exchange of data and Know-How in accordance with Section 3.6,
2.3.21reviewing and agreeing on any capacity expansion plan set out in Section 9.2.2;
2.3.22providing operational direction for and coordinating the Parties’ activities under this Agreement, including operational oversight of any JMDRC, any JCC, the JMC, the JFC, the IPOC, the Compliance Committee or other Committee;
2.3.23establishing Working Groups in accordance with Section 2.10.5; and
2.3.24performing such other functions as are assigned to the applicable JSC as set forth herein or as the Parties may mutually agree in writing.
Section 2.4Joint Development, Medical and Regulatory Committees. Subject to the authority of the applicable JSC as set forth in Section 2.3, the WH JMDRC and the Oncology JMDRC shall develop the strategies for and oversee the Development of, and shall serve as a forum for the coordination of medical affairs and Development activities for the WH Product(s) and any Pediatric Product(s), if Developed (in the case of the WH JMDRC), or the Oncology Product(s) (in the case of the Oncology JMDRC) in the Territory. In particular, the WH JMDRC (with respect to the WH Product(s) and any Pediatric Product(s), if Developed) and the Oncology JMDRC (with respect to the Oncology Product(s)) shall have responsibility to:
2.4.1prepare, review and recommend for approval by the applicable JSC, each Joint Medical Affairs and Development Plan and Budget for the Products in the Field in the Co-Promotion Territory, it being understood that the initial Joint Medical Affairs and Development Plan and Budget for the Products in the Field in the Co-Promotion Territory that are attached to this Agreement have been agreed to by the Parties;
2.4.2review and approve any pre-clinical activities to be performed by Pfizer (which activities shall be limited to using the Compound in the Field, WH Product in the WH Field or Oncology Product in the Oncology Field) outside of the Joint Medical Affairs and Development Plan and Budget (and, as part of any such approval, establishing how data and results arising from such pre-clinical activities will be reported or otherwise made available to Myovant, and the amount of API to be supplied by Myovant to Pfizer for the performance of such pre-clinical activities);

2.4.3following Option Closing (if it occurs), review and approve any Clinical Trials or Other Studies proposed to be performed by Pfizer for the Oncology Product in the Oncology Field in the Pfizer Territory;
2.4.4in coordination with the JFC, review and update quarterly financial forecasts for medical affairs and Development in the Co-Promotion Territory, including regulatory activities, to ensure actual and anticipated expenditure is within the approved Joint Medical Affairs and Development Plan and Budget for the relevant Calendar Year and make recommendations to the JSC for approval to any variances before such additional expenditure is incurred;
2.4.5oversee the conduct of medical affairs and Development activities under the applicable Joint Medical Affairs and Development Plan and Budget and reporting in connection therewith pursuant to Section 3.4, and track the performance of the medical affairs and Development activities against the applicable Joint Medical Affairs and Development Plan and Budget, provided that, the CMC activities with respect thereto shall be overseen by the JMC;
2.4.6review and approve any Product in the WH Field or Oncology Field other than the Products as they exist as of the Effective Date for inclusion in the Joint Medical Affairs and Development Plan and Budget;
2.4.7in coordination with the JFC, review and propose to the JSC for approval any Excess Development Costs for inclusion in the budget of the applicable Joint Medical Affairs and Development Plan and Budget;
2.4.8serve as a forum for discussing proposed medical affairs and Development activities with respect to the Products in the Field in the Co-Promotion Territory and the possible inclusion thereof in the applicable Joint Medical Affairs and Development Plan and Budget;
2.4.9review and serve as a forum for discussing proposed amendments to the applicable Joint Medical Affairs and Development Plan and Budget and propose to the applicable JSC for its approval appropriate amendments thereto;
2.4.10review and approve the protocol and any amendments thereto for each Clinical Trial included in the applicable Joint Medical Affairs and Development Plan and Budget, provided that each such protocol shall be consistent with the requirements for such Clinical Trial set forth in such Joint Medical Affairs and Development Plan and Budget, and review and serve as a forum for discussing the budget and resources in support of such protocol and propose to the applicable JSC for its approval each such budget and resources as an amendment to the applicable Joint Medical Affairs and Development Plan and Budget;
2.4.11assign to a Party the responsibilities in respect of operationalizing any new protocols approved for inclusion in the Oncology Joint Medical Affairs and Development Plan and Budget;
2.4.12review and approve all Major Regulatory Filings with respect to the Products in the Field the Co-Promotion Territory (provided that, the CMC portions of such Major Regulatory Filings shall be subject to approval by the JMC under Section 2.6.3);
2.4.13serve as a forum for discussing strategies for obtaining and maintaining Regulatory Approval for the Products in the Field in the Co-Promotion Territory and oversee regulatory matters in the Co-Promotion Territory with respect to the Products in the Field;
2.4.14oversee and review Development Costs with respect to the applicable Product in the Field in the Co-Promotion Territory and any invoices or other appropriate supporting documentation for any payments made by a Party or its Affiliates to Third Parties reported under Section 3.5.2, and track the actual Development Costs incurred against the budget therefor included in the applicable Joint Medical Affairs and Development Plan and Budget;
2.4.15decide whether and when to initiate or discontinue any Clinical Trials or Other Studies conducted under the Joint Medical Affairs and Development Plan and Budget (except to the extent that the applicable JSC assigns all or part of this responsibility to the applicable JMDRC);

2.4.16establish and oversee a joint medical review committee for review of medical materials with respect to the Products in the Field in the Co-Promotion Territory;
2.4.17oversee the quality and safety matters with respect to the Products in the Field in the Co-Promotion Territory;
2.4.18review, discuss and coordinate the Presentation and Publication Plans;
2.4.19review and facilitate discussion of proposed Publications and resolve disputes with respect thereto;
2.4.20oversee and review medical-to-medical activities, including the nature of the medical affairs activities for the Products in the Field to be conducted in each country in the Co-Promotion Territory (including procedures for responding to information requests from healthcare providers) and the Joint Medical Affairs Plan;
2.4.21approve the Joint Medical Affairs Plan in accordance with Section 7.2;
2.4.22coordinate with the applicable JCC as appropriate;
2.4.23provide updates on the applicable JMDRC’s activities and achievements to the applicable JSC as requested by the applicable JSC; and
2.4.24perform such other functions as are assigned to the JMDRC as set forth herein or as the Parties may mutually agree in writing.
Section 2.5Joint Commercialization Committees. Subject to the authority of each JSC as set forth in Section 2.3, the WH JCC and the Oncology JCC shall develop the strategies for and oversee the Commercialization of, respectively, the WH Product(s) or the Oncology Product(s) in the Territory. In particular, the WH JCC and the Oncology JCC shall (with respect to the WH Product(s) or the Oncology Product(s), respectively):
2.5.1establish a commercial strategy for the Commercialization of the Products in the Co-Promotion Territory;
2.5.2oversee the implementation of each Co-Promotion Commercialization Plan and Budget;
2.5.3oversee the implementation of any Sample plan under Section 6.4.1;
2.5.4discuss, prepare, and submit to the applicable JSC for review and approval each Co-Promotion Commercialization Plan and Budget in accordance with Section 5.2;
2.5.5review and serve as a forum for amendments or updates to the Co-Promotion Commercialization Plan and Budgets, and propose to the applicable JSC for its approval of any such amendments or update, including any such amendment or update with respect to the inclusion of appropriate Commercialization activities with respect to the applicable Product in the Field in the Co-Promotion Territory after grant of Regulatory Approval;
2.5.6oversee Detailing efforts of each Party, including reviewing each Party’s performance with respect to Incentive Compensation Allocation or [***] (if applicable) of its Sales Force, for the Products in the Field in the Co-Promotion Territory in the applicable Calendar Quarter;
2.5.7in coordination with the JFC, review and propose to the JSC for approval any Excess Advertising Costs or Excess Commercialization Costs for inclusion in the budget of the applicable Co-Promotion Commercialization Plan and Budget;
2.5.8oversee Commercialization activities in the Field in the Co-Promotion Territory with respect to any Product in the Field and reporting in connection therewith pursuant to Section 6.1.4 and Section 8.5.3;

2.5.9develop any Joint Promotional and Educational Materials in accordance with Section 6.3.1;
2.5.10review and approve the OPDP Strategy;
2.5.11discuss and agree which Party shall be responsible for developing [***] marketing campaigns, in each case, with respect to the Products in the Field in the Co-Promotion Territory;
2.5.12approve and oversee [***] patient support marketing material for the Products in the Field the Co-Promotion Territory;
2.5.13approve rebates, contracting strategy and contracting rates, approve and oversee contracting and government reporting for the Products in the Field in the Co-Promotion Territory;
2.5.14review the sales forecast of the Products under the Co-Promotion Commercialization Plan and Budget, and based on such sales forecast, discuss and agree on the demand forecast in respect of the supply of the Products in the Field in the Co-Promotion Territory;
2.5.15following Option Closing (if it occurs), if Myovant is responsible for the Manufacture of the Oncology Product in the Pfizer Territory, discuss the demand forecast in respect of the supply of the Oncology Product(s) in the Pfizer Territory;
2.5.16serve as a forum for discussing Allowable Expenses against the budget therefor included in the Co-Promotion Commercialization Plan and Budget;
2.5.17review and approve any joint Sales Representative training program(s) for each Product in the Field in the Co-Promotion Territory;
2.5.18discuss Pricing Matters in the Co-Promotion Territory, for approval by the applicable JSC;
2.5.19coordinate with the applicable JMDRC as appropriate, including to consult with such JMDRC with respect to Product Labeling in the Co-Promotion Territory;
2.5.20provide updates on the JCC’s activities and performance to the Co-Promotion Commercialization Plans and Budgets;
2.5.21discuss and approve the use of any Product Trademark with any Product in the Field in the Co-Promotion Territory (to the extent not already used with such Product in the Co-Promotion Territory);
2.5.22discuss the pricing and rebating strategies for any Product in the Field in the Co-Promotion Territory; and
2.5.23perform such other functions as are assigned to the applicable JCC as set forth herein or in the Related Agreements or as the Parties may mutually agree in writing.
Section 2.6Joint Supply and Manufacturing Committee. Subject to the authority of each JSC as set forth in Section 2.3, the JMC shall develop the strategies for and oversee operational efficiency in the supply chain with respect to the Compounds, WH Product(s) and Oncology Product(s) for Commercialization in the Field in the Co-Promotion Territory and in the Pfizer Territory, to the extent Myovant is supplying Oncology Product(s) to Pfizer in the Pfizer Territory or to the extent the Parties are jointly engaging the same Existing CMO with respect to the Manufacture of Products. In particular, solely with respect to the Compounds and Products in the Field in the Pfizer Territory, if applicable, and Co-Promotion Territory, the JMC shall:
2.6.1 oversee and coordinate the Manufacturing and supply of the Compound for use in the Products in the Field in the Territory hereunder as well as all aspects of Manufacturing and supplying Products for use hereunder and reporting in connection therewith pursuant to Section 9.4, including activities under any Supply Agreement(s) and Quality Agreement(s);
2.6.2oversee quality and compliance in Manufacturing and supply;

2.6.3review and approve the CMC portions of any Major Regulatory Filing with respect to the Products in the Co-Promotion Territory, which may be prepared by a Working Group to be established by the JMC;
2.6.4oversee the CMC activities with respect to the Products in the Field in the Territory;
2.6.5review Manufacturing capacity and evaluate Pfizer’s capability as a secondary supplier of the Products in the Field in the Territory for use hereunder and oversee any technology transfer that the JMC authorizes hereunder;
2.6.6review and serve as a forum for discussing proposed amendments to any Joint Medical Affairs and Development Plan and Budget related to Manufacturing process, development scale-up, Manufacturing process validation (including validation batches), Manufacturing improvements and qualification and validation with respect to the Products in the Field in the Territory, and propose to the applicable JSC for its approval appropriate amendments thereto;
2.6.7review and serve as a forum to discuss matters in relation to supply forecasts, all significant work necessary to establish capacity for and to support ongoing or anticipated Commercialization of the Products in the Field in the Territory, including the timelines thereof; any process development or other activities with a view to improving cost of goods for such Products;
2.6.8developing any budget for inclusion in the Joint Medical Affairs and Development Plan and Budget in respect of any process development, scale up or, technology transfer as agreed to by the Parties with respect to the Products in the Field in the Territory;
2.6.9unless otherwise agreed between the Parties in the applicable Supply Agreement or the Quality Agreement, review and revise, as appropriate, the Manufacturing specifications of Products in the Field in the Territory;
2.6.10review and discuss inventory holding strategies and stock levels of raw materials and intermediates for Products and finished Product in the Field in the Territory;
2.6.11unless otherwise agreed between the Parties in the applicable Quality Agreement, review results of regulatory and environmental, health, and safety inspections and audits related to the Manufacture of Products in the Field in the Territory and review steps taken by either Party to address any deficiencies noted;
2.6.12promptly report to the applicable JSC, JMDRC and JCC all quality and manufacturing issues that substantially adversely affect or are reasonably expected to substantially adversely affect the clinical or commercial manufacture or supply of the Products in the Field in the Territory, and review and discuss any comments from the applicable JSC, JMDRC and JCC with respect to such quality and manufacturing issues; and
2.6.13perform such other functions as are assigned to the JMC as set forth herein or as the Parties may mutually agree in writing.
Section 2.7Joint Finance Committee. Subject to the authority of each JSC as set forth in Section 2.3, the Joint Finance Committee shall have the following responsibilities with respect to Products hereunder:
2.7.1.working with the other Committees to assist in financial, forecasting, budgeting and planning matters as required, including (a) assisting in the preparation, for approval by the JSC, of such reports on financial matters as are requested by the JSC for the implementation of the financial aspects of the Development and Commercialization activities with respect to the Products in the Co-Promotion Territory, (b) overseeing the preparation by the Parties of the budgets of the Joint Medical Affairs and Development Plan and Budgets and the Co-Promotion Commercialization Plan and Budgets by each JMDRC and JCC, as applicable, for such Development and Commercialization activities as a whole for submission to the JSC for review and approval, (c) assisting in the preparation and review of requests for approval by the JSC of inclusion of Excess Development Costs, Excess Advertising Costs or Excess Commercialization Costs in the applicable Budget, as applicable (d) assisting in the preparation of other budgets and annual and long-term plans for JSC approval, (e)

as requested by a Party, coordinating the preparation of quarterly updates to annual budgets, (f) assisting the JCC and JCC in developing the long-range forecast for commercial supply of the Products, (g) supporting the development of the revenue forecast model or methodology; (h) supporting development and review of Product revenue forecasts at each official submission and update; and (i) review of the any question regarding reports set out in Section 8.3.4 with respect to Net Sales and calculation of resulting royalties;
2.7.2.recommending and approving procedures, formats and timelines consistent with this Agreement for reporting financial data and assist in resolving differences that relate to the financial terms of this Agreement; provided, that no Party shall be required to make any material changes to its internal accounting and reporting systems and standards;
2.7.3.recommending to the JSC any changes to, or additional items to be included within the Allowable Expenses;
2.7.4.on a quarterly basis, reviewing the costs and expenses to be included in the Allowable Expense calculation in accordance with the terms of this Agreement;
2.7.5.reviewing calculations of the amount of any payments to be made by the Parties (or their Affiliates) hereunder, reviewing the reconciliation of payments and discussing and recommending to the Parties the most appropriate and tax effective methods of cost sharing and determination and distribution of the Net Profits or Net Losses to a Party or its Affiliates consistent with this Agreement;
2.7.6.coordinating audits of data where appropriate and required or allowed by this Agreement;
2.7.7.coordinating with the other Committees, as appropriate and applicable;
2.7.8.establishing the inter-party procedures, contracts (if necessary), and financial structure necessary to effect that economic result contemplated by this Agreement and monitoring and maintaining such structure;
2.7.9.recommending and approving adjustments to the timing of true-up payments pursuant to Section 8.4; and
2.7.10.perform such other functions as are assigned to the JFC as set forth herein or as the Parties may mutually agree in writing.
Section 2.8Intellectual Property Operating Committee. Subject to the authority of each JSC as set forth in Section 2.3, the IPOC shall be responsible for overseeing all intellectual property matters related to the Compound and Products (including the Parties’ publication of material regarding the Compound or Products), including with respect to the matters set forth below, and recommending strategies with respect thereto, but the IPOC shall not have any decision-making authority. The IPOC’s responsibilities shall include (i) providing guidance with respect to procedural matters regarding the prosecution and maintenance of intellectual property related to the Compounds and Products; (ii) making recommendations, including to applicable Committees, regarding strategies for Product exclusivity and market protection and for obtaining, maintaining, defending and enforcing patent or trademark protection for the Compounds and Products, including claiming strategy, country scope for patent filings, trademark filing strategy, country scope for trademark filings, Patent extensions, enforcement actions, freedom to operate clearances, challenges to Third Party blocking intellectual property and licensing strategies for intellectual property necessary or useful for Exploiting the Compounds and Products in the Field in the Territory; (iii) performing review and clearance of disclosures and publications of intellectual property related to the Compounds or Products as set forth in Section 12.2.1 and Section 12.6; (iv) serving as a forum for the prompt disclosure of all material issues relating to the intellectual property that is the subject of this Agreement; (v) facilitating cooperation between the Parties (including their respective internal and external counsels) on the intellectual property provisions set forth under this Agreement and local Applicable Law in the Territory; and (vi) updating or reconfirming the anticipated market exclusivity period for each Product for the United States, the European Union and other markets as needed by applicable Committees.
Section 2.9Compliance Committee. The Parties agree to establish a Compliance Committee (the “Compliance Committee”) within [***] days after the Effective Date of this Agreement. The Compliance

Committee shall be comprised of [***] representative from each Party or such other number as may be mutually agreed by the Parties, provided that each Party at all times shall have an equal number of representatives on the Compliance Committee. Subject to the terms and conditions of this Agreement, the Compliance Committee shall have overall responsibility for seeking to resolve discrepancies between the Parties’ respective compliance policies; managing compliance with corporate integrity agreements and deferred prosecution agreements (or similar agreements/settlement documents) to which either of the Parties, which are engaged in Development or Commercialization, are subject; and ensuring a process to monitor the Parties’ activities under this Agreement for compliance with all Applicable Law. The Compliance Committee shall not have any decision-making authority.
Section 2.10General Provisions Applicable to Committees. The following general provisions shall govern the conduct of each of the Committees, except as otherwise agreed by the Parties:
2.10.1Meetings and Minutes. Each JSC shall meet at least [***] per year and each JMDRC, each JCC, the JMC and JFC shall each meet quarterly or, in each case, at such higher frequency as otherwise agreed by the Parties, with the location of such meetings, if not virtual, alternating between locations designated by Myovant and locations designated by Pfizer. Representatives of the Parties on a Committee may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants. The chairperson of the applicable Committee shall be responsible for calling meetings on no less than [***] Business Days’ notice (unless the Parties consent in writing to a shorter notice period). Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least [***] Business Days in advance of the applicable meeting; provided that under exigent circumstances requiring input by a Committee, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting, such consent not to be unreasonably withheld, conditioned or delayed. The chairperson of a Committee shall prepare and circulate for review and approval of the Parties minutes of each meeting within [***] days after the meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the applicable Committee.
2.10.2Procedural Rules. Each Committee shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of the Committee shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. Employees of each Party (or its Affiliates) that are not representatives of such Party on a Committee may attend meetings of such Committee with prior written notice to the other Party; provided, however, that such attendees (a) shall not vote or otherwise participate in the decision-making process of the Committee, and (b) are bound by obligations of confidentiality and non-disclosure equivalent to those set forth in Article XII.
2.10.3Decision-Making.
(a)Within the Committees. Except as expressly provided in this Section 2.10.3, actions to be taken by each Committee shall be taken only following a unanimous vote, with the representatives of each Party on such Committee collectively having one (1) vote. Each Party shall use, and shall ensure that its representatives on a Committee use, reasonable good faith efforts to reach consensus on all matters submitted to any such Committee or Working Group.
(b)Disagreements on a Committee. Without limiting the other rights and obligations of the Parties under this Agreement, any disagreement between the designees of the Parties on any JMDRC, the JMC, the JFC, any JCC, IPOC or Compliance Committee as to matters within such Committee’s jurisdiction shall upon notice by a Party to the other, be submitted to either JSC for resolution (provided that: (i) if the matter relates solely or mainly to the WH Product(s) or Pediatric Product(s), if Developed, such matter shall be submitted to the WH JSC, (ii) if the matter relates solely or mainly to the Oncology Product(s), such matter shall be submitted to the Oncology JSC; and (iii) with respect to any matter that does not fall within the foregoing subclause (i) or (ii), such matter shall be submitted to both JSCs). If (x) such JSC does not resolve any such matter submitted to it for resolution within [***] Business Days after such submission (or, in the case of any matter described in Section 2.10.3(b)(iii), if both JSCs do not unanimously agree on such matter submitted to them for resolution within [***] Business Days after such submission), or (y) any JSC fails to resolve any disagreement between the designees of the Parties on such JSC with respect to any other matter within its jurisdiction within [***] Business Days after initially considering such matter, the matter shall be submitted for attempted resolution by the Executive Officers. If such matter is not resolved by the Executive Officers within [***] Business Days of such matter having referred to them, such unresolved matter shall constitute an “Unresolved Committee Matter.”
(c)Final Decision-Making; Deadlock. With respect to any Unresolved Committee Matter:
(i)Myovant shall have final decision-making authority with respect to the following Unresolved Committee Matters (each, a “Myovant Controlled Matter”): (A) [***]; (B) [***]; (C) [***]; (D) [***]; (E) [***]; (F) [***]; and (G) [***].
(ii)Subject to subclause (i) above, Pfizer shall have final decision-making authority with respect to the following Unresolved Committee Matters (each, a “Pfizer Controlled Matter”): (A) [***]; (B) [***]; (C) [***]; (D) [***]; (E) [***]; (F) [***]; and (G) [***].
(iii)Any Unresolved Committee Matter that is not a Myovant Controlled Matter or Pfizer Controlled Matter [***], except that, if such Unresolved Committee Matter is an Arbitration Matter, either Party may refer any such Arbitration Matter for resolution under Section 17.2. [***].
2.10.4.Limitations on Authority. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in a Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. No Committee shall have the power to amend, modify, or waive compliance with any provision of this Agreement, which may only be amended or modified as provided in Section 18.7 or compliance with which may only be waived as provided in Section 18.12.
2.10.5.Working Groups. From time to time, any Committee may establish and delegate duties to other committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities. Each such Working Group shall be constituted and shall operate as such Committee determines; provided that each Working Group shall have equal representation from each Party unless otherwise agreed to by the applicable Committee; provided, further, unless otherwise expressly set forth herein, that any dispute between the representatives of each Party shall be referred to such Committee for resolution in accordance with Section 2.10.3 and the other terms and conditions of this Agreement. Working Groups may be established on an ad hoc basis for purposes of a specific project, for the Term or on such other basis as such Committee may determine. Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, such Committee. In no event shall the authority of the Working Group exceed that specified for the relevant Committee in this Article II.
2.10.6.Joint Review Committees.
(a)On the Effective Date in the case of the Oncology Product(s), and in the case of the WH Product(s) reasonably in advance of launch of the WH Product(s) in the Co-Promotion Territory, the Parties shall establish a joint review committee to govern the implementation and use of Promotional and Educational Materials with respect to the WH Product(s) in the Co-Promotion Territory (the “Joint WH Review Committee”), and a joint review committee to govern the implementation and use of Promotional and Educational Materials with respect to the Oncology Product(s) in the Co-Promotion Territory (the “Joint Oncology Review Committee”) (each such committee, a “Joint Review Committee”), as a Working Group under the overall supervision of the WH JSC or the Oncology JSC, respectively. Each Joint Review Committee shall consist of at least [***] representatives from each of the Parties, with [***] representative from each of such Party’s medical, legal and regulatory teams, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Party appointing him or her with respect to the issues falling within the jurisdiction of such Joint Review Committee. As of the Effective Date, each Party’s representatives of each Joint Review Committee are as set out in Exhibit 2.2.
2.10.7.The Joint WH Review Committee and the Joint Oncology Review Committee shall (with respect to the WH Product(s) and the Oncology Product(s) in the Co-Promotion Territory, respectively):

(a)review and, where appropriate, approve the proposed Promotional and Educational Materials for the applicable Product in the Field for use in the Co-Promotion Territory;
(b)periodically evaluate the suitability of any Promotional and Educational Materials with respect to the applicable Product in the Field in the Co-Promotion Territory; and
(c)discuss and propose the strategy to the applicable JCC in relation to submissions and interactions with the Office of Prescription Drug Promotion (OPDP) in the US (the “OPDP Strategy”).
2.10.8.[***].
Section 2.11Alliance or Project Manager.
2.11.1.Appointment. Within [***] days following the Effective Date, each Party shall appoint (and notify the other Party of the identity of) a representative of such Party to act as its alliance or project manager under this Agreement (each an “Alliance Manager”). Each Party may replace its Alliance Manager at any time by written notice to the other Party. Each Party’s Alliance Manager shall be an additional representative on each Committee.
2.11.2.Specific Responsibilities. The Alliance Managers will serve as the primary contact point between the Parties for the activities under this Agreement for the purpose of providing each Party with information on the progress of Development and Commercialization of the Products and shall have the following responsibilities:
(a)facilitate the flow of information and otherwise promote communication, coordination and collaboration between the Parties;
(b)coordinate the various functional representatives of each Party, as appropriate, in developing and executing strategies and plans for the Products;
(c)provide a single point of communication for seeking consensus both internally within each Party’s organization and between the Parties regarding key strategy and planning issues, including updates to the Committees;
(d)assist the integration of teams across functional areas;
(e)assist Committees in identifying and raising cross-Party or cross-functional disputes in a timely manner; and
(f)perform such other functions as agreed by the Parties.
Section 2.12.Expenses. Each Party shall bear its own costs, including travel costs and taxes (whether imposed on the personnel or the Party), for personnel serving on the Committees or Working Groups, except as otherwise explicitly agreed herein. Expenses so borne by either Party shall not be deemed to constitute Allowable Expenses.
Section 2.13.Disbandment. Notwithstanding anything to the contrary herein, any Committee or Working Group under this Agreement may be dissolved upon the mutual written agreement of the Parties. In the event of disbandment of any Working Group, all responsibilities and decisions allocated to such Working Group shall revert to the Committee that created such Working Group. In the event of disbandment of any Committee other than a JSC, all responsibilities and decisions allocated to such Committee shall be deemed allocated to the applicable JSC. In the event of disbandment of a JSC, all responsibilities and decisions allocated to such JSC shall be deemed allocated to the Executive Officers, provided that the final decision-making authority of each Party shall remain in accordance with Section 2.10.3(c).
ARTICLE III.
DEVELOPMENT
Section 3.1Joint Development.
3.1.1Joint Medical Affairs and Development Plans and Budgets.

(a)The Development and medical affairs related activities with respect to the WH Product(s) in the WH Field and, if Developed, the Pediatric Product in the Pediatric Field in the Co-Promotion Territory shall be conducted pursuant to a plan and budget (the “WH Joint Medical Affairs and Development Plan and Budget”), and the Development and medical affairs related activities with respect to Oncology Product(s) in the Oncology Field in the Co-Promotion Territory shall be conducted pursuant to a plan and budget (the “Oncology Joint Medical Affairs and Development Plan and Budget”) (each such plan and budget, a “Joint Medical Affairs and Development Plan and Budget”), which, with respect to the WH Product(s) or the Oncology Product(s), respectively, shall:
(i)set forth the budget for the anticipated Development Costs and Manufacturing Costs in relation to such Development, including those with respect to such medical affairs and Development activities, with separate budget allocation for: (a) [***]; (b) [***] and (c) [***]; and
(ii)assign responsibility for performing all such medical affairs and Development activities as between the Parties; provided that, unless otherwise agreed by the Parties: (1) [***]; and (2) [***]; and (3) [***].
(b)The initial WH Joint Medical Affairs and Development Plan and Budget is attached to the [***], and the initial Oncology Joint Medical Affairs and Development Plan and Budget is attached to the [***]. Each such initial Joint Medical Affairs and Development Plan and Budget includes: (i) an initial budget covering anticipated Development Costs from the Effective Date through [***]; and (ii) a plan setting out a list of Clinical Trials and Other Studies to be performed covering the period from the Effective Date through [***] and the general budget of estimated costs and timelines with respect thereto (such list, the “Long-Term Study Plan”). Prior to each [***] after the Effective Date, each JMDRC shall review the applicable Joint Medical Affairs and Development Plan and Budget, for the purpose of considering appropriate amendments thereto, and review and update such plans to reflect the Development Costs reasonably expected to be incurred for the subsequent Budget Period for the then ongoing medical affairs activities and Development of the applicable Product(s) in the Field in the Co-Promotion Territory. Any updated Joint Medical Affairs and Development Plan and Budget for a Calendar Year will be agreed to by the applicable JSC by [***] of the preceding Calendar Year, and must set out the budget for Development Costs in relation to the Clinical Trials and the Other Studies set out in the Long-Term Study Plan.
(c)The applicable JSC shall agree if and when the Parties shall commence Development of the Products in the Field in Canada. Following such time, the applicable JSC shall amend the applicable Joint Medical Affairs and Development Plan and Budget to reflect the additional medical affairs and Development activities and budget with respect to Canada, such amendment shall include any Required Studies with respect to such Product in Canada and any additional regulatory costs associated therewith shall be included in the amended budget.
3.1.2Additional Amendments to the Joint Medical Affairs and Development Plan and Budget.
(a)In addition to the annual review of each Joint Medical Affairs and Development Plan and Budget by the applicable JMDRC under Section 3.1.1(b), either Party, directly or through its representatives on the relevant JMDRC, may propose updates or amendments to the applicable Joint Medical Affairs and Development Plan and Budget from time to time as appropriate. Any and all such updates or amendments to any Joint Medical Affairs and Development Plan and Budget shall be considered by the applicable JMDRC and approved by the applicable JSC as set forth in Section 2.3.5 and Section 2.3.10.
(b)No amendments to any Joint Medical Affairs and Development Plan and Budget shall take effect, unless and until such amendments are approved by the applicable JSC.
3.1.3Diligence; Cost Overruns.
(a)Co-Promotion Territory.
(i)[***] shall use [***] to perform the medical affairs and Development activities assigned to it under each Joint Medical Affairs and Development Plan and Budget for the Co-Promotion Territory in accordance with the timeline and budget set forth therein, including [***].
(ii)[***] shall use [***] to Develop and obtain Regulatory Approval of the WH Product for Uterine Fibroids and the WH Product for Endometriosis, in each case, in the United States.

Following the date agreed by the Parties for the commencement of the Regulatory Activities with respect to Canada pursuant to Section 4.1.2(a), the Party responsible for seeking Regulatory Approval for the WH Product in the Field and the Oncology Product in the Field in Canada, as determined by the Parties, which may be the same or different Parties, shall use [***] Commercially Reasonable Efforts to obtain Regulatory Approval of the Oncology Product for prostate cancer, or the WH Product for Uterine Fibroids and the WH Product for Endometriosis, as applicable, in Canada.
(iii)[***] shall use [***] to [***] set forth in (i) the WH Joint Medical Affairs and Development Plan and Budget related to seeking Regulatory Approval of the WH Product for Uterine Fibroids and the WH Product for Endometriosis, in each case, in the United States and (ii) following the date agreed by the JSC for the commencement of Development of the Products in the Field in Canada pursuant to Section 3.1.1(c), the applicable Joint Medical Affairs and Development Plan and Budget related to seeking Regulatory Approval of the Oncology Product for prostate cancer, the WH Product for Uterine Fibroids and the WH Product for Endometriosis, in Canada.
(iv)Operational or tactical level decisions necessary to execute the medical affairs and Development activities assigned to a Party pursuant to each Joint Medical Affairs and Development Plan and Budget, shall be within the decision-making authority of such Party; provided that: (i) all such decisions shall be consistent with the terms of this Agreement, the scope of such assignment, Applicable Law, the applicable Joint Medical Affairs and Development Plan and Budget and the decisions of the applicable Committees hereunder; and (ii) such Party shall periodically consult the applicable JMDRC with respect to operationalizing such operational or tactical level decisions and shall reasonably take into account such JMDRC’s comments with respect thereto.
(b)Pfizer Territory. Following Option Closing (if it occurs):
(i)if Pfizer wishes to perform any Clinical Trials or Other Studies for the Oncology Product in the Oncology Field in the Pfizer Territory which are not already set out in the then-current Development Component of the Pfizer Operation Plan, Pfizer shall submit detailed particulars of such proposed Clinical Trials or Other Studies for the Oncology JMDRC’s approval. Upon any approval by the Oncology JMDRC of such proposal, such proposal shall be deemed to be included as part of the Development Component of the Pfizer Operation Plan.
(ii)Following Option Closing (if it occurs), operational or tactical level decisions necessary to execute any medical affairs and Development activities in the Pfizer Territory shall be within the decision-making authority of Pfizer; provided that: (i) all such decisions shall be consistent with the terms of this Agreement and Applicable Law; and (ii) Pfizer shall periodically consult the Oncology JMDRC with respect to operationalizing such operational or tactical level decisions and shall reasonably take into account the Oncology JMDRC’s comments with respect thereto.
Section 3.2Performance Obligations.
3.2.1Each Party shall perform, or cause to be performed, any and all of its Development activities in a good scientific manner and in compliance with all Applicable Law, including applicable Good Practices.
3.2.2Clinical Trial Transparency. Without limiting the foregoing, each Party will maintain compliance with all Applicable Laws related to clinical trial transparency for the Products in the Field in the Territory, as well as any industry guidelines or codes of conduct, or other internal transparency policies that may apply to either the sponsor of any Clinical Trial for the Products in the Field in the Territory or the owner of any Regulatory Approval for the Products in the Field in the Territory. Without limiting the foregoing: (a) for clinical trial transparency activities associated with clinical trial sponsorship, each Party: (i) will perform registration (e.g., posting and maintaining protocol information) and summary results posting and maintenance activities on public registries or websites as required by Applicable law for all Clinical Trials or Other Studies of Products in the Field in the Territory, whether before or after the Effective Date, (ii) may register and post summary results for any Clinical Trials or Other Studies of Products in the Field in the Territory commenced after the Effective Date in accordance with such Party’s individual registration transparency policies for clinical trials that such Party sponsors, and (iii) will follow its patient-level data and document sharing policies, will comply with any applicable data sharing requirements relating to Clinical Trials or Other Studies sponsored by such Party, and will provide appropriate notification to the other Party of any such data sharing; and (b) each Party will retain responsibility for clinical trial transparency activities and requirements applicable to such Party as the owner of an NDA. The Parties will cooperate with each other as reasonably requested so that each Party may satisfy its Clinical Trial transparency and data sharing requirements consistent with this Section 3.2.2.
Section 3.3No Development Outside of Development Plan in Co-Promotion Territory.
3.3.1Except as set forth in Section 3.7 below, Pfizer shall not, and shall ensure that its Affiliates and Sublicensees shall not, directly or indirectly, conduct, initiate, sponsor, fund (other than via any investigator-initiated research outside of the Field), or supply any Product for any Development activities anywhere in the world with respect to the Products unless such activities are set forth in a Joint Medical Affairs and Development Plan and Budget, or, following Option Closing, if it occurs, the Development Component of the Pfizer Operation Plan (provided that, in relation to any Clinical Studies and Other Studies set out in the Development Component, solely as approved by the applicable JMDRC under Section 2.4.3) or otherwise by written agreement between the Parties.
3.3.2Myovant shall not, and shall ensure that its Affiliates and Sublicensees shall not, directly or indirectly, conduct, initiate, sponsor, fund, or supply any Product in the Field for any Development activities with respect to the Products in the Field in the Territory unless such activities are assigned to Myovant in a Joint Medical Affairs and Development Plan and Budget or otherwise by agreement between the Parties (including pursuant to any Supply Agreement, if any); provided, however, that nothing in this Section 3.3.2 shall prevent Myovant, any Existing Myovant Third Party, or its Affiliates or Excluded Affiliates, from performing any such activities solely with respect to the (i) WH Product(s) in the WH Field for the Pfizer Territory or (ii) Products for the Takeda Territory.
Section 3.4Records and Reports; Inspections.
3.4.1Each Party shall, and shall cause its Affiliates and Third Party subcontractors to, maintain, in good scientific manner, complete and accurate written records, accounts, notes, reports, and data pertaining to its Development activities hereunder (all the foregoing, the “Records”), including [***] in sufficient detail to verify compliance with its obligations under this Agreement, in conformity with standard pharmaceutical practices and the terms of this Agreement. Without limiting the foregoing, such Records shall (a) be appropriate for patent and regulatory purposes, (b) be in compliance with Applicable Law, (c) properly reflect all work done and results achieved in the performance of the Development activities, and (d) be retained by such Party for at least [***] years after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law. Each Party shall have the right, no more than once per Calendar Year, during normal business hours and upon reasonable prior written notice, at its own cost (such cost will not be an Allowable Expense) to inspect and review all such Records maintained by the other Party or its Third Party subcontractors pursuant to this Section 3.4.1 to ensure compliance with the terms of this Agreement; provided that the inspecting Party shall maintain such books and records and information disclosed therein in confidence in accordance with Article XII. Solely to the extent (i) [***] and (ii) required for Myovant to meet its obligations under the [***], Pfizer shall send to Myovant legible copies of such Records relating to activities under any Joint Medical Affairs and Development and Budget or, if following Option Closing (if it occurs), the Development Component of the Pfizer Operation Plan. In addition, Pfizer shall, upon Myovant’s request, participate in good faith discussions with Myovant and Takeda at least annually to facilitate information sharing and the global coordination of the Exploitation of the Compound and Product.
3.4.2Without limiting Section 3.4.1, each Party shall keep the applicable Committee informed of progress and results of activities for which it is responsible or that it is permitted to conduct hereunder through its members on such Committee at each regularly scheduled meeting thereof and as otherwise provided herein. Without limiting the foregoing, within [***] days following [***], or such other timeframe agreed by the JDC, during which a Party is conducting any Development activities hereunder, such Party shall provide the applicable JDC with a reasonably detailed report of such Development activities it has performed, or caused to be performed, since the preceding report (or with respect to the first such report, since the Effective Date) and its Development activities in process, and the future activities it expects to initiate, and such other information as determined by the JDC, which shall include such information as required for Myovant to provide [***].

Section 3.5Development Costs.
3.5.1Allocation of Development Costs.
(a)Joint Medical Affairs and Development Costs. Each Party (or any of its Affiliates) shall initially bear the costs and expenses incurred by such Party (or any of its Affiliates) in connection with performing medical affairs and Development activities under the Joint Medical Affairs and Development Plan and Budget, and any Development Costs to the extent constituting Allowable Expenses shall be shared between the Parties in accordance with Section 8.5.1 subject to Section 8.5.4.
(b)Other Allocation of Development Costs. Following Option Closing (if it occurs), Pfizer shall bear [***] of all FTE costs and Costs incurred by or on behalf of Pfizer or its Affiliates for Development of the Oncology Product in the Oncology Field in the Pfizer Territory.
3.5.2.Development Cost Reports. Each Party shall report to the other Party and each JMDRC, within [***] days after the end of each month, the Development Costs incurred by or on behalf of such Party or its Affiliates during such month under the applicable Joint Medical Affairs and Development Plan and Budget. Such report shall specify in reasonable detail, in a form as the Parties may mutually agree from time-to-time, all amounts included in such Development Costs during such month. Each such report shall enable the receiving Party to compare the reported Development Costs against the applicable Joint Medical Affairs and Development Plan and Budget, on both a monthly basis and a cumulative basis for each activity. The Parties shall seek to resolve any questions related to such cost reports within [***] days following receipt by each Party of the other Party’s report hereunder.
3.5.3.Payments. As part of the reconciliation of Net Profits and Net Losses set forth in Section 8.5, Development Costs shall also be reconciled so that each Party bears [***] of the Development Costs provided in Section 3.5.1 for the applicable Calendar Quarter. There will be a single reconciliation of Net Profit/Net Losses under Section 8.5 and Development Costs such that there is one net payment made by one of the Parties to achieve the necessary reconciliation.
Section 3.6.Sharing of Data and Know-How. Each Party shall (and shall cause its Affiliates to) reasonably cooperate with the other Party to promptly share and provide access to the following (to the extent not already shared under Section 10.4): (a) all Clinical Trial data and results generated pursuant to the applicable Joint Medical Affairs and Development Plan and Budget and (b) such Other Collaboration Know-How, Product Collaboration Know-How and Know-How in Myovant Background IP (in the case of Myovant) and Know-How in Pfizer Background IP (in the case of Pfizer), including the Core Data Sheet, as is reasonably necessary for the other Party to exercise its rights or fulfill its obligations under this Agreement. Without limiting the foregoing, each Party shall promptly inform and disclose to the other Party through the IPOC all Joint Other Collaboration Know-How and Product Collaboration Know-How no later than [***] days after it first learns of the creation, discovery or development thereof if such Joint Other Collaboration Know-How or Product Collaboration Know-How contains patentable information based on the reasonable judgement of such Party. The JSC may establish, to the extent mutually agreed to by the Parties, reasonable policies to effectuate such exchange of data and Know-How between the Parties.
Section 3.7.Pre-Clinical Activities. Should [***] wish to conduct pre-clinical activities involving any Compound or Product outside the Joint Medical Affairs and Development Plan and Budget ([***]), [***] will submit a proposal in writing to the applicable JMDRC for approval. [***] shall ensure that such proposal shall include the [***] reasonably necessary for the performance of such activities. If the applicable JMDRC approves such pre-clinical activities: (a) [***] may perform such pre-clinical activities at its cost, and [***] will use [***] to provide [***] Pfizer with [***] approved by JMDRC, subject to availability and as promptly as practicable; and (b) [***] shall report or otherwise share the data and results from such pre-clinical activities in the manner agreed by the JMDRC. The cost of [***] by [***] (including the [***]) shall be deemed to be [***].
Section 3.8.Co-Administration Studies, New Products and Pediatric Products.
3.8.1.In the event that either Party desires to conduct one or more Co-Administration Studies involving an Other Product and the Compound or Product, such Party, on or before initiating such Co-Administration Study or Studies (the “Proposed Co-Administration Studies”) shall provide the applicable

JMDRC with a study plan(s), proposed protocol(s) and budget(s) for such Proposed Co-Administration Studies as well as additional information that the applicable JMDRC may reasonably request related to such Co-Administration Studies. If such JMDRC approves the inclusion of such Proposed Co-Administration Studies in the applicable Joint Medical Affairs and Development Plan and Budget, such JMDRC shall amend the applicable Joint Medical Affairs and Development Plan and Budget for conducting such Proposed Co-Administration Studies and the applicable Party may perform such Co-Administration Study in accordance with the terms of this Agreement. Without limiting the licenses granted hereunder, each Party, with respect to the Other Product to the extent developed or commercialized by such Party and used in any Co-Administration Studies conducted under this Section 3.8.1 and, with respect to the Product in the Field used in any Co-Administration Studies conducted under this Section 3.8.1, shall have the perpetual, irrevocable right and license to utilize the data obtained from such Co-Administration Studies in connection with submission of Regulatory Materials, seeking Regulatory Approvals for and commercializing such Other Product. No other right, title, interest or license, express or implied, in or to the Other Product, including the right to receive any payments in connection with the commercialization of such Other Product, is granted by either Party or any of its Affiliates to the other Party or any of its Affiliates hereunder, notwithstanding any participation in or sharing of any costs by such Party.
3.8.2.New Products. Neither Party may perform any Development activities with respect to any New Product in the Field in the Territory, unless the Parties have agreed in writing to Develop a New Product as part of the Joint Medical Affairs and Development Plan and Budget, provided that, the Parties shall also agree to any relevant adjustments to this Agreement to account for such New Product, [***], any [***] used or incorporated in such New Product, as applicable. Nothing in this Section 3.8.2 shall prevent Myovant (whether by itself or with any Existing Myovant Third Party) from performing [***].
3.8.3.Pediatric Products. The Development activities with respect to the Pediatric Product in the Pediatric Field in the Co-Promotion Territory are set out in the initial WH Joint Medical Affairs and Development Plan and Budget. In addition, either Party may propose to include any additional Product for Development in a pediatric indication or any additional pediatric indication in the WH Joint Medical Affairs and Development Plan and Budget.
ARTICLE IV.
REGULATORY MATTERS AND DATA PRIVACY
Section 4.1Regulatory Activities.
4.1.1Regulatory Strategy in the Co-Promotion Territory. Each Joint Medical Affairs and Development Plan and Budget shall include the regulatory strategy for obtaining and maintaining Regulatory Approvals for the applicable Product in the Field in the Co-Promotion Territory.
4.1.2Regulatory Activities Generally.
(a)Co-Promotion Territory. The Parties agree that Myovant shall be responsible for and shall have the sole right with respect to (i) the preparation, submission, and maintenance of all Regulatory Materials (including Drug Approval Applications), and (ii) conducting communications with the applicable Regulatory Authorities (together the “Regulatory Activities”), in each case, with respect to the Products in the United States. The Parties shall reasonably agree as to when Regulatory Activities with respect to Canada shall commence and which Party shall be responsible for Regulatory Activities for the Products in the Field in Canada and accordingly the Regulatory Party with respect to Canada.
(b)Pfizer Territory.
(i)Following Option Closing (if any), the marketing authorization with respect to the Oncology Product(s) in the Oncology Field in any country or jurisdiction in the Pfizer Territory shall be transferred to or otherwise held by Pfizer, unless otherwise agreed between the Parties in writing. Upon the approval of such transfer to Pfizer by the relevant Regulatory Authority or any other date agreed by the Parties in writing, Myovant shall use [***] to transfer all Regulatory Materials (including Drug Approval Applications) and communications with the applicable Regulatory Authorities for the Pfizer Territory to Pfizer and Pfizer shall, following such transfer, be responsible for and shall have the sole right with respect to the Regulatory Activities with respect to such Oncology Product(s) in such country or jurisdiction in the Pfizer Territory.

Pfizer shall fully co-operate with Myovant in order to facilitate such transfer of Regulatory Materials from Pfizer to Myovant, including executing any documents required for such transfer. Myovant shall be responsible for its costs of providing any reasonable assistance to Pfizer with respect to such transfer of marketing authorization to Pfizer, provided that, if Myovant is required to perform any regulatory activities or assistance beyond what is considered reasonable in connection with such transfer, the Parties shall agree in writing the cost to be reimbursed to Myovant for such activities or assistance prior to such costs being incurred by Myovant.
(ii)Following Option Closing (if it occurs), Pfizer shall use [***] to seek Regulatory Approvals for the Oncology Product in the Oncology Field in the applicable [***] as determined in accordance with Exhibit 1.144 in the Pfizer Territory.
4.1.3Consistency with Joint Medical Affairs and Development Plan and Budget. Each Regulatory Party shall ensure that the Regulatory Materials (including Product Labeling) and communications, for which it is responsible: (a) in the Co-Promotion Territory shall be consistent with the applicable Joint Medical Affairs and Development Plan and Budget and the then-current Core Data Sheet for the applicable Product, and (b) in the Territory, the then-current Core Data Sheet for the applicable Product.
4.1.4Coordination through JMDRC.
(a)Co-Promotion Territory. In respect of the Regulatory Activities for which the Regulatory Party is responsible in the Co-Promotion Territory, the Regulatory Party shall promptly provide to the applicable JMDRC all proposed material Regulatory Materials to be filed with or submitted to any Regulatory Authority, and copies and details of Regulatory Materials including final Product Labeling and specifications received by such Regulatory Party from the Regulatory Authorities in the Co-Promotion Territory, in each case, relating to any Product in the Field, for the Non-Regulatory Party’s review and comments (and, in the case of the Major Regulatory Filings, for JSC approval under Section 2.4.12 or JMC approval under Section 2.6.3 in relation to CMC portions thereof), sufficiently in advance of the Regulatory Party’s filing or submission thereof. The Regulatory Party shall reasonably consider all comments provided by such Non-Regulatory Party in connection with the Regulatory Materials with respect to the Co-Promotion Territory and shall respond within a reasonable time frame to all reasonable inquiries by such Non-Regulatory Party with respect thereto.
(b)Pfizer Territory. In respect of the Regulatory Activities for which the Regulatory Party is responsible in the Pfizer Territory, the Regulatory Party shall promptly provide to the other Party copies of all Major Regulatory Filings filed with any Regulatory Authority in the Pfizer Territory, in each case, relating to any Product in the Field. In addition, to the extent requested by [***], if Pfizer is the Regulatory Party with respect to the Pfizer Territory, Pfizer shall provide copies of proposed Regulatory Materials to be filed with any Regulatory Authority relating to any such Product sufficiently in advance of Pfizer’s filing or submission thereof, and shall reasonably consider all comments provided by [***] via Myovant to the extent required under the [***] Agreement.
Section 4.2Regulatory Materials. Except as otherwise agreed by the Parties, all Regulatory Materials (including any Regulatory Approval and Product Labeling) relating to any Product in the Field in a country in its Territory shall be owned by, and shall be the sole property and held in the name of, the Regulatory Party for such country or its designated Affiliate or designee. The Non-Regulatory Party for a country hereby assigns to the Regulatory Party for a country (or its designated Affiliate or designee) all of its right, title, and interest in and to all Regulatory Materials (excluding any Know-How in or other intellectual property with respect to such Regulatory Materials, the ownership of which is governed Article XI) that may be owned by such Non-Regulatory Party or its Affiliates with respect to such country from time to time during the Term (other than such Regulatory Materials that are personal to such Non-Regulatory Party or its Affiliates and not relating primarily to one or both of the Products). If any such written or electronic correspondence received by a Party or its Affiliates from any Regulatory Authority relates to the withdrawal, suspension or revocation of Regulatory Approval for any Product, the prohibition or suspension of the Manufacture or supply of such Product, or the initiation of any investigation, review or inquiry by such Regulatory Authority concerning the safety of such Product, such Party shall notify the other Party and provide the other Party with copies of such written or electronic correspondence, as permitted by Applicable Law, as soon as practicable, but not later than [***] Business Days after receipt thereof.

Section 4.3Interactions with Regulatory Authorities.
4.3.1Subject to oversight of the applicable JMDRC, the applicable Regulatory Party for a country and a Product in the Field (or its Affiliate or designee) shall have primary responsibility for interacting with Regulatory Authorities in the applicable country, responding to inquiries of such Regulatory Authorities with regard to the Regulatory Materials for such Product and filing all post-approval updates to Regulatory Materials, such as periodic or ad-hoc safety update reports, supplements and amendments, as well as routine maintenance of the submissions of the Regulatory Materials that must be provided with respect to such Product at periodic intervals to such Regulatory Authorities. The Non-Regulatory Party shall use [***] to cooperate with such Regulatory Party and to provide such assistance as reasonably requested by such Regulatory Party in connection with such activities.
4.3.2In respect of the Regulatory Activities in the Co-Promotion Territory for which the Regulatory Party is responsible, the Non-Regulatory Party shall be permitted to have up to [***] of its designees attend all in person or other meetings with Regulatory Authorities (or, in the case of Regulatory Activities for the Pfizer Territory, [***] designee from [***] to the extent requested by [***] and required under the [***] Agreement), notice of which shall be given by such Regulatory Party to such Non-Regulatory Party sufficiently in advance thereof to allow such Non-Regulatory Party to prepare for and participate meaningfully in such meeting; provided, however, that if prior to such meeting, such Regulatory Party cannot reasonably provide notice to such Non-Regulatory Party because the meeting must take place immediately, such Regulatory Party may act at its own discretion, in a manner consistent with the applicable Joint Medical Affairs and Development Plan and Budget or the Development Component. The Regulatory Party shall promptly furnish the other Party with copies of all substantive contact reports concerning substantive conversations or minutes from any substantive meetings with a Regulatory Authority with respect to any IND related to a Product in the Field in the Co-Promotion Territory. The Non-Regulatory Party for a country shall use [***] to support the Regulatory Party for such country in obtaining Regulatory Approval for such Product in such country and in the activities in support thereof, including providing necessary documents or other materials, including applicable CMC documentation and cGLP, cGCP, cGMP documentation and data, required by Applicable Law to obtain such Regulatory Approval, provided that, following Option Closing (if it occurs), in the case of the Pfizer Territory, Myovant shall be responsible for its costs of providing any reasonable assistance to Pfizer with respect to such support to enable Pfizer to obtain Regulatory Approval for the Oncology Product in the Major Countries, provided that, if Myovant is required to perform any activities or assistance beyond what is considered reasonable, the Parties shall agree in writing the cost to be reimbursed to Myovant for such activities or assistance prior to such costs being incurred by Myovant.
Section 4.4Product Withdrawals and Recalls; Clinical Trial Holds.
4.4.1If (a) any Regulatory Authority threatens, initiates or advises any action to remove a Product in the Field from the market in any country the Territory or requires or advises a Party or any of their respective Affiliates, Sublicensees or Third Party Distributors to distribute a “Dear Doctor” letter or its equivalent regarding use of such Product, or (b) either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal of such Product or distribution of a “Dear Doctor” letter or its equivalent regarding use of the Product, then in each case ((a) or (b)) Myovant or Pfizer, as applicable, shall notify the other Party of such event or determination immediately, and in any event within [***] hours (or sooner if required by Applicable Law) after such Party becomes aware of the event or makes such determination. The applicable JSC shall discuss and agree upon whether to recall or withdraw such Product or distribute such “Dear Doctor” letter under Section 2.3.14. If the JSC cannot agree on how to proceed in light of such potential recall, market withdrawal or “Dear Doctor” letter, then the applicable Regulatory Party for a country and a Product in the Field (or its Affiliate or designee) will have the casting vote with respect to such matter in accordance with Section 2.10.3(c). Subject to Article XIV, (x) to the extent that a withdrawal or recall results from a Party’s breach of its obligations hereunder, or from such Party’s or its Affiliates’ or Sublicensees’ gross negligence or willful misconduct, such Party shall bear the associated Recall Costs, and (y) with respect to any other withdrawal or recall of such Product: (1) in the Co-Promotion Territory, the Recall Costs shall be included in Sales and Marketing Costs hereunder (provided that, in the case of any such withdrawal or recall, the JSC shall increase the budget in the Co-Promotion Commercialization Plan and Budget to reflect the costs of such withdrawal or recall); (2) the Parties will bear [***] of such Recall Costs for the Pfizer Territory, to the extent [***]; and (3) subject to the foregoing subclause (2), Pfizer will bear [***] of such Recall Costs for the Pfizer Territory.

4.4.2Clinical Trial Holds. Each Party will promptly (but in any event within [***] hours) inform the other Party in the event that any Clinical Trial for a Product in the Field in the Territory is suspended, put on hold, or terminated in the Territory prior to completion as a result of any action by a Regulatory Authority or such Party voluntarily.
Section 4.5Global Safety Database; Pharmacovigilance Agreement. Myovant shall be solely responsible for, and have the right with respect to, establishing (if applicable), holding and maintaining the global safety database(s) for each Product in the Field and for all matters in relation to the Core Data Sheets for the Products. No later than the date on which Pfizer commences Commercialization of any Product in the Field in the Co-Promotion Territory, the Parties shall enter into a reasonable and customary written pharmacovigilance agreement (the “Pharmacovigilance Agreement”) governing each Party’s obligations with respect to reporting Adverse Events to the other Party and appropriate Regulatory Authorities, and other safety-related matters with respect to the applicable Product. Following Option Closing (if it occurs), the Pharmacovigilance Agreement shall be amended prior to any activities resulting in a regulatory need for the pharmacovigilance agreement to be amended. The Pharmacovigilance Agreement may be amended by the Parties as mutually agreed in writing.
Section 4.6Rights of Reference.
4.6.1Myovant’s Right of Reference. Pfizer hereby grants to Myovant access to, and a right of reference with respect to, any and all Regulatory Materials and corresponding documentation to the extent Controlled by Pfizer or its Affiliates with respect to any Product in the Field in any country in the Territory and the Terminated Territory (“Pfizer Regulatory Documentation”), solely for the purposes of Myovant exercising its rights and performing its obligations under this Agreement in the Co-Promotion Territory and Terminated Territory, as applicable. Pfizer shall transfer to Myovant any internal regulatory documents and any materials documenting any clarifications regarding such Regulatory Materials to the extent requested by [***] and required to be provided by Myovant under the [***] Agreement.
4.6.2Pfizer’s Right of Reference. Following Option Closing (if it occurs), Myovant hereby grants to Pfizer access to, and a right of reference, with a right to grant a further right of reference, with respect to any and all Regulatory Materials, Regulatory Approvals and corresponding documentation to the extent Controlled by Myovant or its Affiliates with respect to any Oncology Product in the Field for use in the Pfizer Territory (“Myovant Regulatory Documentation”), in each case solely for the purposes of exercising Pfizer’s rights and performing its obligations under this Agreement.
Section 4.7Data Privacy.
4.7.1For all Personal Data collected, Processed, hosted, or transmitted in performance of this Agreement, including in connection with the conduct of the Development activities under any Joint Medical Affairs and Development Plan and Budget, each Party shall comply at all times with the Data Protection Laws, and without limiting the foregoing, shall implement and maintain reasonable administrative, technical, and physical safeguards designed to (i) maintain the security and confidentiality of the Personal Data; (ii) protect against reasonably anticipated threats or hazards to the security or integrity of the Personal Data; and (iii) protect against unauthorized access to or use of Personal Data.
4.7.2Prior to the initiation of any Clinical Trial under the Joint Medical Affairs and Development Plan and Budget (and in any event, prior to the collection or transfer of any Personal Data under this Agreement) and thereafter, the Parties shall cooperate to enter into any necessary agreements with respect to such Personal Data as necessary to comply with Applicable Law, and any Standard Contractual Clauses for transfers from data controllers in the European Union to controllers established outside the European Union or European Economic Area (Decision 2004/915/EC) (as published on the European Commission website), to the extent required.

ARTICLE V.
COMMERCIALIZATION
Section 5.1Overview.
5.1.1Co-Promotion Territory. Subject to the terms and conditions of this Agreement, each Party shall be responsible for the performance of the activities in relation to the Commercialization of the Products in the Field in the Co-Promotion Territory allocated to it under each Co-Promotion Commercialization Plan and Budget, in each case, in accordance with such Co-Promotion Commercialization Plan and Budget and subject to the oversight by the applicable JCC pursuant to Section 2.5. The Parties have agreed that [***]. The Parties shall cause their respective representatives on the applicable Committees to divide Detailing activities between the Parties so that Detailing efforts contributed by each Party are [***]. The JCC shall review the Detailing efforts contributed by each Party at least [***] per year and shall, as agreed to by the applicable Committee, make adjustments as necessary in an effort to maintain an equality of efforts contributed by each Party.
5.1.2Pfizer Territory. Subject to the terms and conditions of this Agreement, following Option Closing (if it occurs), Pfizer shall be solely responsible for Commercialization of the Oncology Product(s) in the Oncology Field and Pediatric Product(s) in the Pediatric Field in the Pfizer Territory in accordance with the Commercialization Component of the Pfizer Operation Plan.
Section 5.2Co-Promotion Commercialization Plans and Budgets.
5.2.1Plan and Budget Generally. The Commercialization activities with respect to the WH Product(s) in the Co-Promotion Territory shall be conducted pursuant to a plan and budget (the “WH Co-Promotion Commercialization Plan and Budget”), and the Commercialization activities with respect to the Oncology Product(s) in the Co-Promotion Territory shall be conducted pursuant to a plan and budget (the “Oncology Co-Promotion Commercialization Plan and Budget”) (each, a “Co-Promotion Commercialization Plan and Budget”). Each Co-Promotion Commercialization Plan and Budget shall include the Co-Promotion Branding Strategy for the applicable Product in the applicable Field (in accordance with Section 5.2.2) and shall describe in reasonable detail the pre-launch, launch and subsequent Commercialization of the applicable Product in the applicable Field in the Co-Promotion Territory, including the following components (in each case, with respect to such Product): (i) [***]; (ii) [***]; (iii) the nature of the [***] (A) [***]; (B) [***], (C) [***], (D) [***], and (E) [***]; (iv) [***] strategy for such Product in the Co-Promotion Territory; (v) a [***] for such Product in the Co-Promotion Territory; (vi) [***] in the Co-Promotion Territory; (vii) the plan for distributing Samples, and [***], in the Co-Promotion Territory; (viii) [***] pursuant to Section 6.5.1; and (ix) a budget for all such Commercialization activities set forth therein. The applicable Co-Promotion Commercialization Plan and Budget shall assign responsibility for performing all such Commercialization activities between the Parties. The initial WH Co-Promotion Commercialization Plan and Budget for the period commencing on Effective Date and ending on [***] (or for a longer period as agreed by the Parties in writing) is attached to the [***]. The initial Oncology Co-Promotion Commercialization Plan and Budget for the period commencing on the Effective Date and ending on [***] (or for a longer period as agreed by the Parties in writing) is attached to the [***]. For each Co-Promotion Commercialization Plan and Budget, each such period covered by such initial Co-Promotion Commercialization Plan and Budget shall be referred to as the “Initial Commercialization Operation Period” for the applicable Product. The Commercialization activities with respect to the Pediatric Product, if Developed and Commercialized in the Co-Promotion Territory, shall be set out in the WH Co-Promotion Commercialization Plan and Budget, subject to approval by the WH JSC. Prior to the launch of the WH Product in the WH Field or the Oncology Product in the Oncology Field in Canada, the applicable JCC shall amend the applicable Co-Promotion Commercialization Plan and Budget to reflect the additional Commercialization activities and budget with respect to Canada.
5.2.2Co-Promotion Branding Strategy. Each Co-Promotion Commercialization Plan and Budget shall include a branding strategy for the applicable Product for use in the applicable Field in the Co-Promotion Territory, including brand elements, (e.g., brand colors, logos, “look and feel,” similar trade dress, typography, and packaging design) (the “Co-Promotion Branding Strategy”). The initial Co-Promotion Branding Strategy for the Oncology Product(s) shall be set out in the initial Oncology Co-Promotion Commercialization Plan and Budget. The initial Co-Promotion Branding Strategy for the WH Product(s) shall be set out in the initial WH Co-Promotion Commercialization Plan and Budget. [***].

5.2.3Plan Updates.
(a)The WH JCC and the Oncology JCC shall review and recommend updates and amendments to, respectively, the initial WH Co-Promotion Commercialization Plan and Budget or the initial Oncology Co-Promotion Commercialization Plan and Budget, in each case, on an as needed basis during the Initial Commercialization Operation Period with respect to the applicable Product and at least annually thereafter to cover the upcoming Budget Period, provided that such updates and amendments shall be prepared no later than [***] of each Calendar Year. Any and all updates or amendments to any Co-Promotion Commercialization Plan and Budget shall be subject to approval by the applicable JSC as set forth in Section 2.3.9.
(b)The applicable JCC shall promptly propose any amendment to the Co-Promotion Commercialization Plan and Budget as appropriate to reflect the final Product Labeling approved by the Regulatory Authority for the applicable JSC’s review and approval.
Section 5.3Conduct of Commercialization; Diligence; Reporting; Cost Overruns.
5.3.1Commercialization Conduct and Diligence.
(a)Co-Promotion Territory. Each Party shall use [***] to perform the Commercialization activities assigned to it in the applicable Co-Promotion Commercialization Plan and Budget. Without limiting the foregoing, each Party shall use [***] to Commercialize the Products in each indication in the Field in Co-Promotion Territory for which Regulatory Approval has been obtained.
(b)Pfizer Territory. Following Option Closing (if it occurs), Pfizer shall: (i) use [***] to Commercialize the Oncology Product(s) in the Oncology Field in each of the Major Countries for which Regulatory Approval has been obtained and (ii) Pfizer shall evaluate whether Commercializing the Oncology Product in each country (other than the Major Countries) in the Pfizer Territory is commercially reasonable, and shall use [***] to Commercialize the Oncology Product(s) in each indication in the Oncology Field in each country in the Pfizer Territory for which Regulatory Approval has been obtained and where Commercialization of such Product has been deemed reasonable, and (ii) without limiting the foregoing, for the first [***] years following the Effective Date, perform the activities under the Pfizer Operation Plan. Pfizer shall bear all costs and expenses incurred in connection with Commercialization of the Oncology Product(s) in the Oncology Field in or for the Pfizer Territory.
5.3.2Commercialization Information. At least [***] during the period in which a Party is conducting Commercialization activities in the Co-Promotion Territory hereunder, Myovant will provide to Pfizer, for the Products in Co-Promotion Territory, revenues from sales, including [***].
5.3.3Reports.
(a)Co-Promotion Territory. At least once every [***] during the period in which a Party is conducting Commercialization activities in the Co-Promotion Territory hereunder, such Party shall provide to the applicable JCC reasonably detailed written reports of the Commercialization activities it has performed, or caused to be performed (other than its Detailing activities in the Co-Promotion Territory, which are addressed in Section 6.1.4) in the Co-Promotion Territory, since the preceding report (or with respect to the first such report, since the Effective Date) and the future activities it expects to initiate during the then-current [***]. Each such report shall contain sufficient detail to enable the other Party to assess such Party’s compliance with its obligations set forth in Section 5.3.1, including the nature of Commercialization activities conducted.
(b)Pfizer Territory. No later than [***] of each Calendar Year following Option Closing (if it occurs), Pfizer shall provide to the Oncology JCC (and the WH JCC if any Commercialization activities with respect to the Pediatric Product(s) were conducted in such Calendar Year) a detailed written report of the Commercialization activities that Pfizer, its Affiliates and Sublicensees have performed, or caused to be performed, since the preceding report, the future activities it expects to initiate in the Pfizer Territory. Each such report will contain sufficient detail to enable Myovant to assess Pfizer’s compliance with its obligations set forth in Section 5.3.1 and will include a rolling [***] year forecast of estimated Net Sales for the Oncology Product in the Pfizer Territory. Without limiting the foregoing, Pfizer shall provide to the Oncology

JCC a revenue report and a revenue projection for the Oncology Product in the Pfizer Territory at the end of each Calendar Quarter after the First Commercial Sale of the Oncology Product in the Pfizer Territory.
5.3.4.Booking of Sales; Title; Distribution. The Selling Party for each country in the Territory shall have the sole right to (a) hold the title of and book sales for the Products; (b) sell, distribute and fill orders with respect to the Products in such country; and (c) invoice sales of the Products in such country. The Selling Party for each country in the applicable Territory shall handle all returns, order processing, invoicing, collection, inventory, distribution and inventory management with respect to Products in such country. The Non-Selling Party in a country shall not take orders for the Products in such country, but if for any reason such Non-Selling Party should receive orders for the Products in such country, such Non-Selling Party shall promptly, and in any event within [***] Business Days, forward such orders to the applicable Selling Party.
Section 5.4.Certain Provisions Relating to the Pfizer Territory. Following the Option Closing if it occurs, this Section 5.4 shall apply. Pfizer shall not, and shall cause its Affiliates not to, and shall use [***] to cause its Sublicensees, subcontractors and Third Party Distributors not to, directly or indirectly, [***] (a) [***], or (b) [***]. Myovant shall not, and shall cause its Affiliates not to, and shall use [***] to cause its Sublicensees, subcontractors and Third Party Distributors not to, directly or indirectly, [***] (a) [***] or (b) [***].
ARTICLE VI.
PROMOTION
Section 6.1Co-Promotion Generally.
6.1.1Co-Promotion Principles. In the Co-Promotion Territory, subject to oversight by the applicable JCC, the Parties will collaborate with regard to Co-Promotion of the Products as set forth in the applicable Co-Promotion Commercialization Plan and Budget. For clarity, all decisions under the jurisdiction of the applicable JSC or JCC with respect to Co-Promotion shall be by consensus, subject to Sections 2.10.3 and 2.10.4.
6.1.2Detailing Efforts.
(a)Except as may otherwise be agreed in writing, each Party shall use [***] to perform the total number of Details for each of the Oncology Product in the Oncology Field and the WH Product in the WH Field in United States assigned to each Party as set forth in the applicable Co-Promotion Commercialization Plan and Budget(the “Annual Detail Commitment”). The Parties shall agree, acting reasonably, each Party’s Detailing commitment and when any Detailing Shortfall calculations and payments will apply for each of such Products in Canada upon its launch in Canada.
(b)For the purposes of counting Details conducted, a Detail will be counted either as a full Detail or as a partial Detail based on the weightings set forth in Exhibit 6.1.2. For clarity, any Detail with [***] shall not be taken into account when determining whether a Party has fulfilled its obligation to perform Details using [***] under Section 6.1.2(a).
(c)With respect to the Oncology Product in the Oncology Field in the United States, following the date that is [***] months after the launch of such Product in the United States, or, with respect to the WH Product in the WH Field in the United States, following the date that is [***] months after the launch of such Product in the United States, the difference between a Party’s Annual Detail Commitment and the Details conducted (as counted per above) shall constitute, if positive, the “Detailing Shortfall”. If the Detailing efforts contributed by a Party in the prior Calendar Year is [***] or less of the Annual Detail Commitment for such Calendar Year, such Party shall pay to the other Party a payment in an amount equal to the entirety of the Detailing Shortfall for such Calendar Year multiplied by the Detailing Shortfall Rate for such Product. A Detailing Shortfall of less than [***] shall be rectified by the Party incurring such shortfall in the next Calendar Year by increasing its Annual Detail Commitment for the next Calendar Year by a number of Details equaling such Detailing Shortfall. The JCC shall also set, as mutually agreed to by the Parties, appropriate metric tracking and an appropriate trigger or triggers for assessing such disparity prior to any adjustment in Detailing efforts being provided and addressing issues where a Party or Parties are not performing to expectations (e.g., a divergence of [***] in the number of Details performed) including chronic Detail Shortfalls.

(d)If either Party no longer follows an Incentive Compensation-based plan for tracking performance metrics of its Sales Representative with respect to the Oncology Product in the Oncology Field or the WH Product in the WH Field, such Party may use and adopt [***], but in such case the Parties shall agree upon an alternate methodology for weighting of Details that includes the same weightings for Details and creates analogous incentives to Sales Representatives for the applicable Product, consent not to be unreasonably withheld.
6.1.3Records. Each Party shall keep accurate and complete records, separately, of Details performed on its behalf with respect to the Co-Promotion Territory. Such records shall be maintained for at least [***] years, or longer, if required by Applicable Law. Each Party shall have the right, at its own expense (which expense will not be an Allowable Expense), at reasonable times and upon reasonable prior notice to have access to the other Party’s records maintained pursuant to this Section 6.1.3 for the purpose of verifying such other Party’s reports described in Section 6.1.4; provided that such audit right may not be exercised more than [***] in any [***] period, unless the auditing Party has discovered an overstatement of Details of greater than [***] of the correct amount for the audited period, in which case the auditing Party shall be entitled to conduct such audits every [***] months thereafter until the audited Party has taken reasonable steps designed to cure the problem relating to the inaccurate reporting. Notwithstanding the foregoing, if an audit reveals an overstatement of Details of greater than [***] of the correct amount for the audited period, then the audited Party shall pay the reasonable out-of-pocket cost of such inspection.
6.1.4Reports. Not later than the [***] day following the end of each Calendar Quarter (commencing with the Calendar Quarter in which such Party begins performing Detailing activities), each Party shall report to the other Party (a) [***] , and (d) such other information as may be specified by the applicable JCC.
Section 6.2Qualification and Training of Sales Representatives.
6.2.1Sales Force Responsibility. Each Party shall (i) be solely responsible for recruiting and hiring its own Sales Force and determining the conditions of employment of and compensating, directing and disciplining its Sales Force and (ii) shall ensure that all of the trainers, Sales Representatives and sales managers in its Sales Force are appropriately qualified and experienced in the promotion of pharmaceutical products will be trained how to lawfully and compliantly engage in the promotion of pharmaceutical products and satisfy any other criteria determined by the applicable JCC. Each Party shall treat the Sales Representatives employed by it and its Affiliates as its (or its Affiliate’s) own employees for all purposes, including federal, state and local tax and employment laws. Each Party shall comply with all Applicable Law in connection with the hiring, employment and discharge of its Sales Representatives.
6.2.2Composition of Sales Representatives. Except to the extent otherwise permitted by the applicable Co-Promotion Commercialization Plan and Budget, each Party’s (and its Affiliates’) Sales Representatives in the Co-Promotion Territory shall [***].
6.2.3Sales Force Training.
(a)Co-Promotion Territory. Promptly after the Effective Date, Myovant shall provide Pfizer with the training materials it uses for the Oncology Product in the Co-Promotion Territory and Pfizer shall train its own Sales Force for the Oncology Product in the Oncology Field using such training materials, as revised by Pfizer as appropriate at Pfizer’s sole discretion (subject to the subsequent sentence) promptly thereafter, at its cost and expense. Either Party may object to the training materials for the WH Product prepared by the other Party through the applicable Joint Review Committee, and Myovant may object to the training materials for the Oncology Product revised by Pfizer, [***]. Each Party shall have the right to train its own Sales Force and develop its own training materials for the WH Product in the WH Field, provided that such training materials are subject to review and approval by the applicable Joint Review Committee, and each Party shall schedule its initial training, at its cost and expense, for its Sales Representatives for the WH Product in the WH Field in sufficient time to ensure the applicable women’s health Sales Representatives are fully trained prior to the launch of the WH Product in the WH Field in the Co-Promotion Territory. If the Parties agree to jointly train their respective Sales Force, the applicable JCC shall (i) prepare a Product-specific training plan and update such plan as needed, and (ii) develop training materials to be approved through the applicable Joint Review Committee to be used by both Parties and update such training materials from time to time as appropriate. The Costs for the joint training activities shall be Sales and Marketing Costs but solely to the extent included in the applicable Co-Promotion Commercialization Plan and Budget; otherwise, each Party shall bear its own cost and expense in connection therewith. The applicable JCC-designated Party shall produce (or cause to be produced) sufficient quantities of the approved joint training materials for both Parties’ use in the Co-Promotion Territory, and the Costs of such training materials shall be included in Sales and Marketing Costs. The Parties will endeavor to use the joint training materials for consistency and efficiency.
(b)Pfizer Territory. Following the Option Closing if it occurs, Pfizer shall be responsible for training its own Sales Force in the Pfizer Territory at its sole expense.
(c)Additional Training. Except to the extent included in the applicable training materials or training plan (as described above), each Party is responsible for any additional compliance training that is required by Applicable Law or under this Agreement.
6.2.4Performance of Sales Representatives. Each Party shall be solely responsible for its acts and omissions and for the acts or omissions of its Sales Representatives while performing any Commercialization activities under this Agreement. Without limitation of the foregoing, in the event that information comes to a Party’s attention that provides it a reasonable basis for such Party to believe that any Sales Representative of the other Party, while performing any Commercialization activities under this Agreement, may have (a) violated any Applicable Law or (b) failed to comply with this Agreement, such Party shall have an obligation to report to the other Party, and the right to request that the other Party immediately assess the performance of such individuals and to exercise any other rights or remedies available to such Party under this Agreement, at law or in equity. The other Party shall promptly evaluate and use [***] to resolve such issue in accordance with its policies or as it may otherwise deem appropriate, shall keep the reporting Party informed of the progress of, and information learned during, its evaluation, and within [***] Business Days after the reporting Party first brought such information to the other Party’s attention, shall provide the reporting Party with a reasonably detailed written report summarizing any steps taken toward resolution of the matter. Each Party shall put in place sufficient measures to regularly monitor its Sales Representatives for their compliance of the following, that its Sales Representatives: (i) do not make any false or misleading statements or comments about any Product; (ii) promote the Products in compliance with Applicable Law; and (iii) without limitation of Section 18.6, do not, directly or indirectly, pay, promise to pay, or authorize the payment of any money, or give, promise to give, or authorize the giving of anything of value to any Government Officials, or of any agency or instrumentality of any government or of any of its agencies or instrumentalities, or to any political party, or official thereof, or to any candidate for political office (including any party, official, or candidate) for the purpose of promoting the sale or use of the Products.
6.2.5Compensation of Sales Representatives. Each Party shall be solely responsible for determining the compensation structure and, subject to Section 6.1.2, incentives for its Sales Force in a country in the Territory with respect to promoting the Products. All costs and obligations incurred by reason of any persons employed or engaged by a Party shall be for the sole account and expense of such Party, subject only to any reimbursement expressly set forth herein. Without limitation, this Agreement will not be construed so as to grant employees or independent contractors of either Party in any country in the Territory any rights (including any employee benefits or similar rights) against the other Party pursuant to Applicable Law.
Section 6.3Promotional and Educational Materials.
6.3.1Co-Promotion Territory. The applicable JCC may from time to time develop Promotional and Educational Materials that each Party may, but is not required to, use in promoting the Products in the Co-Promotion Territory (“Joint Promotional and Educational Materials”), which materials shall be reviewed and approved by the applicable Joint Review Committee prior to use. All Promotional and Educational Materials shall comply with Applicable Law and be consistent with the applicable Product Labeling. The applicable Joint Review Committee shall review and determine whether to reapprove the then-most recent Joint Promotional and Educational Materials on at least an annual basis, and either Party may propose amendments thereto during such annual review or at any other time. Myovant shall own all copyrights in and to the Joint Promotional and Educational Materials developed for the Co-Promotion Territory.
6.3.2Pfizer Territory. Following the Option Closing if it occurs, this Section 6.3.2 shall apply. Pfizer shall be solely responsible for its Promotional and Educational Materials for use by Pfizer in the Pfizer Territory. Pfizer may develop the Promotional and Educational Materials for the Oncology Product(s) in the

Oncology Field for use in the Pfizer Territory that are different than the ones used in the Co-Promotion Territory, provided that such Pfizer-developed Promotional and Educational Materials shall not have a substantial adverse effect on the Commercialization activities with respect to the Oncology Product(s) in the Co-Promotion Territory. All Promotional and Educational Materials shall comply with Applicable Law and be consistent with the applicable Product Labeling. Pfizer shall own all copyrights in and to the Promotional and Educational Materials developed for the Oncology Product(s) in the Pfizer Territory under this Agreement.
6.3.3Use of Promotional and Educational Materials. Each Party may use the Joint Promotional and Educational Materials (and only such Promotional and Educational Materials approved by the Joint Review Committee, together with Product Labeling) in promoting the Products in the Co-Promotion Territory. Neither Party shall, and each Party shall cause its Affiliates not to, change the Joint Promotional and Educational Materials in any way, including by: (a) underlining or otherwise highlighting any text or graphics, (b) adding any notes thereto, or (c) using any electronic materials (e.g., PDFs) on any electronic devices other than the specific electronic devices on which, and in the specific format as, the applicable Joint Review Committee has approved as intended for use with such Promotional and Educational Materials. If Myovant reasonably considers that any Promotional and Educational Materials used or to be used by Pfizer in promoting the Products in the Pfizer Territory has or is reasonably expected to have an substantial adverse effect on the Development or Commercialization of the Products in the Co-Promotion Territory, Myovant may notify Pfizer thereof, upon which the Parties will reasonably discuss the use of such Promotional and Educational Materials by Pfizer in the Pfizer Territory, provided that Pfizer will have the final decision with respect to such use.
6.3.4Regulatory Submission of Promotional and Educational Materials. The Parties shall follow the Pharmaceutical Research and Manufacturers of America’s principles and guidelines with respect to the creation, development and use of Promotional and Educational Materials in connection with promotion in the Co-Promotion Territory. To the extent any Promotional and Educational Materials are required by Applicable Law to be submitted to any Regulatory Authority in any country in the Territory, the Regulatory Party for such country shall make such submissions and shall be the liaison with any such Regulatory Authorities for both Parties on such Promotional and Educational Materials, provided that such submission shall be subject to the review and approval by the applicable Joint Review Committee pursuant to Section 2.3.
6.3.5Production and Distribution of Promotional and Educational Materials. The Co-Promotion Commercialization Plan and Budget shall specify which Party shall produce, or cause to be produced, the Joint Promotional and Educational Materials for use by both Parties in the Co-Promotion Territory.
6.3.6Retrieval of Promotional and Educational Materials. When any individual ceases to be an employee of a Party’s Sales Force for any reason, such Party shall use [***] to (a) retrieve any Promotional and Educational Materials held by such person promptly after such membership ends and (b) subsequently destroy such materials subject to Applicable Law or provide such Promotional and Educational Materials to another member of its Sales Force.
6.3.7Withdrawal of Promotional and Educational Materials. If the applicable Joint Review Committee informs the Parties that a particular Promotional and Educational Material may no longer be used or distributed in a country in the Territory, each Party shall cause its Sales Force to cease using and distributing such Promotional and Educational Material after the no-use date specified by the applicable Joint Review Committee. If, as of such no-use date, either Party has any remaining inventory of the applicable Promotional and Educational Material, such Party shall, within [***] days after such date, destroy in accordance with Applicable Law such Promotional and Educational Materials in its possession, except for a reasonable, limited number of copies to be retained for archival purposes or as required by Applicable Law.
Section 6.4Samples.
6.4.1In the Co-Promotion Territory, if Samples are to be distributed, a Sample plan shall be included in the applicable Co-Promotion Commercialization Plan and Budget or shall be separately adopted by the applicable JCC.
6.4.2In the Pfizer Territory, Pfizer shall determine whether to distribute Samples, at its expense, provided that if such Samples are to be Manufactured by Myovant, the ordering thereof shall be subject to the forecast and order procedures in the applicable Supply Agreement.

6.4.3Each Party shall transport, store, handle and distribute all Samples in compliance with Applicable Law. When any individual ceases to be a member of a Party’s Sales Force for any reason, such Party shall retrieve any inventory of Samples held by such person promptly after such membership ends and notify the other Party in the event there is any issue with retrieval or regulatory reporting is required.
6.4.4Pfizer shall promptly report to Myovant any disparities with respect to any Samples in the Co-Promotion Territory required to be reported under Applicable Law and in the Co-Promotion Territory, Myovant shall be responsible for making any reports or submissions and shall be the liaison with any Regulatory Authorities regarding such disparities.
Section 6.5Advertising.
6.5.1Myovant and Pfizer shall develop an annual Advertising Plan for the Products in the Field as part of the Co-Promotion Commercialization Plan and Budget (the “Advertising Plan”). The annual Advertising plan shall include the targets and budget for such Advertising and be agreed upon by mutual consent of both Parties, which shall be updated on an annual basis at the same time and in the same manner as the Co-Promotion Commercialization Plan and Budget as part thereof.
6.5.2Unless otherwise provided in the applicable Co-Promotion Commercialization Plan and Budget, Pfizer shall be responsible for executing the Advertising Plan for the Products in the Field in Co-Promotion Territory, except to the extent Pfizer is unable to execute the Advertising Plan or a portion thereof due to an arrangement entered into by Myovant prior to the Effective Date. The Costs of such media buying shall be included in Sales and Marketing Costs to the extent consistent with the budget in the applicable Co-Promotion Commercialization Plan and Budget and will be equal to the actual cost of such activities billed to Pfizer (including any third party service fees incurred by Pfizer) and [***], administrative fee or service charge.
6.5.3Myovant agrees (A) not to [***] without the prior written consent of Pfizer, (B) not to [***], without providing Pfizer with a reasonable opportunity for a representative of Pfizer to be present and participate in such meeting and (C) to promptly inform Pfizer if it [***] as set forth in (A) above.
6.5.4Myovant agrees that any binding commitment made by Pfizer pursuant to this Section 6.5 for media buying for the Products in the Field in the Co-Promotion Territory shall also be binding to Myovant; provided that such commitment is consistent with the applicable Co-Promotion Commercialization Plan and Budget.
6.5.5After the Effective Date, the Parties will maintain a process via the applicable JCC by which Pfizer will interact with Myovant with respect to the Advertising activities undertaken by Pfizer pursuant to this Section 6.5.
6.5.6Within [***] days after the end of each Calendar Quarter, Pfizer will deliver to Myovant a report describing in reasonable detail the media buying activities for the just completed Calendar Quarter and any material deviations from the approved Advertising plan that occurred during such Calendar Quarter.
ARTICLE VII.
MEDICAL AFFAIRS
Section 7.1Medical Affairs. Each Party shall carry out medical affairs activities with respect to the Products in the Field in the Co-Promotion Territory in compliance with its applicable internal policies and procedures, and pursuant to the terms and conditions of this Agreement, and the then-current and approved Joint Medical Affairs and Development Plan and Budget, including the Joint Medical Affairs Plan.
Section 7.2Joint Medical Affairs Plan. An annual joint medical plan for each Product in the Field for the Co-Promotion Territory (each, “Joint Medical Affairs Plan”) shall be prepared by and approved by the applicable JMDRC, and shall constitute a part of the applicable Joint Medical Affairs and Development Plan and Budget. The initial version of the Joint Medical Affairs Plan for the WH Product in the WH Field and the initial version of the Joint Medical Affairs Plan for the Oncology Product in the Oncology Field are set out in [***]. In coordination with the branding for the Products in the Field in the Co-Promotion Territory, each Joint Medical Affairs Plan shall include:

(a)Medical affairs-related activities;
(b)Grant plans;
(c)Scientific education;
(d)Plans for medical affairs-led Clinical Trials;
(e)Plans for medical affairs-led Other Studies;
(f)Medical information plans;
(g)Investigator-initiated trial, areas of interest, policies and plans;
(h)an annual joint medical affairs plan budget; and
(i)Publication planning.
ARTICLE VIII.
PAYMENTS
Section 8.1Upfront Payment. In partial consideration of the rights granted by Myovant to Pfizer hereunder, within [***] Business Days after the Effective Date but in no event later than [***], Pfizer shall pay Myovant a non-refundable, non-creditable upfront amount of six hundred fifty million Dollars ($650,000,000) which amount shall not be refundable or creditable against any other payments due hereunder.
Section 8.2Milestones.
8.2.1In partial consideration of the rights granted by Myovant to Pfizer hereunder, Pfizer shall pay to Myovant the following non-refundable, non-creditable milestone amounts set forth below (subject to Section 8.2.2) in connection with achievement of the applicable milestone events set forth below. Myovant shall notify Pfizer promptly of the achievement of each such milestone. Each such milestone payment shall be due within [***] days after the achievement of the applicable milestone (or in the case of a sales milestone, [***] days after the end of the Calendar Quarter in which the sales milestone is achieved). Each such milestone payment shall be payable only once, in each case upon the first achievement of the applicable milestone, and no amounts shall be due for subsequent or repeated achievements of such milestone. For clarity, more than one sales milestone may be due for any given year.
Approval Milestones:

Milestones	Payment
(A) First FDA approval of an NDA for a WH Product for the treatment of Uterine Fibroids in the United States (the “UF Approval Milestone”)	$100 million
(B) First FDA approval of an NDA for a WH Product for the treatment of Endometriosis in the United States (the “Endometriosis Approval Milestone”)	$100 million
TOTAL	$200 million

Oncology Sales Milestones:

Milestones (Annual Net Sales of the Oncology Product(s) in the Co-Promotion Territory)	Payment
(A) [***]	$[***]
(B) [***]	$[***]
(C) [***]	$[***]
(D) [***]	$[***]
(E) [***]	$[***]
TOTAL	$[***]
Women’s Health Sales Milestones:

Milestones (Annual Net Sales of the WH Product(s) in the Co-Promotion Territory)	Payment
(A) [***]	$[***]
(B) [***]	$[***]
(C) [***]	$[***]
(D) [***]	$[***]
(E) [***]	$[***]
TOTAL	$[***]
Subject to Section 8.2.2, the aggregated amount of all sales milestones is $3.5 billion and the aggregated amount of all milestones (including approval and sales milestones) is $3.7 billion.
8.2.2WH Product FDA Approval Delay.
(a)Notwithstanding anything set forth in Section 8.2.1 above, if the FDA approval of the WH Product for Uterine Fibroids or Endometriosis in the United States is delayed by the following period for a reason related to [***], the milestone payment with respect to the UF Approval Milestone or the Endometriosis Approval Milestone shall be due within [***] days after the achievement of the applicable milestone, and shall be in the amounts as follows:
(i)if such FDA approval is delayed for a reason related to [***] by [***] to [***] months from: (1) [***] for the WH Product for Uterine Fibroids or (2) the PDUFA Date for the WH Product for Endometriosis, in each case, Pfizer shall pay to Myovant [***] for, respectively, the UF Approval Milestone or the Endometriosis Approval Milestone achieved; or
(ii)if such FDA approval is delayed for a reason related to [***], by more than [***] months from: (1) [***] for the WH Product for Uterine Fibroids or (2) the PDUFA Date for the Product for Endometriosis, in each case, Pfizer shall pay to Myovant [***] for, respectively, the UF Approval Milestone or the Endometriosis Approval Milestone achieved; and
(b)if the launch of the WH Product for Uterine Fibroids or the WH Product for Endometriosis in the Co-Promotion Territory is delayed by at least [***] months from: (1) [***] for such WH Product for Uterine Fibroids or (2) the PDUFA Date for such Product for Endometriosis for a reason related to [***], the Manufacturing Costs with respect to the WH Products for Uterine Fibroids or Endometriosis (as applicable) that are not used due to such delay of launch beyond such [***] month period shall be excluded from Allowable Expenses, provided that, if such WH Products are subsequently used after launch of such Product, the related Manufacturing Costs shall be included in Allowable Expenses.

Section 8.3Royalties.
8.3.1Royalty Rate. Following Option Closing (if it occurs) and during each Calendar Quarter of the Royalty Term, Pfizer shall pay to Myovant a non-refundable, non-creditable royalty on the Net Sales of the Oncology Product(s) for such Calendar Quarter in the Pfizer Territory at the royalty rate of [***].
8.3.2Fully Paid-Up, Royalty Free License. Following expiration of the Royalty Term for an Oncology Product in the Oncology Field in a given country in the Pfizer Territory, no further royalties will be payable in respect of sales of such Product in such country and, thereafter the license granted to Pfizer under Section 10.1.1 with respect to such Oncology Product in such country will automatically become fully paid-up, exclusive, perpetual, irrevocable and royalty-free.
8.3.3Royalty Adjustments. The following adjustments will be made, on a Product-by-Product and country-by-country basis, to the royalty payable pursuant to Section 8.3.1:
(a)Third Party Patents. If Pfizer cannot Commercialize the Oncology Product(s) in the Pfizer Territory without infringing a Third Party’s Patents and if Pfizer pays a royalty to such Third Party for the right to Commercialize such Oncology Product(s) with respect to such Patents, then subject to Section 8.3.3(d), Pfizer may credit [***] of such royalty payments to such Third Party for sales of such Oncology Product(s) in the Pfizer Territory in a given Calendar Quarter against the royalties owned and payable by Pfizer to Myovant on the Net Sales for such Oncology Product(s) hereunder made in the same Calendar Quarter pursuant to Section 8.3.1. Pursuant to Section 10.3.6, Pfizer shall have the first right to negotiate for and obtain rights under any such required Third Party Patents in the Pfizer Territory, provided, however, that, where practical, Pfizer shall provide written notice to Myovant at least [***] days prior to commencing negotiations with such Third Party.
(b)No Adjustment for Existing Myovant Third Party Agreements and Inventor Compensation in the Pfizer Territory. Myovant will be solely responsible for all obligations in the Pfizer Territory (including any royalty or other obligations that relate to the Myovant Background IP, Compounds or Products) under the Existing Myovant Third Party Agreements or any agreements that Myovant enters into with a Third Party during the Term. Each Party shall be solely responsible for all payments to its own inventors of its respective Background IP and Collaboration IP, as applicable, including payments under inventorship compensation laws.
(c)Generic Entry. Notwithstanding the foregoing, for any royalty otherwise payable to Myovant under this Agreement with respect to Net Sales based on sales of an Oncology Product in the Oncology Field in a given country in the Pfizer Territory, subject to Section 8.3.3(d), any payments owed with respect to such Oncology Product in such country pursuant to Section 8.3.1 will be (i) reduced by [***] for the remainder of the applicable Royalty Term if the Generic Competition Percentage in such country is greater than [***] but less than [***], or (ii) reduced by [***] for the remainder of the applicable Royalty Term if the Generic Competition Percentage in such country is greater than or equal to [***], such reduction to be prorated for the then-current Calendar Quarter, once one or more Generic Product of such Oncology Product become available and are being sold in such country.
(d)Valid Claim Stepdown. With respect to each Oncology Product in any particular country in the Pfizer Territory, if at any time such Oncology Product is not Covered by a Valid Claim under a Myovant Patent in such country, subject to Section 8.3.3(d), any payments owed with respect to such Oncology Product in such country pursuant to Section 8.3.1 shall be reduced by [***] for the remainder of any applicable Royalty Term.
(e)Cumulative Reduction Floor. In no event will the aggregated royalty amount due to Myovant in any given Calendar Quarter during the Royalty Term for any Oncology Product in the Oncology Field be reduced under this Section 8.3.3 by more than [***] of the amount that otherwise would have been due and payable to Myovant in such Calendar Quarter for such Oncology Product in the Pfizer Territory under Section 8.3.1.
8.3.4.Payment Dates and Reports. Within [***] days after the end of each Calendar Quarter after the First Commercial Sale of the Oncology Product(s) in the Pfizer Territory, Pfizer shall submit to Myovant a written flash reporting setting forth its reasonable good faith estimates of the Net Sales for such Calendar Quarter in sufficient detail for Myovant to comply with its financial reporting obligations and its obligations under the [***] Agreement. Pfizer shall pay to Myovant the amounts due under Section 8.3.1 with respect to each Calendar Quarter within [***] Business Days after the end of such Calendar Quarter. Each such payment shall be accompanied by a statement including (a) the amount of gross sales the Oncology Product in the Pfizer Territory, (b) an itemized calculation of Net Sales in the Pfizer Territory showing deductions, to the extent practicable, provided for in the definition of “Net Sales”, (c) a calculation of the royalty payment due on such Net Sales, and (d) solely to the extent required by Myovant to report to [***] under the [***] Agreement, an accounting of the number of units and prices for the Oncology Product(s) sold and any additional information reasonably required by the other Party for the purpose of calculating royalties payable under Section 8.3. Promptly upon Myovant’s reasonable request, Pfizer shall provide a good faith estimate of the Net Sales of the Oncology Product(s) in the Pfizer Territory for the requested reporting period in order for Myovant to estimate the royalty payments for such reporting period.
Section 8.4Option Exercise Payment. Within [***] Business Days of the Option Closing under Section 10.5.2, Pfizer shall pay to Myovant an amount of fifty million US dollars ($50,000,000) (the “Option Exercise Payment”), which amount shall not be refundable or creditable against any other payments due hereunder.
Section 8.5Net Profit or Net Loss.
8.5.1Sharing. With respect to the Co-Promotion Territory, each Party shall receive [***] of all Net Profits, and shall bear [***] of all Net Losses, as applicable, during the Term for the Co-Promotion Territory.
8.5.2Allowable Expenses. Each Party shall record and account for Allowable Expenses in accordance with the Accounting Standards and its customary practices across its products, and in a manner that allocates costs to a specific activity in the applicable Joint Medical Affairs and Development Plan and Budget or Co-Promotion Commercialization Plan and Budget. Each Party shall promptly inform the applicable JMDRC or JCC in writing upon such Party determining that it is likely to have Excess Development Costs, Excess Advertising Costs or Excess Commercialization Costs.
8.5.3Co-Promotion Territory Reports. Myovant shall report to the applicable JCC, the JFC and Pfizer, within [***] days after the end of each month, the amount of gross sales of each Product and Net Sales made by Myovant and its Affiliates with respect to the Co-Promotion Territory for such month, and each Party shall report to the applicable JCC, JMDRC, the JFC and the other Party the Allowable Expenses incurred by or on behalf of such Party and its Affiliates for such month. [***]. Each such report shall enable the applicable JCC, JMDRC, the JFC and the receiving Party to compare the reported costs against the applicable Joint Medical Affairs and Development Plan and Budget and applicable Co-Promotion Commercialization Plan and Budget, [***]. The Parties shall seek to resolve any questions related to such cost reports within [***] days following receipt by each Party of the other Party’s report hereunder. In addition, promptly upon either Party’s request, the other Party shall provide a report of the Allowable Expenses incurred by such Party during the prior month, within [***] days of the end of such month.
8.5.4Payment.
(a)Myovant will bear [***] Pfizer’s share of the Allowable Expenses, up to a maximum of one hundred million dollars ($100,000,000) for Calendar Year 2021 (the “2021 Cap”) and [***] Pfizer’s share of the Allowable Expenses, up to a maximum of fifty million dollars ($50,000,000) for Calendar Year 2022 (the “2022 Cap”). To the extent Pfizer’s share of the Allowable Expenses for Calendar Year 2021 does not meet, or exceed, the 2021 Cap, such Pfizer’s share of the Allowable Expenses shall carry over to Calendar Year 2022. To the extent the Pfizer’s share of the Allowable Expenses for Calendar Year 2022, plus any carry over costs from Calendar Year 2021, do not meet, or exceed, the 2022 Cap, such Pfizer’s share of the Allowable Expenses shall carry over to Calendar Year 2023 and each consecutive Calendar Year until Myovant has assumed in aggregate one hundred fifty million dollars ($150,000,000) of Pfizer’s share of the Allowable Expenses incurred by Pfizer. Myovant will include Pfizer’s share of the Allowable Expenses, including Pfizer’s share of the Built-up Inventory Costs, pursuant to Section 8.5.4(b) in the reconciliation calculation and reconciliation payment per Section 8.5.4(b), such that such amounts will either be paid to Pfizer or if Pfizer would otherwise owe a payment to Myovant, it would reduce such payment by such amount.

(b)Within [***] days after the later of (i) the receipt of each report pursuant to Section 8.5.3 and the corresponding report for Development Costs pursuant to Section 3.5.2 for a Calendar Quarter and (ii) the resolution of any questions with respect to any such report, the applicable Party shall make a reconciling payment to the other Party to achieve the sharing of Net Profits and Net Losses provided in Section 8.5.1, subject to Section 8.5.4(a).
Section 8.6Mode of Payment. All payments to either Party under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party reasonably in advance. For payments in excess of [***], the paying Party will (i) notify the receiving Party at least [***] business days in advance of such payment the date such payment will be made and the amount (if known) and (ii) on the date of such payment, provide the receiving Party a banking transaction number or other official confirmation of the transfer and the exact amount of such transfer prior to 2 pm ET on the date of such transfer. Notwithstanding anything to the contrary in the Agreement, conversion of sales recorded in local currencies to U.S. dollars will be performed in a manner consistent with Pfizer’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rate.
Section 8.7Taxes.
8.7.1VAT.  It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (VAT), which shall be added thereon as applicable.  Where VAT is properly added to a payment made under this Agreement, the Party making the payment will pay the amount of VAT only on receipt of a valid tax invoice issued in accordance with the laws and regulations of the country in which the VAT tax is chargeable.
8.7.2Withholding Taxes. In the event any payments made pursuant to this Agreement become subject to withholding taxes under the laws or regulation of any jurisdiction, the Party making such payment shall deduct and withhold the amount of such taxes for the account of the payee to the extent required by applicable laws or regulations and such amounts payable to the payee shall be reduced by the amount of taxes deducted and withheld. Any such withholding taxes required under applicable laws or regulations to be paid or withheld shall be an expense of, and borne solely by, the payee.
8.7.3Tax Cooperation.  To the extent that the Party making a payment is required to deduct and withhold taxes on any payments under this Agreement, the Party making such payment shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the payee an official tax certificate or other evidence of such withholding sufficient to enable the payee to claim such payments of taxes.  The payee shall provide any tax forms to the Party making such payment that may be reasonably necessary in order for such Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.  The payee shall use reasonable efforts to provide any such tax forms to the Party making the payment at least [***] days prior to the due date for any payments for which the payee desires that the Party making the payment apply a reduced withholding rate.  Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.
8.7.4Notwithstanding anything in this Agreement to the contrary, (a) if an action (including any assignment or sublicense of its rights or obligations under this Agreement, or any failure to comply with applicable Laws or filing or record retention requirements) by a Party leads to the imposition of withholding tax liability or VAT on the other Party that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, then the sum payable by that Party (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party receives a sum equal to the sum which it would have received had no such action occurred; and (b) otherwise, the sum payable by that Party (in respect of which such deduction or withholding is required to be made) shall be made to the other Party after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with applicable law.

Section 8.8Interest on Late Payments. Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest compounded daily, to the extent permitted by law, at the Federal Funds Effective Rate (EFFR or any successor to such rate) effective for the date such payment was due, as reported by the Federal Reserve of New York.
Section 8.9Financial Records. Each Party shall keep or cause to be kept complete and accurate books and records pertaining to Net Sales, Allowable Expenses, Net Profits, Net Losses and in the case of the Pfizer Territory, the applicable royalty calculations, as applicable, in sufficient detail to calculate all amounts payable hereunder (“Financial Records”). Such books and records shall be retained until the later of (a) [***] years after the end of the period to which such books and records pertain and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof) or for such longer period as may be required by Applicable Law.
Section 8.10Audit. A Party (the “Auditing Party”) shall have the right, at its own expense to have an independent certified public accountant perform a review of the other Party’s (“Audited Party”) Financial Records (including any records kept in the ordinary course of the Audited Party’s business) during regular business hours, with not less than [***] Business Days’ advance written notice. Such accountant shall advise the Parties simultaneously and promptly upon its completion of its audit whether or not the payments due hereunder (including payments due in connection with the Net Sales, Allowable Expenses, Net Profits, Net Losses and in the case of the Pfizer Territory, the applicable royalty calculations) have been accurately recorded, calculated and reported, and, if not, then the amount of such discrepancy. A Party’s Financial Records shall only be subject to one (1) audit per Calendar Year, except in the case of fraud. The Auditing Party’s right to perform an audit pertaining to any calendar year shall expire [***] years after the end of such year. Should an inspection pursuant to this Section 8.10 lead to the discovery of a payment discrepancy, then the appropriate Party shall pay to the other Party the amount of the discrepancy. If a payment discrepancy was greater than [***] or [***] of the correct amount for the audited period and the discrepancy was in favor of the Auditing Party, then the Audited Party shall pay the reasonable and documented out-of-pocket cost of such inspection. In no case shall the costs of an audit pursuant to this Section 8.10 be included in Allowable Expenses. This Section 8.10 does not apply to or include Manufacturing operations audits or regulatory inspections, or Detailing audits which matters are addressed elsewhere herein or in applicable ancillary agreements described elsewhere herein.
Section 8.11Audit Dispute. In the event of a dispute with respect to any audit under Section 8.10, the Parties shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***] days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected in writing by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Accountant”). The decision of the Accountant shall be final. The costs of the Accountant shall be borne between the Parties in such manner as the Accountant shall determine. Not later than [***] days after such decision and in accordance with such decision, the Audited Party shall pay the underpayment or overpayment, as the case may be, with interest from the date originally due as provided in Section 8.8, or the Auditing Party shall pay the overpayment or underpayment, as the case may be, in each case, as described in Section 8.10, as applicable.
Section 8.12Confidentiality. The receiving Party shall treat all information subject to review under this Article VIII in accordance with the confidentiality provisions of Article XII, and the Parties shall cause the Accountant to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.
Section 8.13No Projections. The Parties acknowledge and agree that nothing in this Agreement shall be construed as representing an estimate or projection of anticipated net sales of either Product. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT EITHER PARTY WILL BE ABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE EITHER PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.
Section 8.14No Double Counting. There shall be no double counting of any Development Costs, Distribution Costs, Manufacturing Costs, Sales and Marketing Costs, or deductions from Net Sales, and to the extent a cost or expense has been included in one category or sub-category, it shall not be included in another;

similarly, to the extent any revenue has been taken into account in one category or sub-category it shall not be taken into account in another. If the costs included in a category or sub-category have already been included in one relevant category, they shall not be included in any other category.
ARTICLE IX.
SUPPLY OF PRODUCT
Section 9.1Supply Obligations.
9.1.1Manufacturing Party.
(a)Commencing on the Effective Date, and thereafter subject to Section 9.1.4, unless otherwise mutually agreed by the Parties, Myovant shall be the Party responsible for the Manufacture of each Product in the Field and supplying each Product in the Field in the Co-Promotion Territory and, following the Option Closing (if any), in the Pfizer Territory, for all purposes, including preclinical and clinical supplies, commercial supplies and Samples, pursuant to this Agreement and the Supply Agreement, provided that, the foregoing provisions shall not apply with respect to the Manufacture of Products in the Pfizer Territory, if Pfizer contracts directly with the Existing CMOs in accordance with Section 9.1.1(c) or otherwise performs such Manufacture to the extent agreed between the Parties following the Option Closing (if it occurs). Myovant shall use [***] to Manufacture, or ensure the Manufacture by the Existing CMO(s), of the Products in the form as of the Effective Date: (i) in compliance with (1) the Supply Agreements and (2) cGMP and all other Applicable Laws; (ii) in conformance with the specifications therefor in effect at the time of delivery to Pfizer or a Third Party; (iii) such that the Products are not, at the time of delivery, whether for development or commercial use, adulterated or misbranded within the meaning of the U.S. Food and Drug Act (“Act”) or any analogous Applicable Law outside of the United States; (iv) in conformance, at such time of delivery, in all material respects with the certificates of analysis accompanying the Products when delivered; and (v) in a manner sufficient to meet the requirements for supply of the Products in accordance with the applicable forecast in the Supply Plan and subject to the terms and conditions of the Supply Agreement (subject to Section 9.2.3 and the terms of the Supply Agreement). To the extent Myovant is responsible for such Manufacture, [***], without the prior written consent of Pfizer (not to be unreasonably withheld).
(b)If the applicable JMDRC approves the inclusion of any new form of Product in the Field in the applicable Joint Medical Affairs and Development Plan and Budget, as part of such approval, the applicable JMDRC shall also agree the Manufacture responsibilities of Myovant or Pfizer in relation to such new form of Product. Upon such agreement, the Parties shall record such agreement in writing.
(c)Following the Option Closing, if it occurs, Pfizer may, at its sole discretion and at any time during the Term, contract directly with the Existing CMOs for the supply of the Oncology Product in the Oncology Field to Pfizer for sale in the Pfizer Territory, provided that, if Myovant is engaging such Existing CMO at such time, Pfizer shall [***].
9.1.2Preclinical, Clinical and Commercial Manufacture and Supply. To the extent that Myovant is responsible for the Manufacture of the preclinical and clinical supply of Compound, the Oncology Product(s) or Pediatric Product, or the commercial supply of Compound, the Oncology Product(s) in the Oncology Field or Pediatric Product in the Pediatric Field in the Pfizer Territory for Pfizer, such supply shall be pursuant to separate supply agreement between Myovant and Pfizer (the “Supply Agreement”). Any Supply Agreement, if necessary, will be negotiated in good faith by the Parties following the Option Closing, if it occurs, with a view to entering into such Supply Agreement within [***] months after such Option Closing. Myovant would sell to Pfizer at standard cost of goods therefor, [***], the preclinical, clinical or commercial supply of the Compound, Oncology Product(s) or Pediatric Products, unless and until Pfizer establishes its own source of supply.
9.1.3The Supply Agreement, if necessary, will set forth the rights and obligations of the Parties in connection with Myovant’s supply of the Oncology Product or the Pediatric Product in their respective Fields and will address the qualification of a manufacturing facility or facilities as a second source for Manufacture of the Products (provided that, if such second source is a Third Party, subject to Myovant’s written approval, not to be unreasonably withheld) and shall contain such terms and conditions as are reasonable and customary for similar supply agreements. Promptly following the Effective Date, the Parties shall enter into a quality agreement on reasonable and customary terms in connection with the Manufacture of the Products in the Field in the Territory hereunder (the “Quality Agreement”). If the JSC agrees to add any additional Products to the applicable Joint Medical Affairs and Development Plan and Budget, the Parties shall discuss as to which Party shall supply the pre-clinical, clinical and commercial supplies of such Products, subject to additional Supply Agreements and Quality Agreements, as necessary, to be entered into between the Parties.
9.1.4Manufacture by Pfizer. If Pfizer wishes to Manufacture and supply any Product in the Field in the Territory for use hereunder, Pfizer shall notify Myovant thereof through the JMC, upon which the Parties, through the JMC shall discuss the feasibility and desirability of Pfizer’s performance of some or all of such manufacture and supply activities, taking into account Myovant’s obligations under the Existing Myovant Third Party Agreements:
(a)If such Manufacture and supply relates to any Product in the Field the Co-Promotion Territory, Myovant shall have no obligation to agree to any such Manufacture and supply by Pfizer or any transfer of Manufacture process of such Product in the Field to Pfizer (and any such transfer of Manufacture process if agreed by Myovant shall be subject to Section 9.1.4(c)). If Pfizer establishes its own source of supply for Product, upon the request of Myovant, the Parties shall negotiate in good faith a supply agreement in relation to any future supply of the applicable Product in the Field to Myovant, which supply agreement shall include additional terms and conditions as are reasonable and customary for similar supply agreements and such supply shall be at cost without a mark-up.
(b)If such Manufacture and supply solely relates to the Oncology Product(s) or the Pediatric Product, if Developed, in the Pfizer Territory, Pfizer shall have the right to perform such Manufacture and supply of the Oncology Product or Pediatric Product, if Developed, in their respective portion of the Field, in the Pfizer Territory, including through engaging an Existing CMO in accordance with Section 9.1.1(c). Upon Pfizer’s request, Myovant shall provide Pfizer with assistance for the transfer of the Manufacture process of the Oncology Product(s) or Pediatric Product, if Developed, to Pfizer, or its designee, subject to Section 9.1.4(c).
(c)Myovant shall be responsible for its costs of providing Pfizer any assistance for the transfer of the manufacture process of any Product in the Field to Pfizer under this Section 9.1.4, provided that, if Myovant is required to perform any activities or assistance beyond what is considered reasonable, the Parties shall agree in writing the cost to be reimbursed to Myovant for such activities or assistance prior to such costs being incurred by Myovant
9.1.5Samples. Myovant shall be the Party responsible for supplying all Samples to be used by both Parties in the Territory, unless such responsibilities have been assumed by Pfizer in accordance with Section 9.1.4 and after discussion by the JMC. Pfizer shall be responsible for all costs associated with supply and distribution of Samples of Oncology Product(s) or Pediatric Product, if Developed, for the Pfizer Territory; any Samples of Oncology Product(s) or Pediatric Product, if Developed, manufactured by Myovant for use in the Pfizer Territory shall be purchased by Pfizer at standard cost of goods therefor under the Supply Agreement.
Section 9.2Capacity and Supply.
9.2.1Supply Plans. On a Product-by-Product basis, by [***], Myovant shall prepare and submit to the JMC, for its review and discussion, a proposed supply chain management plan for the Products being Manufactured under this Agreement by the Existing CMO to the extent Myovant is responsible for the supply of such Products, such plan to be designed to provide reasonable assurance that Myovant, utilizing the Existing CMO, is able to satisfy the then-current forecast for the Products in the Field in the Co-Promotion Territory (each such plan once determined in accordance with this Section 9.2, a “Supply Plan”). Each Supply Plan shall include (a) a plan for producing launch quantities for each such Product, including appropriate capacity and inventory and safety stock levels, (b) a [***] year high-level non-binding forecast for capacity planning purposes and short-term forecasts meeting the requirements established by the JMC, and (c) inventory requirements (for the Products and key raw materials) in order to satisfy supply requirements. After the submission of the initial Supply Plan for the Product, Myovant shall prepare and submit to the JMC for its review and discussion, an updated copy of such Supply Plan periodically as determined by the JMC. The JMC shall submit each updated Supply Plan to the JSC for review and approval on an annual basis. Following Option Closing (if it occurs), the Parties shall update the Supply Plan to include the Products in the Field in the Pfizer Territory, for so long as Myovant is supplying Pfizer such Products.
9.2.2Capacity Planning. The Parties will work together through the JMC to identify any capacity expansion needs in connection with development of each initial Supply Plan and each update thereto, including ensuring adequate capacity is available to meet the forecasted demand for the Product. The JMC shall develop and recommend to the JSC options to address necessary capacity expansion, which may include Manufacturing by either or both of the Parties or a Third Party and which will take into account [***], by proposing such activities to the JSC in a capacity expansion plan. If the JSC is unable to agree with respect to a given capacity expansion plan, then such matter will be resolved as set forth in Section 2.10.3(c). Agreement on the capacity expansion plan shall not be a Myovant Controlled Matter or a Pfizer Controlled Matter, and accordingly requires consensus of the relevant representatives of the Parties.
9.2.3Shortage; Allocation. In the event that Myovant reasonably believes that it will not be able to supply requirements for the Products in the Field in accordance with the Supply Plan provided under Section 9.2.1 and otherwise as necessary to fulfill supply requirements under any applicable Joint Medical Affairs and Development Plan and Budget or Co-Promotion Commercialization Plan and Budget:
(a)it shall provide prompt written notice to Pfizer thereof. If Myovant actually cannot supply a Product in the Field in accordance with such mutually agreed upon supply requirements or otherwise as necessary to fulfill supply requirements under any applicable Joint Medical Affairs and Development Plan and Budget or Co-Promotion Commercialization Plan and Budget, then to the extent required by the [***], Myovant may [***]. The JMC shall develop a revised Supply Plan consistent with the foregoing. If the JMC is unable to reach consensus regarding any such revised Supply Plan, then such issue shall be escalated in accordance with Section 2.10.3(c); and
(b)in relation to the Products in the Field allocated for supply for the Development and Commercialization activities hereunder (after any pro rata allocation to [***] in accordance with Section 9.2.3(a)), it shall reasonably allocate its manufacturing capacity and supply in the following order of prioritization unless the JCC agrees otherwise: (1) to minimize the impact to patients on treatment in ongoing Clinical Trials or treatment after Regulatory Approval; (2) to minimize any disproportionate impact on such Product’s development or commercialization hereunder; (3) to meet the requirements for enrolling new patients or new sites for existing Clinical Trials; and (4) to meet the requirements for new Clinical Trials. All of the foregoing provisions shall be subject to and may be set out in further detail in the applicable Supply Agreement and Quality Agreement.
9.2.4Environmental, Health and Safety. Myovant shall, or shall ensure that the Existing CMO(s), comply (a) in all material respects with Applicable Laws relating to relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, including obtaining and maintaining permits required under such Applicable Laws; and (b) provide the JMC with verbal notice as promptly as practicable, confirmed in writing, in the event of any major incident, which shall include any event, occurrence, or circumstance, including any governmental or private action, which materially impacts or could reasonably be expected to materially impact the Myovant’s ability to fulfill its obligations under this Agreement in relation to Manufacturing the Products in the Territory (“Environmental Manufacturing Responsibilities”). Unless otherwise agreed in the applicable Supply Agreement or Quality Agreement, Myovant shall permit Pfizer, or a consultant selected by Pfizer and reasonably acceptable to Myovant, on reasonable advance written notice to conduct periodic reviews or audits (but not more than [***] per year, except for exigent circumstances) during normal business hours of the environmental and health and safety practices and performance of the facility(ies) where the Manufacture of a Product in the Field for the Territory is occurring, provided that any such consultant is bound by confidentiality obligations no less stringent than those set out herein.
Section 9.3Costs. [***] of the standard cost of goods for any Oncology Product(s) in the Oncology Field for sale in the Pfizer Territory shall constitute Manufacturing Costs and will be reimbursed by Pfizer, [***].
Section 9.4Reports. Within [***] days following the end of each Calendar Quarter during which a Party is performing any material Manufacturing activities, such Party shall provide each JMC with a reasonable detailed written report of the material Manufacturing activities it has performed, or caused to perform, since the preceding report (or with respect to the first such report, since the Effective Date) and its material Manufacturing activities in process, and the future activities it expects to initiate, and any other information as determined by the JMC to be reported (including any information required under the [***] Agreement), in accordance with a template report reasonably agreed between the Parties.

ARTICLE X.
GRANT OF RIGHTS
Section 10.1    Rights Granted to Pfizer.
10.1.1License Grant. Subject to the terms and conditions of this Agreement and [***] retained rights under the [***] Agreement, including Section 10.3, Myovant hereby grants to Pfizer the following rights and licenses, with the right to grant sublicenses only in accordance with Section 10.1.2, under the Myovant Background IP, Myovant Other Collaboration IP, Product Collaboration IP and Myovant’s interest in the Joint Other Collaboration IP:
(a)a co-exclusive license (with Myovant and its Affiliates) to Develop and have Developed (i) the Oncology Product(s) in the Oncology Field, (ii) the WH Product(s) in the WH Field and (iii) the Pediatric Product(s) in the Pediatric Field, in each case of (i), (ii) and (iii), in the Co-Promotion Territory and solely pursuant to the applicable Joint Medical Affairs and Development Plan and Budget to the extent contemplated by and authorized pursuant to this Agreement;
(b)a co-exclusive license (with Myovant, its Affiliates and its Excluded Affiliates) to Commercialize the Products in the Field in the Co-Promotion Territory solely pursuant to the applicable Co-Promotion Commercialization Plan and Budget to the extent contemplated by and authorized pursuant to this Agreement and expressly excluding the right to sell, offer for sale, have sold, export and import;
(c)effective following the Option Closing if it occurs, a co-exclusive license (with Myovant and its Affiliates) to Develop and have Developed (i) the Oncology Product(s) in the Oncology Field and (ii) the Pediatric Product(s) in the Pediatric Field, in each case of (i) and (ii), in the Pfizer Territory and in accordance with the Joint Medical Affairs and Development Plan and Budget;
(d)a co-exclusive license (with Myovant and its Affiliates) to Manufacture or have Manufactured the Products for use by the Parties in the Co-Promotion Territory, solely to the extent that the Parties have agreed in writing that Pfizer will conduct Manufacturing activities with respect to Products in the Co-Promotion Territory;
(e)a non-exclusive, fully paid, perpetual, irrevocable, royalty-free license, under the Product Collaboration IP invented, conceived, discovered, developed or otherwise made solely by Pfizer, for all purposes other than the Exploitation of the Products;
(f)effective following the Option Closing if it occurs, an exclusive license to Develop and have Developed (i) the Oncology Product(s) in the Oncology Field and (ii) the Pediatric Product(s) in the Pediatric Field, in each case of (i) and (ii), in the Pfizer Territory and in accordance with the Development Component.
(g)effective following the Option Closing if it occurs, an exclusive license to sell, offer for sale, have sold, export, import and Commercialize (i) the Oncology Product(s) in the Oncology Field and (ii) the Pediatric Product(s) in the Pediatric Field, in each case of (i) and (ii), in the Pfizer Territory; and
(h)effective following the Option Closing if it occurs, a co-exclusive license (with Myovant and its Affiliates) to Manufacture or have Manufactured the Oncology Product(s) and Pediatric Product(s) for use by Pfizer in the applicable Field in the Pfizer Territory.
10.1.2Sublicense Rights. Subject to the terms and conditions of this Agreement, Pfizer shall have the right to sublicense the licenses granted to it by Myovant under Section 4.6 and Section 10.1.1 to Affiliates of Pfizer and to Third Parties; [***]. Pfizer shall cause each of its Affiliates and Sublicensees to comply with the applicable terms and conditions of this Agreement. The grant of any such sublicense shall not relieve Pfizer of its obligations under this Agreement, except to the extent they are satisfactorily performed by such Affiliate or Sublicensee.
Section 10.2    Rights Granted to Myovant. Subject to the terms and conditions of this Agreement, including Section 10.3, Pfizer hereby grants to Myovant a license under the Pfizer Other Collaboration IP solely to enable Myovant to grant a sublicense to [***] as required under the [***] Agreement solely for [***] to (a) Exploit the [***] or [***] in the Takeda Territory to the extent such sublicense is necessary or useful for [***] to Exploit such [***] or [***] in the Takeda Territory (each as defined in the [***] Agreement as it exists as of the Effective Date), (b) Develop the [***] and [***] in the Women’s Health Field in the United States (and

Canada to the extent it is included as part of the Co-Promotion Territory under this Agreement) solely for the purpose of Exploiting such [***] or [***] in the Field in the Takeda Territory (each as defined in the [***] Agreement as it exists as of the Effective Date) and (c) Manufacture the [***] or [***] outside the Takeda Territory (each as defined in the [***] Agreement as it exists as of the Effective Date).
Section 10.3    Retention of Rights; No Implied Rights.
10.3.1Retained Rights of Myovant. Notwithstanding Section 10.1 above, Myovant expressly retains the right on behalf of itself, its Affiliates, Excluded Affiliates and its and their Sublicensees, including the right to license, subject to Section 16.1 and Section 16.2, and grant rights of reference to its Affiliates, Excluded Affiliates and its and their (sub)licensees, solely to:
(a)perform its and their obligations and exercise its and their rights under this Agreement;
(b)Develop, obtain and maintain Regulatory Approvals for and to Manufacture, Commercialize and otherwise Exploit any compound or product other than (i) the Compound, (ii) Products or (iii) any other pharmaceutical product containing any Compound (alone or in combination with one or more other active pharmaceutical ingredients), in any field (including the Field) anywhere in the world;
(c)Develop, obtain and maintain Regulatory Approvals for, and to Manufacture, Commercialize and otherwise Exploit the (i) Products outside the Field or outside the Territory; and (ii) the WH Product(s) outside the Co-Promotion Territory in any field (excluding the Oncology Field);
(d)Manufacture or have Manufactured the Compound or Products, other than a generic form thereof, anywhere in the world; and
(e)Develop and have Developed the Oncology Product(s) and the Pediatric Product(s) in the Pfizer Territory solely for Commercialization in the Co-Promotion Territory in accordance with the Joint Medical Affairs and Development Plan and Budget.
10.3.2Retained Rights of Pfizer. Notwithstanding anything to the contrary in this Agreement and without limitation of any rights granted or reserved to Pfizer pursuant to any other term or condition of this Agreement, Pfizer hereby expressly retains, on behalf of itself and its Affiliates all right, title and interest in and to the Pfizer Background IP, Pfizer Other Collaboration IP, the Pfizer’s interest in the Joint Other Collaboration IP and Pfizer’s Corporate Names, in each case (a) to exercise its rights and perform its obligations under this Agreement, including the right to grant licenses thereunder to its Affiliates and Third Parties in connection therewith and (b) subject to Section 16.1, to Exploit any compound or product other than the Compound or the Products in all fields (including the Field) anywhere in the Territory.
10.3.3No Implied Licenses. Except as expressly set forth in this Agreement, neither Party grants to the other Party any right or license, express or implied, under its Background IP, Collaboration IP, the Product Trademarks or any other intellectual property rights Controlled by such Party.
10.3.4[***] Agreement. The Parties acknowledge and agree that (a) the licenses under Section 10.1.1 constitute sublicenses under the applicable license rights granted to Myovant by [***] under the [***] Agreement, (b) the licenses under Section 10.1.1 are subject and subordinate to the terms and conditions of the [***] Agreement in all material respects, and (c) that [***] is an intended third party beneficiary under this Agreement with the right to enforce the terms hereof. Pfizer shall participate in discussions with Myovant and [***] at least annually to facilitate information sharing and the global coordination of the Exploitation of the Compounds and Products in the Field in the Territory.
10.3.5Direct License under [***] License Agreement. To the extent [***] has the right to request and requests a direct license as a result of the termination of the [***] Agreement by Licensee, then Pfizer is not restricted hereunder from taking such a license, subject to the conditions set forth in the [***] Agreement.
10.3.6Third Party Licenses. If the Development, Commercialization, Manufacture or other Exploitation of any Product by either Party as contemplated herein or any Related Agreement would infringe any Third Party Patent right (other than a Patent to which a Party is already granted a license or sublicense as of the Effective Date), or either Party believes it otherwise necessary or desirable to obtain a license under a Third

Party’s Patent rights to avoid any claims or litigation concerning any such infringement against either Party with respect to one or more countries in the Territory, then the Party first having knowledge or opinion of such matter shall promptly bring such matter to the attention of the other Party, and the Parties shall reasonably discuss (via IPOC) the basis for such alleged infringement and whether to take a Third Party License for the Co-Promotion Territory and the taking of such a license in the Co-Promotion Territory shall be subject to approval by the applicable JSC under Section 2.3.18. Pfizer, its Affiliates and Sublicensee shall have the first right to obtain a Third Party License for the Pfizer Territory, and notwithstanding this Section 10.3.6, shall have the final decision-making authority in its determination to obtain such license.
Section 10.4    Initial Disclosure of Know-How. Myovant shall (a) promptly following the Effective Date, without additional consideration, disclose to Pfizer all Myovant Background IP in existence as of the Effective Date that Pfizer reasonably needs, in Myovant’s good faith judgement, in order to carry out its obligations or exercise its rights under this Agreement and within the scope of the licenses granted hereunder and (b) upon Pfizer’s reasonable written request and at Pfizer’s cost and expense, provide any additional Myovant Background IP included within the scope of the licenses granted hereunder, and provide Pfizer with all reasonable assistance necessary or desirable to enable Pfizer to carry out its obligations or exercise its rights under this Agreement and the licenses granted hereunder.
Section 10.5    Pfizer Territory Option.
10.5.1Option Grant. Myovant hereby grants to Pfizer an exclusive option, to obtain the licenses under Sections 10.1.1(c), 10.1.1(f), 10.1.1(g) and 10.1.1(h) (the “Pfizer Territory Option”), exercisable during the Option Period in accordance with this Section 10.5.
10.5.2Option Exercise. To exercise the Pfizer Territory Option, Pfizer shall provide to Myovant written notice specifying such exercise during the Option Period (such notice, the “Option Exercise Notice”). Upon Pfizer’s provision of the Option Exercise Notice to Myovant during the Option Period, the Pfizer Territory Option shall be deemed exercised and the licenses set forth in Sections 10.1.1(c), 10.1.1(f), 10.1.1(g) and 10.1.1(h) and any other rights set forth in this Agreement with respect to the Pfizer Territory will automatically be granted without any further action of the Parties, provided that, if Pfizer has notified Myovant under Section 10.5.3 that it reasonably determines that Competition Clearance is required, the expansion of the rights of Pfizer hereunder with respect to the Pfizer Territory shall not be effective until any required Competition Clearance has been obtained (such date when all required Competition Clearances are obtained (if there are required Competition Clearances) or the date on which the exercise is made (if there are no required Competition Clearances), the “Option Closing”). Upon the Option Closing and provided Pfizer has paid the Option Exercise Payment, the Territory with respect to the Oncology Products shall be deemed to include the Pfizer Territory.
10.5.3Competition Clearance. If Pfizer determines that Competition Clearance is required for Pfizer to obtain the rights contemplated by the Pfizer Territory Option, then Pfizer shall promptly notify Myovant thereof at least [***] days prior to its delivery of the Option Exercise Notice to Myovant. In the case of any Competition Clearances required, the Parties will coordinate in good faith regarding any required filings and any Costs associated therewith shall be borne by Pfizer. In the event that any required Competition Clearances are not obtained within [***] days after the date of the Option Exercise Notice, then the Pfizer Territory Option shall expire and Pfizer shall have no further rights with respect to the Pfizer Territory.
10.5.4Expiry of Option Period. If the Option Period has commenced but Pfizer subsequently fails to provide the Option Exercise Notice to Myovant prior to the expiry of the Option Period, then, upon the expiry of the Option Period, the Pfizer Territory Option shall lapse, and Pfizer shall have no further rights with respect to the Pfizer Territory.
10.5.5Pfizer Operation Plan. Following Myovant’s receipt of the Option Exercise Notice from Pfizer (if any), within [***] days from Myovant’s receipt of the Option Exercise Notice from Pfizer, Pfizer shall prepare and submit to the JSC for notification, an initial operation plan for its activities with respect to the Oncology Product(s) in the Oncology Field in the Pfizer Territory (such plan, to the extent approved by the JSC and as may be amended form time to time pursuant to this Section 10.5.5, a “Pfizer Operation Plan”), which shall include the following components:

(a)reasonable details of: (i) principal strategies with respect to marketing and promoting the Oncology Product(s) in the Oncology Field; (ii) the material activities to be conducted by Pfizer and its Affiliates and Sublicensees in connection with the Commercialization of the Oncology Product(s) in the Oncology Field; and (iii) [***] set forth in this clause (a) (“Commercialization Component”);
(b)reasonably detailed descriptions of (i) all material Development activities reasonably anticipated to be undertaken by Pfizer to obtain the Regulatory Approval of the Oncology Product in the Oncology Field in the Pfizer Territory; (ii) all activities related to the Development of the Oncology Product in the Oncology Field in the Pfizer Territory; (iii) estimated dates on which Pfizer expects to file a DAA in each country in the Pfizer Territory in which Pfizer is Developing an Oncology Product in the Oncology Field; and (iii) [***] set forth in this clause (b) (“Development Component”). The Parties acknowledge that the Development Component must not include any Product in the Field or Co-Administration Study that is not already included in the Joint Medical Affairs and Development Plan and Budget; and
(c)(i) the specific Regulatory Activities to be performed by Pfizer for the Pfizer Territory and the activities to be performed by Myovant to support such Regulatory Activities, including any assistance to be provided by Myovant under Section 4.3.2 with respect to such Regulatory Activities; and (ii) any Regulatory Activities performed by Myovant prior to the transfer of the Regulatory Approvals in the Pfizer Territory to Pfizer, and any other activities performed by Myovant to facilitate such transfer.
Pfizer shall update the Pfizer Operation Plan and submit it to the JSC at least [***] each Calendar Year, provided that Pfizer’s obligation to update the Pfizer Operation Plan and submit it to the JSC with respect to the Commercialization Component shall end at the [***] anniversary of the First Commercial Sale of the first Oncology Product in the Oncology Field in a Major Market Country. Pfizer may amend the Pfizer Operation Plan as reasonable or necessary at any time during the Term and provide the JSC with a copy of all such amendments.
ARTICLE XI.
INTELLECTUAL PROPERTY
Section 11.1    Ownership of Intellectual Property.
11.1.1Product Collaboration IP. Subject to the rights and licenses expressly granted under this Agreement, Myovant shall solely own all right, title and interest in and to all Product Collaboration IP. Pfizer, on behalf of itself and its Affiliates and its or their Sublicensees, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign) to Myovant, Pfizer’s entire right, title and interest in and to the Product Collaboration IP.
11.1.2Other Collaboration IP.
(a)Myovant shall own all right, title and interest in any and all Myovant Other Collaboration IP. Pfizer shall own all right, title and interest in any and all Pfizer Other Collaboration IP. Each party shall own an equal, undivided interest in any and all Joint Other Collaboration IP. Subject to the licenses and rights of reference granted under Section 4.6, Section 10.1.1 and Section 10.2, the non-compete obligations set forth in Section 16.2, and each Party’s confidentiality obligations under Article XII, each Party shall have the right to Exploit the Joint Other Collaboration IP without a duty of seeking consent or accounting to the other Party. If in a particular country the consent of co-owners is required for one co-owner to grant license rights under or otherwise Exploit Joint Other Collaboration IP as provided in the previous sentence, each Party hereby consents to such license grant to use and otherwise Exploit such Joint Other Collaboration IP in such country without any duty to share profits with (other than such duty under this Agreement), or provide an accounting to, the other Party with respect to such use and Exploitation, and each Party hereby grants to the other Party under such granting Party’s interest in such Joint Other Collaboration IP, a perpetual, irrevocable, royalty-free, sublicensable (through multiple tiers), non-exclusive license to Exploit any Joint Other Collaboration IP in such country in any manner and for any purpose whatsoever, subject to the licenses and rights of reference granted under Section 4.6, Section 10.1.1, and Section 10.2, the non-compete obligations set forth in Section 16.2, and each Party’s confidentiality obligations under Article XII.
(b)Ownership of Regulatory Materials (including any Regulatory Approval or Product Labeling) relating to either Product shall be governed by Section 4.2.

11.1.3Background IP. Each Party shall retain all right, title and interest to its Background IP, and, except as expressly set forth in this Agreement, no right or license to such Patents, Know-How and other intellectual property rights included in such Background IP is granted by either Party to the other Party.
11.1.4United States Law. The determination of whether Know-How is invented, conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States irrespective of where such conception, discovery, development or making occurs. In the event that United States law does not otherwise apply to the invention, conception, discovery, development or making of any Know-How or Patents or other inventions hereunder, each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their Sublicensees to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Patents or Know-How as well as any copyright or other intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, the ownership provided for in this Section 11.1.
11.1.5Assignment Obligation. Each Party shall cause all Persons who perform Development, Commercialization, Manufacturing or other activities for or on behalf of such Party under this Agreement or who invent, conceive, discover, develop or otherwise make any Know-How or Patents by or on behalf of either Party or its Affiliates or its or their Sublicensees under or in connection with this Agreement to assign (or, if such Party is unable to cause such Person to assign, to provide an exclusive license under) their rights in any such Know-How or Patents resulting therefrom to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit, academic and public institutions that have standard policies against such an assignment (in which case a suitable exclusive license with the right to sublicense or right to obtain such a license shall be obtained).
Section 11.2    Prosecution and Maintenance of Patents.
11.2.1Myovant Patents.
(a)Myovant’s Rights. Subject to Section 11.2.1(b), Myovant shall have the sole right outside the Co-Promotion Territory and first right in the Co-Promotion Territory, but not the obligation, through using counsel of its own choice, to prepare, file, prosecute and maintain (including being responsible for any related interference, re-issuance, re-examination and post grant review, including any inter partes review and opposition proceedings) (“Prosecute and Maintain”) Myovant Patents, the Cost of which activities shall be deemed Allowable IP Costs in the Co-Promotion Territory and be solely borne by Myovant outside the Co-Promotion Territory. Myovant shall consult and reasonably cooperate with Pfizer for all material steps with regard to the Prosecution and Maintenance of the Myovant Patents in the Co-Promotion Territory and shall provide Pfizer with a reasonable opportunity and reasonable time to review and comment on substantive prosecution matters and drafts of any responses or other proposed filings by Myovant before any applicable filings are submitted to any relevant patent office or Governmental Authority and consider in good faith any reasonable comments offered by Pfizer in any final filings submitted by Myovant to any relevant patent office or Governmental Authority in a timely fashion.
(b)Pfizer’s Rights. If Myovant elects not to Prosecute and Maintain a Myovant Patent in the Co-Promotion Territory, Myovant shall provide reasonable prior written notice to Pfizer of such intention and Pfizer shall have the second right, but not the obligation, using counsel of its own choice, to Prosecute and Maintain such Myovant Patent in the Co-Promotion Territory, at Pfizer’s sole cost and expense, provided that Pfizer’s step-in rights with respect to Myovant Background Patents in the Co-Promotion Territory are subject to [***] step-in rights under the [***] Agreement. Following the Option Closing if it occurs, the following shall apply. Myovant shall have the first right, but not the obligation, through using counsel of its own choice, to Prosecute and Maintain Myovant Patents that Cover the Oncology Product(s) in the Oncology Field in the Pfizer Territory at Parties’ [***] cost and expense. Myovant shall periodically inform Pfizer of all material steps with regard to the Prosecution and Maintenance of such Myovant Patents in the Pfizer Territory and shall provide Pfizer with an opportunity to review and comment on substantive prosecution matters in a timely fashion. If Myovant decides not to Prosecute and Maintain such a Myovant Patent that Cover the Oncology Product(s) in the Oncology Field in the Pfizer Territory, Myovant shall provide reasonable prior written notice to Pfizer of such intention and Pfizer shall thereupon have the option to assume the control and direction of the Prosecution and Maintenance of such Myovant Patent at Pfizer’s cost and expense, using counsel of Pfizer’s choice, provided that Pfizer’s step-in rights with respect to Myovant Background Patents in the Pfizer Territory are subject to [***] step-in rights under the [***] Agreement. Upon Pfizer’s exercise of its second rights to Prosecute and Maintain such Myovant Patent in accordance with this Section 11.2.1(b), Pfizer shall periodically inform Myovant of all material steps with regard to the Prosecution and Maintenance of such Myovant Patents in the Territory and shall provide Myovant with an opportunity to review and comment on substantive prosecution matters in a timely fashion. If Pfizer at any time declines to participate in the Prosecution and Maintenance of any Myovant Patent under this Section 11.2.1(b) or share in the costs of Prosecuting and Maintaining any Myovant Patent under this Section 11.2.1(b), on a country-by-country basis, Pfizer will provide Myovant with [***]-day prior written notice to such effect, in which event, Pfizer will (i) have no responsibility with respect to the Prosecution and Maintenance of the applicable Myovant Patent after the end of such [***] period, (ii) have no responsibility for any expenses incurred in connection with such Myovant Patent after the end of such [***] period and (iii) [***], and Myovant shall have the right to continue or resume the Prosecution and Maintenance of such Myovant Patents, at its own discretion and its sole cost and expense.
11.2.2Joint Other Collaboration Patents. In the event the Parties make any Joint Other Collaboration Know-How, the Parties will promptly meet to discuss and determine, based on mutual consent, whether to seek patent protection thereon. Neither Party will file any Joint Other Collaboration Patent without mutual consent. If the Parties decide to seek patent protection for any Joint Other Collaboration Know-How, Myovant shall have the first right, but not the obligation, through using counsel mutually acceptable to the Parties, to Prosecute and Maintain such Joint Other Collaboration Patent, the Cost of which activities shall be shared [***] by the Parties [***]. Myovant shall periodically inform Pfizer of all material steps with regard to the Prosecution and Maintenance of the Joint Other Collaboration Patents and shall provide Pfizer with an opportunity to review and comment on substantive prosecution matters in a timely fashion and will reasonably consider Pfizer’s comments. Subject to the last sentence of this Section 11.2.2, if Myovant decides not to Prosecute and Maintain a Joint Other Collaboration Patent, Myovant shall provide reasonable prior written notice to Pfizer of such intention and Pfizer shall thereupon have the option to assume the control and direction of the Prosecution and Maintenance of such Joint Other Collaboration Patent at Pfizer’s sole cost and expense. If either Party (the “Declining Party”) at any time declines to participate in the Prosecution and Maintenance of any Joint Other Collaboration Patent or share in the costs thereof, on a country by country basis, the Declining Party will provide the other Party (the “Continuing Party”) with [***]- days prior written notice to such effect, in which event, the Declining Party will (i) have no responsibility with respect to the Prosecution and Maintenance of the applicable Joint Other Collaboration Patent after the end of such [***] period, (ii) have no responsibility for any expenses incurred in connection with such Joint Other Collaboration Patent after the end of such [***] period, (iii) if the Continuing Party elects to continue the Prosecution and Maintenance of such Joint Other Collaboration Patent, the Declining Party, upon the Continuing Party’s request, will execute such documents and perform such acts, at the Continuing Party’s expense, as may be reasonably necessary (1) [***] and (2) to permit the Continuing Party to Prosecute and Maintain such Joint Other Collaboration Patent at its sole expense, and (iv) the Declining Party shall retain a non-exclusive, sublicensable, perpetual, irrevocable, royalty-free, fully paid-up worldwide right and license to practice and exploit such Patent for any and all purposes.
11.2.3Myovant Other Collaboration Patents. Myovant has the sole right, but not the obligation, to file, prosecute and maintain Myovant Other Collaboration Patents in its sole discretion and at its own expense. Notwithstanding the foregoing, following the Option Closing if it occurs, the following shall apply. If Myovant decides not to prepare, file, prosecute or maintain a Myovant Other Collaboration Patent in any country in the Field in the Pfizer Territory, Myovant shall provide reasonable prior written notice to Pfizer of such intention and Pfizer shall thereupon have the option to assume the control and direction of the preparation, filing, prosecution and maintenance of such Myovant Other Collaboration Patent in the Pfizer Territory at Pfizer’s sole cost and expense. In the event that Pfizer elects to resume the preparation, filing, prosecution and maintenance of such Myovant Other Collaboration Patent in the Pfizer Territory, such Myovant Other Collaboration Patent shall [***] and Myovant will retain a non-exclusive, sublicensable, perpetual, irrevocable, royalty-free, fully paid-up worldwide right and license to practice and exploit such Patent for any and all purposes.
11.2.4Pfizer Other Collaboration Patents. Pfizer has the sole right, but not the obligation, to file, prosecute and maintain Pfizer Other Collaboration Patents in its sole discretion and at its own expense. Notwithstanding the foregoing, if Pfizer decides not to prepare, file, prosecute or maintain a Pfizer Other Collaboration Patent in any country in the Field in the Co-Promotion Territory, Pfizer shall provide reasonable prior written notice to Myovant of such intention and Myovant shall thereupon have the option to assume the control and direction of the preparation, filing, prosecution and maintenance of such Pfizer Other Collaboration

Patent in the Co-Promotion Territory at Myovant’s sole cost and expense. In the event that Myovant elects to resume the preparation, filing, prosecution and maintenance of such Pfizer Other Collaboration Patent in the Co-Promotion Territory, such Pfizer Other Collaboration Patent shall [***] and Pfizer will retain a non-exclusive, sublicensable, perpetual, irrevocable, royalty-free, fully paid-up worldwide right and license to practice and exploit such Patent for any and all purposes.
11.2.5Cooperation. The non-prosecuting Party shall, and shall cause its Affiliates to, assist and cooperate with the prosecuting Party, as the prosecuting Party may reasonably request from time to time, in the preparation, filing, prosecution and maintenance of the Collaboration Patents under this Agreement, including that the non-prosecuting Party shall, and shall ensure that its Affiliates, provide access to relevant documents and other evidence and make its employees available at reasonable business hours.
11.2.6Patent Term Extension and Supplementary Protection Certificate. Myovant shall have the sole right to make decisions regarding, and shall have the right to apply for, patent term extensions worldwide, including in the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now available or become available in the future (“Patent Term Extensions”), wherever applicable, for the Myovant Patents, including whether or not to do so; provided that Myovant shall use [***] to consult and reasonably cooperate with Pfizer of all material steps with regard to the preparation, filing and to determine the course of action with respect to such filings and shall provide Pfizer with a reasonable opportunity and reasonable time to review and comment on any proposed Patent Term Extension filings and, specifically prior to the filing of the Patent Term Extension application for the Co-Promotion Territory, and will consider in good faith any reasonable comments offered by Pfizer in any final filing submitted by Myovant. Pfizer shall use [***] to provide reasonable assistance, as requested by Myovant to obtain such extension or supplementary protection certificate.
11.2.7Common Ownership Under Joint Research Agreements. Notwithstanding anything to the contrary in this Article XI, neither Party shall have the right to make an election under 35 U.S.C. 102(c) when exercising its rights under this Article XI without the prior written consent of the other Party. With respect to any such permitted election, the Parties shall use reasonable efforts to cooperate and coordinate their activities with such Party with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. 100(h).
11.2.8Patent Listings. Myovant shall have the sole right, but make [***], to make decisions regarding and Myovant shall have the right to make all filings with Regulatory Authorities in the Territory with respect to the Myovant Patents, including as required or allowed (a) in the United States, in the FDA’s Orange Book, (b) the European Union, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and (c) under other international equivalents; provided that prior to such listings (x) Myovant shall consult and reasonably cooperate with Pfizer in all material steps with regard to (1) evaluating and identifying all applicable Patents, wherein each Party will have the right to review, where reasonable, original records relating to any invention for which Patents are being considered by the other Party for any such listing and (2) determining the course of action with respect to such filings in the Co-Promotion Territory and Pfizer Territory and (y) Myovant shall provide Pfizer with a reasonable opportunity and reasonable time to review and comment on any proposed patent listing filings and, specifically prior to the filing of the patent listings for the Co-Promotion Territory, and will consider in good faith any reasonable comments offered by Pfizer in any final patent listing filing submitted by Myovant. Myovant will use [***] in its final decision-making authority as to the listing of all applicable Myovant Patents and any other relevant Patents which it Controls.
Section 11.3    Enforcement of Patents.
11.3.1Notice. If either Party becomes aware of (a) any suspected infringement of any Myovant Patents in the Territory or (b) any certification filed in the United States under the “Drug Price Competition and Patent Term Restoration Act of 1984” (21 United States Code §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV)) (“ANDA Act”) or similar provisions in other jurisdictions (each of clauses (a) and (b), an “Infringement”), such Party shall promptly notify the other Party and provide it with all details of such Infringement of which it is aware (each, an “Infringement Notice”); provided, that each Party shall give the other Party an Infringement Notice not later than [***] Business Days after it becomes aware of any Infringement described in clause (b) above.

11.3.2Enforcement of Myovant Background Patents and Product Collaboration Patents.
(a)Myovant’s Rights. Myovant shall have the first right, but not the obligation, to prosecute any Infringement with respect to or otherwise enforce the Myovant Patents worldwide, including as a defense or counterclaim in connection with any Third Party Infringement Claim, using counsel of Myovant’s choice, the Costs of which shall solely borne by Myovant. Pfizer will have the right to consult with Myovant about such litigation, which Myovant shall reasonably consider Pfizer’s comments, and to participate in (including by being joined to such action if so requested and use reasonable efforts to obtain any necessary joinder), and be represented by independent counsel in such litigation at Pfizer’s own expense. Myovant shall promptly inform Pfizer if it elects not to exercise its first right under this Section 11.3.2(a) and Pfizer shall, thereafter, have the right, but not the obligation, to initiate and prosecute such suit or other action in the name of both Parties, at Pfizer’s cost and expense and its choice of counsel, in the Co-Promotion Territory. Following Pfizer’s exercise of its second right to enforce such Myovant Patent in the Co-Promotion Territory, Myovant will have the right to consult with Pfizer about such litigation, which Pfizer shall reasonably consider Myovant’s comments, and to participate in and be represented by independent counsel in such litigation at Myovant’s own expense.
(b)Pfizer’s Right in Pfizer Territory. Following the Option Closing if it occurs, this Section 11.3.2(b) shall apply. With respect to any Infringement with respect to or otherwise enforcement of the Myovant Patents in the Oncology Field in the Pfizer Territory, Myovant shall have the first right to prosecute any such Infringement at its sole cost. Pfizer will have the right to consult with Myovant about such litigation, which Myovant shall reasonably consider Pfizer’s comments, and to participate in and be represented by independent counsel in such litigation at Pfizer’s own expense. Myovant shall notify Pfizer of Myovant’s decision as to whether to take any action at least [***] days before any time limit set forth in an Applicable Law or within [***] days after receiving the Infringement Notice, whichever is shorter. If Myovant decides not to prosecute any such Infringement, unless [***] exercises its right to step-in and take such action at [***] own cost and expense as provided under the [***] Agreement, Pfizer may then elect to prosecute such alleged or threatened infringement at Pfizer’s sole cost and expense, using counsel of Pfizer’s choice. Following Pfizer’s exercise of its second right to enforce such Myovant Patent in the Pfizer Territory, Myovant will have the right to consult with Pfizer about such litigation, which Pfizer shall reasonably consider Myovant’s comments, and to participate in and be represented by independent counsel in such litigation at Myovant’s own expense.
11.3.3Enforcement of Other Patents. Pfizer shall have the sole right, but not the obligation, to prosecute Infringement with respect to the Patents within the Pfizer Background IP and Pfizer Other Collaboration IP, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Pfizer’s sole cost and expense, using counsel of its own choice and all recoveries will be retained by Pfizer. Myovant shall have the sole right, but not the obligation, to prosecute Infringement with respect to the Myovant Other Collaboration Patents, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Myovant’s sole cost and expense, using counsel of its own choice and all recoveries will be retained by Myovant. The Parties will promptly meet to discuss and determine, based on mutual consent, whether to prosecute any Infringement with respect to or otherwise enforce any Joint Other Collaboration Patents. Neither Party will enforce any Joint Other Collaboration Patent without mutual consent.
11.3.4Cooperation. The Parties agree to cooperate fully in any Infringement action pursuant to this Section 11.3, including by making the inventors, applicable records and documents (including laboratory notebooks) of the relevant Patents available to the controlling Party upon such Party’s request. Where a Party controls such an action, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time, in connection with its activities set forth in this Section 11.3, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours. Unless otherwise set forth herein, the Party entitled to bring any patent infringement litigation in accordance with this Section 11.3 shall have the right to settle such claim; provided that neither Party shall have the right to settle any Infringement litigation under this Section 11.3 in a manner that has a material adverse effect on the rights or interest of the other Party or in a manner that imposes any costs or liability on or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed). In connection with any activities with respect to an Infringement action prosecuted by a Party pursuant to this Section 11.3, the prosecuting Party shall (a) consult with the other Party as to the strategy for the prosecution of such claim, suit or proceeding, (b) consider in good faith any comments from the other Party with respect thereto and (c) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such action.
11.3.5Recovery. Subject to Section 11.3.3, any other recovery realized as a result of such litigation described above in this Section 11.3 (whether by way of settlement or otherwise) shall be first, allocated to reimburse the Parties for their reasonable out-of-pocket costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses) with any remainder [***].
Section 11.4    Infringement Claims by Third Parties.
11.4.1Notice. If the Exploitation of any Product in the Field in the Territory pursuant to this Agreement results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging infringement by a Party or any of its Affiliates or its or their Sublicensees or customers (a “Third Party Infringement Claim”), including any defense or counterclaim in connection with an Infringement action initiated pursuant to Section 11.3, the Party first becoming aware of such alleged infringement shall promptly notify the other Party thereof in writing.
11.4.2Myovant Rights. Subject to Article XIV, as between the Parties, Myovant shall have the first right, but not the obligation, to defend and control the defense of any such Third Party Infringement Claim in the Co-Promotion Territory, using counsel of Myovant’s own choice, the Costs of which shall be solely borne by Myovant. Prior to Option Closing, Myovant shall have the sole right, but not the obligation, to defend and control the defense of any such Third Party Infringement Claim in the Pfizer Territory, the costs of which shall be solely borne by Myovant.
11.4.3Pfizer Rights. Following the Option Closing if it occurs, Pfizer shall have the first right, but not the obligation, to defend and control the defense of any such Third Party Infringement Claim in the Pfizer Territory, at Pfizer’s cost and expense, using counsel of Pfizer’s own choice.
11.4.4Parties’ Step-in Rights. If the Party controlling such an action or its designee elects (in a written communication submitted to the other Party within a reasonable amount of time after notice of the alleged patent infringement) not to defend or control the defense of, or otherwise fails to initiate and maintain the defense of, any such claim, suit or proceeding in which the other Party is named as a defendant, within such time periods so that the other Party is not prejudiced by any delays, the other Party may conduct and control the defense of any such claim, suit or proceeding at the other Party’s sole cost and expense and with counsel of its choice.
11.4.5Cooperation. Where a Party controls such an action, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time, in connection with its activities set forth in this Section 11.4, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit or proceeding. Each Party agrees to provide the other Party with copies of all material pleadings filed in such action and to allow the other Party reasonable opportunity to participate in the defense of the claims.
11.4.6Recoveries. Any recoveries awarded to a Party in the Territory in connection with any Third Party Infringement Claim defended under this Section 11.4 shall be applied first to reimburse the Parties for reasonable Costs of defending such claim, suit or proceedings, with the balance of any such recoveries [***] in the Co-Promotion Territory and being deemed Net Sales (including any treble, punitive or other multiplier of damages and interest awarded with respect thereto) in the Pfizer Territory. The Party entitled to control the defense of a claim, suit or proceeding under this Section 11.4 shall have the right to settle such claim, suit or proceeding; provided that neither Party shall have the right to settle any claim, suit or proceeding under this Section 11.4 in a manner that has a material adverse effect on the rights or interest of the other Party or in a manner that imposes any costs or liability on or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 11.5    Invalidity or Unenforceability Defenses or Actions. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Myovant Patents by a Third Party and of which such Party becomes aware. As between the Parties, Myovant shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Myovant Patents in the Co-Promotion Territory, using counsel of Myovant’s own choice, including when such invalidity or unenforceability is raised as a defense or counterclaim in connection with an Infringement action initiated pursuant to Section 11.3, the Cost of which shall be solely born by Myovant. Prior to Option Closing, Myovant shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the Myovant Background Patents and Product Collaboration Patents in the Pfizer Territory, using counsel of Myovant’s own choice, including when such invalidity or unenforceability is raised as a defense or counterclaim in connection with an Infringement action initiated pursuant to Section 11.3, the Cost of which shall be solely borne by Myovant. Following the Option Closing if it occurs, Pfizer may participate, at its option, but not the obligation, in any such claim, suit or proceeding in the Pfizer Territory with counsel of its choice at its sole cost and expense; provided that Myovant shall retain control of the defense in such claim, suit or proceeding at each Parties’ own cost and expense. Following the Option Closing if it occurs and if Myovant or its designee elects not to defend or control the defense of the Myovant Background Patents or Product Collaboration Patents in a suit brought in the Pfizer Territory, then Myovant shall notify Pfizer of its election by written notice and Pfizer may have the option, but not the obligation, to conduct and control the defense of any such claim, suit or proceeding at Pfizer’s sole cost and expense, with counsel of its choice. Where a Party controls such an action, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time in connection with its activities set forth in this Section 11.5, including, where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours. In connection with any activities with respect to a defense, claim or counterclaim relating to the Myovant Background Patents or Product Collaboration Patents pursuant to this Section 11.5, the controlling Party shall (x) consult with the other Party as to the strategy for such activities, (y) consider in good faith any comments from the other Party and (z) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense, claim or counterclaim. The Party entitled to control the defense of a claim, suit or proceeding under this Section 11.5 shall have the right to settle such claim, suit or proceeding; provided that neither Party shall have the right to settle any claim, suit or proceeding under this Section 11.5 in a manner that has a material adverse effect on the rights or interest of the other Party or in a manner that imposes any costs or liability on or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed). Pfizer shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the Pfizer Background Patents and Pfizer Other Collaboration Patents, at Pfizer’s sole cost and expense, using counsel of its own choice. Myovant shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the Myovant Other Collaboration Patents, at Myovant’s sole cost and expense, using counsel of its own choice. The Parties shall discuss in good faith in defending the validity and enforceability of the Joint Other Collaboration Patents.
Section 11.6    Trademarks, Domain Names and Social Media.
11.6.1Determination of Product Trademarks. Myovant shall determine and own all right, title and interest in and to the Product Trademarks in the Co-Promotion Territory subject to the applicable JCC’s approval pursuant to Section 2.5.21, provided that if a Product Trademark cannot be legally used (either for regulatory, trademark law or other legal reasons) as determined by the Parties, the Product Trademark will not be used and an alternate trademark will be selected by Myovant. Following the Option Closing if it occurs, Pfizer shall determine and own all right, title and interest in and to the Product Trademarks in the Pfizer Territory subject to the Oncology JCC’s approval pursuant to Section 2.5.17. If Pfizer wishes to use any Product Trademark developed or used by Myovant with respect to the Commercialization or the Oncology Product(s) in the Co-Promotion Territory (“Myovant Product Trademarks”) to Commercialize the Oncology Product(s) in the Pfizer Territory, then the Parties will enter into a separate trademark license agreement containing commercially reasonable and customary terms.
11.6.2Domain Names and Social Media. Myovant shall own and retain all right, title and interest in and to any and all domain names (including both gTLDs and ccTLDs) and any social media name, tag or handle or similar identifier that incorporate, in whole or in part, any of the Product Trademarks owned by Myovant.

Pfizer shall own and retain all right, title and interest in and to any and all domain names (including both gTLDs and ccTLDs) and any social media name, tag or handle or similar identifier that incorporate, in whole or in part, any of the Product Trademarks owned by Pfizer (collectively, “Domain Names”).
(a)All the Domain Names shall be registered and renewed in the name of their respective owner and at such owners cost. The Parties may, from time to time, change the registrar with whom the Party has contracted to manage its Domain Name portfolio. The Parties agrees to assist and cooperate with the other Party, the old registrar or the new registrar in any way necessary to effectuate such a change of registrar.
(b)Myovant and Pfizer shall use [***] to maintain the Domain Names, including timely renewing the Domain Names’ registration.
11.6.3Parties’ Use of the Product Trademarks.
(a)Each Party shall not (and shall cause each of its Affiliates and its and their respective Sublicensees not to): (i) do any act that endangers, destroys, dilutes or similarly affects, in any material respect, the validity or strength of any Product Trademark or the value of the goodwill pertaining to any Product Trademark; or (ii) attack, dispute or contest the validity of or ownership of any Product Trademark (including an registration or pending registration application relating thereto).
(b)Each Party shall (and shall cause its Affiliates and its and their respective Sublicensees to) comply with any Trademark marking requirements in each jurisdiction in the Territory concerning the Product Trademarks.
(c)In the Co-Promotion Territory (and in the Pfizer Territory following the Option Closing if it occurs and if Pfizer obtains a license to use Myovant Product Trademarks to Commercialize the Oncology Product(s)), Pfizer shall (and shall cause its Affiliates and its and their respective Sublicensees to) (i) subject to the requirements of Applicable Law, ensure that any Product Labeling or Promotional and Educational Materials that bear or display a Product Trademark indicate that such Product Trademark is the registered Trademark of Myovant, if registered in that jurisdiction where such Product Labeling or Promotional and Educational Materials are used (or if not registered in such jurisdiction, that such Product Trademark is the Trademark of Myovant) in a form and content approved by the applicable JCC; (ii) use [***] to comply with the guidelines and procedures provided by Myovant to Pfizer from time to time with respect to the use of the Product Trademarks (the “Product Trademark Guidelines”); and (iii) use [***] to ensure that the nature and quality of any Promotional and Educational Materials bearing a Product Trademark produced by or on behalf of Pfizer, are of a high standard and of such style, appearance and quality as to be adequate and suited to the exploitation to the best advantage and to the protection and enhancement of the Product Trademarks, and the goodwill pertaining thereto, and that the same shall not reflect adversely upon the goodwill of Myovant or any Product Trademark.
(d)To maintain and exercise quality control over the use of the Product Trademarks and to protect the goodwill associated therewith in the Co-Promotion Territory (and in the Pfizer Territory following the Option Closing if it occurs and if Pfizer obtains a license to use Myovant Product Trademarks to Commercialize the Oncology Product(s)), and if reasonably requested by Myovant, Pfizer shall provide Myovant with representative samples of uses of, and materials bearing, any Product Trademark for Myovant’s review and approval of such uses of such Product Trademark, which approval shall not be unreasonably withheld, conditioned or delayed, and for verification of Pfizer’s compliance with this Section 11.6.3 generally.
(e)If Pfizer breaches any of its obligations under this Section 11.6.3, Myovant shall notify Pfizer of such breach in writing, identifying which of the Product Trademarks is affected. The Parties shall discuss in good faith reasonable and appropriate steps to be taken to remedy any alleged breach of this Section 11.6.3 and the period of time in which such action must be taken (which action and time period must be reasonable taking into account all relevant factors). If the Parties cannot agree on such steps and time period, such disagreement shall be resolved pursuant to Section 17.2. Unless Pfizer remedies such breach within such period (as agreed by the Parties or as determined pursuant to Section 17.2), Myovant shall have the right, immediately upon written notice to Pfizer, to terminate the license to use the relevant Product Trademarks.
11.6.4Registration, Prosecution, Maintenance, Enforcement and Defense of the Product Trademarks.

(a)Myovant shall have the right and obligation, using counsel of its own choice, to conduct clearance activities (including searches), register, prosecute and maintain the Product Trademarks in the Co-Promotion Territory at its own cost and expense. Following the Option Closing if it occurs, Pfizer shall have the right, using counsel of its own choice, to conduct clearance activities (including searches), register, prosecute and maintain the Product Trademarks with respect to the Oncology Product(s) in the Pfizer Territory at its own cost and expense.
(b)Each Party shall reasonably provide to the other Party prompt written notice of any actual or threatened infringement, dilution, misappropriation or other violation of, or unfair trade practices or any other like offense relating to, any Product Trademark in the Territory and of any actual or threatened claim that the use of any Product Trademark in the Territory violates the rights of any Third Party, in each case, of which such Party becomes aware. Myovant shall have the first right, but not the obligation, to enforce and defend the Product Trademarks in the Co-Promotion Territory at its cost and expense, and following the Option Closing if it occurs, Pfizer shall have the right, but not the obligation, to enforce and defend the Product Trademarks in the Pfizer Territory at its cost and expense, provided that the controlling Party will consult with the other Party (e.g., via the applicable JCC) in good faith in determining the best way to prevent such infringement, including by institution of legal proceedings against such Third Party. In the Co-Promotion Territory, if Myovant decides not to enforce or defend its Product Trademark, it shall provide reasonable prior written notice to Pfizer of such intention and Pfizer shall thereupon have the option to assume the control and direction of such enforcement or defense. If Pfizer declines to assume the control and direction of such enforcement or defense, Myovant shall have the option to reconsider whether it wishes to enforce or defend its Product Trademark. Neither Party shall have the right to settle any claim under this section in a manner that diminishes the rights or interests of the other Party or imposes any liability on the other Party without the prior written consent of such other Party.
11.6.5Corporate Names. Each Party and its Affiliates will retain all right, title and interest in and to its and their respective house marks, Corporate Names and corporate logos. Each Party shall not, and shall cause its Affiliates and its or their respective Sublicensees not to (a) do any act in connection with this Agreement that endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to the Corporate Names of the other Party or (b) attack, dispute or contest the validity of or ownership of the Corporate Names of the other Party anywhere in the world or any registrations issued or issuing with respect thereto. Each Party shall, and shall cause its Affiliates and its and their respective Sublicensees to, conform (y) to the customary industry standards for the protection of the Corporate Names of the other Party and (z) to maintain the quality standards of the other Party with respect to the goods sold and services provided in connection with the Corporate Names of such other Party.
ARTICLE XII.
CONFIDENTIALITY
Section 12.1    Obligations. Except upon obtaining the other Party’s prior written consent to the contrary or, in the case of disclosures, to the extent expressly permitted under this Article XII, each Party agrees that, at all times during the Term and for a period of [***] years thereafter (provided that, in relation to any confidential information of any Existing Myovant Third Party disclosed by Myovant to Pfizer, and identified at such time in writing by Myovant to Pfizer as confidential information of any Existing Myovant Third Party Agreement, if longer), it shall, and shall cause its officers, directors, employees and agents to: (a) maintain in confidence, and not disclose to any Third Party (except as provided in Section 12.2), the other Party’s Confidential Information and (b) not use the other Party’s Confidential Information, directly or indirectly, for any purpose except as contemplated in this Agreement and the Related Agreements or as reasonably necessary for the performance of, or the exercise of such Party’s rights under, this Agreement or a Related Agreement. Joint Other Collaboration IP shall be deemed the Confidential Information of both Parties and each Party shall be deemed the Disclosing Party and the Receiving Party with respect thereto. Product Collaboration IP shall be deemed the Confidential Information of Myovant and Myovant shall be deemed the Disclosing Party with respect thereto. The Parties acknowledge that this Agreement and all of the respective terms of this Agreement will be treated as Confidential Information of both Parties.
Section 12.2    Authorized Disclosure of Confidential Information.
12.2.1Authorized Disclosure. Each Receiving Party may disclose the Disclosing Party’s Confidential Information, without the Disclosing Party’s prior written consent, only to the extent necessary or useful in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement or a Related Agreement, including (a) filing or prosecution of Patents as permitted by this Agreement; (b) filing of Regulatory Materials in order to obtain or maintain Regulatory Approvals, further subject to Section 12.2.3; (c) complying with Applicable Law or regulation or order of any or court or Governmental Authority; (d) prosecuting or defending litigation as contemplated by this Agreement, further subject to Section 12.2.2; and (e) to its Affiliates’ or actual Sublicensees’, and with respect to Myovant, the Excluded Affiliates’ and the Existing Myovant Third Parties’ and such Party’s and their Affiliates’ respective directors, employees, agents, advisers, attorneys, consultants, contractors, lenders, insurers, prospective settlement parties, and other Third Parties on a “need-to-know” basis in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement or, if applicable, any Existing Myovant Third Party Agreement; provided that in clause (e), such Persons shall be bound by confidentiality and non-use obligations that are substantially similar to those set forth in this Article XII.
12.2.2Disclosure Pursuant to Legal Process. Each Receiving Party may disclose the Disclosing Party’s Confidential Information, without the Disclosing Party’s prior written consent, to any Person, or Governmental Authority to the extent made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or that, in the reasonable opinion of the Receiving Party’s legal counsel, Applicable Law require such disclosure; provided that the Receiving Party, to the extent reasonably practicable, promptly notifies the Disclosing Party of the required disclosure in order to provide the Disclosing Party an opportunity to take legal action to prevent or limit such disclosure and, if asked, reasonably assists the Disclosing Party in pursuing such action; provided, further that the Receiving Party shall use reasonable efforts to request such court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction to afford such Confidential Information confidential protection; provided, further that the Confidential Information disclosed in response to such court or governmental order or requirement shall be limited to that information that is legally required to be disclosed in response to such court or governmental order or requirement and shall be disclosed under confidentiality provisions, solely to the extent that such confidentiality provisions are available under Applicable Law. For the avoidance of doubt, the disclosures of this Agreement by reason of compliance with applicable securities law shall be governed by Section 12.3.
12.2.3Disclosure to Regulatory Authorities. The Regulatory Party may disclose the Disclosing Party’s Confidential Information, without the Disclosing Party’s prior written consent, to any Governmental Authority in connection with any filing, application or request for Regulatory Approval with respect to any Product in the Field in the Territory, to the extent that such disclosure is necessary for obtaining or maintaining any Regulatory Approval or submitting or amending any Regulatory Materials with respect to such Product in the Territory or to the extent such disclosure is required to satisfy any other regulatory obligation with respect to such Product in the Territory; provided that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law.
Section 12.3    Securities Filings. Notwithstanding anything to the contrary in this Article XII, each Party acknowledges and agrees that the other Party may submit this Agreement to, or file this Agreement with, the securities regulators or to other Persons as may be required by Applicable Law. If either Party believes in good faith and based on reasonable advice of counsel that disclosure of any Confidential Information is required by Applicable Law of any stock exchange on which such Party or its Affiliates or, in the case of Myovant, Excluded Affiliates, listed or trades securities and proposes to file this Agreement with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction (including the NASDAQ and the NYSE), then such Party will advise the other Party before making such disclosure and provide such other party a reasonable opportunity to review and comment on such filing and consider in good faith any comments with respect thereto.
Section 12.4    Use of Name. Each Party shall have the right to use the other Party’s name and logo in presentations, such Party’s website, collateral materials, corporate overviews, and other public disclosures (a) describing the collaboration and licensing relationship, (b) in connection with exercising its rights or performing its obligations under this Agreement, or (c) making any disclosure identifying the other Party or its Affiliates that is required by Applicable Law.

Section 12.5    Press Releases. The Parties have agreed upon the content of press releases that shall be issued substantially in the forms attached hereto as Exhibit 12.5, the release of which the Parties shall coordinate in order to accomplish such release promptly upon execution of this Agreement. Subject to Section 12.3, neither Party nor any of their Affiliates shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter or any data or information related to the Compound or Products in the Field in the Territory that has not been publicly disclosed prior to the Effective Date without the other Party’s prior written consent, except as expressly permitted hereunder or under any Existing Myovant Third Party Agreements. Neither Party nor its Affiliates shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment thereto that has already been publicly disclosed by either Party or its Affiliates in accordance with this Article XII; provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.
Section 12.6    Publications.
12.6.1Publications.
(a)Publication Plan. Each Party recognizes that the presentations and publication of papers or manuscripts regarding results of, and other information regarding, activities under this Agreement, including manuscripts, oral presentations, posters and abstracts (collectively, “Publications”), may be beneficial to both Parties; provided such Publications do not disclose Confidential Information of the other Party and are made in a coordinated manner between the Parties. Accordingly, each Party shall not make any Publications except in a manner consistent with the publication plans with respect to the Products in the Field (the “Presentation and Publication Plans”) and the terms of this Section 12.6.1. The initial version of the Presentation and Publication Plan with respect to the WH Product(s) in the WH Field is set out in [***], and the initial version of the Presentation and Publication Plan with respect to Oncology Product(s) in the Oncology Field is set out in [***]. The applicable IPOC and JMDRC shall periodically review each Presentation and Publication Plan and propose and approve any appropriate amendments with respect thereto.
(b)Each Party shall have the right to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) any proposed Publication by the other Party that contains clinical data or pertains to results of Clinical Trials, Other Studies or other studies with respect to either Product in the Field or that includes Confidential Information of such Party, provided that the Party that generated any clinical data shall be responsible for preparing Publications containing such clinical data, unless otherwise mutually agreed by both Parties. With respect to any proposed Publication that is a paper or manuscript, before it is submitted, the publishing Party shall deliver a then-current copy of the proposed Publication to the other Party and the IPOC at least [***] days prior to submitting the paper or manuscript to a publisher. The other Party and the IPOC shall review any such proposed Publication and give its comments to the publishing Party within [***] days of the delivery of such proposed Publication to the other Party and the IPOC. With respect to proposed Publications that are oral presentation materials, posters or abstracts, the presenting Party shall deliver a then-current copy of the proposed Publication for the other Party and the IPOC at least [***] days prior to making the presentation or making such proposed Publication public and the other Party and the IPOC shall make reasonable efforts to expedite review of such presentation materials, posters or abstracts, and shall return such proposed Publication as soon as practicable to the publishing or presenting Party with appropriate comments, if any, but in no event later than [***] days from the date of delivery to the other Party. Failure to respond within such [***] days shall be deemed approval to publish or present. If such proposed Publication is not approved, either Party may refer the matter to the applicable JSC for resolution together with the reasons for withholding approval. The publishing or presenting Party shall comply with the other Party’s request to delete references to such other Party’s Confidential Information in any such paper and shall withhold publication of any proposed Publication for an additional [***] days in order to permit the Parties to obtain Patent protection if either Party or the IPOC deems it reasonably necessary. Any Publication shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate. Each Party shall use [***] to cause investigators and institutions participating in Clinical Trials or Other Studies with which it contracts, to agree to terms substantially similar to those set forth in this Section 12.6, which efforts shall satisfy such Party’s obligations under this Section 12.6 with respect to such investigators and institutions.
12.6.2Publication Guidelines. All Publications relating to the Products in the Field shall be prepared, presented, and published in accordance with the publishing Party’s internal guidelines and pharmaceutical industry accepted guidelines including: (a) International Committee of Medical Journal Editors (ICMJE) guidelines, (b) Uniform Requirements for Manuscripts Submitted to Biomedical Journals: Writing and Editing for Biomedical Publication, (c) Pharmaceutical Research and Manufacturers of America (PhRMA) guidelines, and (d) Principles on Conduct of Clinical Trials Publication and Listing of Clinical Trials. The Parties shall discuss and reasonably cooperate with each other in order to facilitate and ensure publication of any summaries of Clinical Trial data and results as required under Applicable Law on the Clinical Trial registry of each respective Party.
ARTICLE XIII.
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 13.1    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date that:
13.1.1Such Party is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or formed.
13.1.2Such Party: (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, and, in all material respects, does not conflict with any agreement, written or oral, between such Party and any Affiliate or Third Party.
13.1.3Neither it nor any of its Affiliates has been debarred by the FDA, is not subject to any similar sanction of other Regulatory Authorities, and neither such Party nor any of its Affiliates has used, or will engage, in any capacity, in connection with this Agreement, any Person who either has been debarred by such a Regulatory Authority, or is the subject of a conviction described in Section 306 of the FFDCA. Such Party shall inform the other Party in writing promptly if it or any Person engaged by it or any of its Affiliates who is performing services under this Agreement is debarred or is the subject of a conviction described in Section 306 of the FFDCA, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to such Party's Knowledge, is threatened, relating to the debarment or conviction of such Party, any of its Affiliates or any such Person performing services hereunder or thereunder.
13.1.4This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement, and compliance with its terms and provisions, and the consummation of the transaction contemplated hereby, by such Party shall not conflict, interfere or be inconsistent with, result in any breach of or constitute a default under, any agreement, instrument or understanding, oral or written, to which it, or any of its Affiliates, is a party or by which it, or any of its Affiliates, is bound, nor to its Knowledge violate any Applicable Law. The person or persons executing this Agreement on such Party’s behalf have been duly authorized to do so by all requisite corporate action.
13.1.5Consistent with the ‘Compliance Program Guidance for Pharmaceutical Manufacturers’ published by the Office of Inspector General, U.S. Department of Health and Human Services (the “OIG Guidance”), each Party has implemented a compliance program, policies, and an adequate internal audit program with respect to its Detailing and other Commercialization activities in the United States in connection with this Agreement, containing all of the elements described in such guidance document.
13.1.6Each Party has implemented a compliance and ethics program containing adequate systems, policies, and procedures for the detection, investigation, documentation, and remediation of any allegations, reports, or findings related to a potential violation of Applicable Law with respect to the its obligations under this Agreement with respect to the Products in the Field or payments under this Agreement. Such policies and procedures should set out rules governing interactions with HCPs and Government Officials, the engagement of third parties, and where appropriate, conducting due diligence, and the investigation, documentation, and remediation of any allegations, reports, or findings related to a potential violation of Applicable Law.

13.1.7Each Party has implemented adequate policies and procedures describing the materials and information that may be distributed or discussed by Party’s employees, contractors, subcontractors, or agents related to the Products in the Field, and the manner in which such persons should handle unsolicited requests for information related to off-label uses of the Products in the Field in the Territory. Such policies and procedures should be designed to ensure compliance with Applicable Laws and regulations and consistency with applicable FDA requirements and restrictions.
13.1.8Each Party has implemented adequate systems, policies, and procedures to screen before hire, and regularly thereafter, all prospective and current employees, contractors, subcontractors, or agents engaged in Covered functions in connection with this Agreement against (i) the List of Excluded Individuals/Entities compiled by the Office of the Inspector General in the Department of Health and Human Services, and (ii) the General Services Administration’s List of Parties Excluded from Federal Programs. Such policies and procedures shall require each Party’s prospective and current employees, contractors, subcontractors, or agents to disclose to the Party any exclusion, debarment, suspension, or declaration of ineligibility from participation in federal health care programs or federal procurement or non-procurement programs, and any investigation or indictment which may result in an exclusion, debarment, suspension, or declaration of ineligibility.
13.1.9Each Party has implemented a system of internal accounting controls designed to ensure the making and keeping of fair and accurate books, records, and accounts with respect to its obligations related to any Products in the Field in the Territory or payments provided under this Agreement, and each Party regularly monitors and audits its business activities to ensure compliance with its Policies and the adequacy of internal controls, and implements remediation in response to identified issues.
Section 13.2    Additional Representations and Warranties of Myovant. Myovant hereby represents and warrants to Pfizer as of the Effective Date:
13.2.1to Myovant’s Knowledge, neither of the Products in the Field in the Territory existing as of the Effective Date, nor the use of such Products in the applicable Field in the Territory in accordance with this Agreement, infringes any Patent rights of any Third Party in the Territory;
13.2.2to Myovant’s Knowledge, Myovant Controls the Myovant Background Patents set out in [***] and has a right to grant the licenses to Pfizer under Section 10.1;
13.2.3to Myovant’s Knowledge, all filing, application and renewal fees with respect to the Myovant Background Patents have been duly paid, and Myovant has taken all material steps required for the maintenance and prosecution of the Myovant Background Patents Controlled by Myovant in accordance with Applicable Law;
13.2.4Myovant has no Knowledge of any actual infringement or threatened infringement of any Myovant Background Patent by any Person;
13.2.5Myovant has not received any written communication from, or written demand of, any claims or litigation that has been brought or threatened by any Person alleging that any Myovant Background Patent is invalid or unenforceable;
13.2.6Myovant has not, prior to the Effective Date, received any written communication from, or written demand of, any Third Party that the Development, Manufacture, use or Commercialization of the Products in the Field infringed or misappropriated any intellectual property rights of such Third Party;
13.2.7(i) Except for the Existing Myovant Third Party Agreements, none of Myovant Background Patents existing as of the Effective Date that is being licensed to Pfizer under this Agreement or that has been or is being used in the Development, Manufacture or Commercialization of the Compound or Products in the Field in the Territory, is, as of the Effective Date, Controlled by Myovant or its Affiliates pursuant to any agreement with a Third Party, (ii) the Existing Myovant Third Party Agreements are in full force and effect and a true and complete copy of each Existing Myovant Third Party Agreements (including any and all amendments thereto) has been provided to Pfizer, (iii) Myovant has obtained any and all consents required in order for Myovant to sublicense the rights granted to Myovant or any of its Affiliates under any such Existing Myovant Third Party Agreements to Pfizer as contemplated in this Agreement and has provided a copy of such consents to Pfizer, (iv)

to its Knowledge, Myovant, its Affiliates and the other party to any of such Existing Myovant Third Party Agreements each are not, and have not been, in material breach of the applicable Existing Myovant Third Party Agreements, and (v) the only material obligations Myovant has to the licensors or to the owners of the patents and technology licensed under the Existing Myovant Third Party Agreements with respect to the Development, Manufacture or Commercialization of the Compound or the Products in the Field in the Territory are obligations set forth in the copies of the Existing Myovant Third Party Agreements provided to Pfizer prior to the Effective Date;
13.2.8There are no judgments or settlements against or owed by Myovant or any of its Affiliates and no pending litigation in relation to the Myovant Background Patents, or to its Knowledge, claims that have been threatened in writing relating to Myovant Background Patents;
13.2.9to Myovant’s Knowledge, all information provided by or on behalf of Myovant during pre-contractual due diligence, including all information provided in response to due diligence requests, is complete, truthful and accurate in all material respects;
13.2.10to Myovant’s Knowledge, there is no pending product liability action in relation to any Compound or Product in the Field in the Territory. For the purposes of this Section 13.2.10, “product liability action” does not include claims for reimbursement of medical expenses for the treatment of any injury or illness related to administration of a Product in the Field in the Territory in or participation in a clinical study or trial;
13.2.11Myovant or its Affiliates have made available to Pfizer (i) all information that Myovant or its Affiliates have in their possession or otherwise to which Myovant or its Affiliates have a right of access (e.g. information at Myovant’s contract research organization which Myovant has a right to access) that is material to the safety or efficacy of the Compound and Products in the Field in the Territory and (ii) true and correct copies of the following: (a) all Major Regulatory Filings for Products in the Field in the Territory (including all INDs); (b) all material correspondence with Governmental Authorities with respect to such Major Regulatory Filings; (c) all minutes of any material meetings, telephone conferences or discussions with Governmental Authorities with respect to such Major Regulatory Filings; and (d) all final clinical trial reports, in each case with respect to the Products in the Field in the Territory and to the extent in existence as of the Effective Date;
13.2.12Myovant or its Affiliates are the sole owners of all the Major Regulatory Filings for the Compound and Products in the Field in the Territory;
13.2.13except as would not be reasonably expected to have a material adverse effect on the development, Manufacture or commercialization of Products in the Field in the Territory, Myovant or its Affiliates have filed with the relevant Governmental Authorities all required notices, amendments and annual reports, as well as Adverse Event reports, with respect to the Major Regulatory Filings for the Compound and Products in the Field in the Territory;
13.2.14to Myovant’s Knowledge, there is no pending action or action threatened in writing by relevant Governmental Authorities to place a clinical hold order on, or otherwise terminate or suspend, any of the Major Regulatory Filings for a Product in the Field in the Territory in existence as of the Effective Date; and
13.2.15to Myovant’s Knowledge, the use Myovant’s Product Trademarks in the Field in the Co-Promotion Territory do not infringe the trademark rights of any Third Party in the Co-Promotion Territory.
Section 13.3    Mutual Covenants. Each Party hereby covenants to the other Party as of the Effective Date, that:
13.3.1Each Party agrees, at all times during the Term, to comply in all material respects with Applicable Laws and accepted applicable pharmaceutical industry business practices in connection with its activities under this Agreement. Consistent with the OIG Guidance, each Party agrees to maintain and enforce a compliance program, policies, and an adequate internal audit program with respect to its Detailing and other Commercialization activities in the United States in connection with this Agreement, containing all of the elements described in such guidance document, as well as completing any required reporting to any Governmental Authority;

13.3.2Each Party agrees, at all times during the Term, to maintain and enforce a compliance and ethics program containing adequate systems, policies, and procedures for the detection, investigation, documentation, and remediation of any allegations, reports, or findings related to a potential violation of Applicable Law with respect to the Products in the Field in the Territory and payments under this Agreement. Such policies and procedures should set out rules governing interactions with HCPs and Government Officials, the engagement of third parties, and where appropriate, conducting due diligence, and the investigation, documentation, and remediation of any allegations, reports, or findings related to a potential violation of Applicable Law;
13.3.3Each Party agrees, at all times during the Term, to maintain and enforce adequate policies and procedures describing the materials and information that may be distributed or discussed by Party’s employees, contractors, subcontractors, or agents related to the Products in the Field in the Territory, and the manner in which such persons should handle unsolicited requests for information related to off-label uses of the Products in the Field in the Territory. Such policies and procedures should be designed to ensure compliance with Applicable Laws and regulations and consistency with applicable FDA requirements and restrictions;
13.3.4Each Party agrees, at all times during the Term, to maintain and enforce adequate systems, policies, and procedures to screen before hire, and regularly thereafter, all prospective and current employees, contractors, subcontractors, or agents engaged in covered functions against (i) the List of Excluded Individuals/Entities compiled by the Office of the Inspector General in the Department of Health and Human Services, and (ii) the General Services Administration’s List of Parties Excluded from Federal Programs. Such policies and procedures shall require each Party’s prospective and current employees, contractors, subcontractors, or agents to disclose to the Party any exclusion, debarment, suspension, or declaration of ineligibility from participation in federal health care programs or federal procurement or non-procurement programs, and any investigation or indictment which may result in an exclusion, debarment, suspension, or declaration of ineligibility;
13.3.5Each Party agrees, at all times during the Term, to maintain and enforce a system of internal accounting controls designed to ensure the making and keeping of fair and accurate books, records, and accounts with respect to its obligations under this Agreement with respect to any Products in the Field in the Territory or payments provided under this Agreement, and each Party agrees, during the term of this Agreement, to regularly monitor and audit its business activities to ensure compliance with its policies and the adequacy of internal controls, and implements remediation in response to identified issues;
13.3.6Each Party agrees, at all times during the Term, to: (i) maintain truthful and complete documentation supporting, in reasonable detail, the work performed and any expenses incurred in connection with this Agreement; and (ii) maintain financial books and records that timely, fairly, accurately, and completely reflect all financial transactions under this Agreement, in accordance with all Applicable Laws, including applicable Anti-Corruption Laws (for example, invoices, reports, statements, books, and other records), and shall maintain such books and records during the Term and for [***] years after final payment has been made under this Agreement;
13.3.7Each Party agrees to permit, during the Term and for [***] years after final payment has been made under this Agreement, the other Party’s external auditors access to any relevant books, documents, papers, and records of Party involving transactions related to the Products in the Field in the Territory or payments provided, in each case, under this Agreement, and each Party agrees to cooperate fully in any audit or in connection with any investigation regarding any potential violations of Applicable Laws in connection with its obligations under this Agreement with respect to the Products in the Field in the Territory or payments provided under this Agreement;
13.3.8Each Party shall ensure that it and every agent, contractor, or subcontractor performing services in connection with this Agreement agrees to comply with and be bound by the provisions of this Agreement to the extent applicable to such services;
13.3.9With respect to the activities relating to Products in the Field in the Territory under this Agreement, a Party’s Alliance Manager shall promptly notify the other Party in the event that a Party becomes aware of a potential material violation by the other Party of: (a) the other Party’s policies or procedures applicable to such activities; (b) any criminal, civil, or administrative laws or regulations applicable to any federal health care program or for which penalties or exclusion may be authorized; or (c) the applicable regulatory guidance promulgated by such agencies related to the Products in the Field in the Territory or payments provided under this Agreement;
13.3.10If a Party finds, following an investigation, credible evidence of a Significant Violation of any applicable policies and procedures that are designed to ensure compliance with: (i) any Applicable Laws, including any criminal, civil, or administrative laws or regulations; or (ii) the applicable regulatory requirements and guidance related to the Products in the Field in the Territory or payments provided under this Agreement (an “Occurrence”), Party’s Alliance Manager shall promptly inform the other Party of the Occurrence and the steps taken by Party to remediate the Occurrence, except to the extent that the disclosing Party’s counsel reasonably believes that such disclosure to the other Party could violate applicable privacy laws or have a significant adverse impact on the disclosing Party’s legal position or defense (including the loss of attorney-client privilege) with respect to any such Occurrence. In the event that a Party determines that disclosure could violate applicable privacy laws or have a significant adverse impact on its legal position or defense, Party shall promptly notify the other Party that it is exercising its right not to disclose an Occurrence. In the event that a Party engages in conduct that constitutes a Significant Violation of any applicable policies and procedures designed to ensure compliance with Applicable Laws, such Party shall perform a diligent investigation of the facts of the  breach, appropriate disciplinary and remedial action by Party up to an including termination of employment or relationship with any person involved in the breach or any relationship obtained through improper means, and confirmation to the other Party that Party has taken appropriate remedial action;
13.3.11Every year during the Term that coincides with the term of the Corporate Integrity Agreement (“CIA”) entered into on May 23, 2018 between Pfizer and the United States Department of Health and Human Services, Office of Inspector General, Pfizer will send a letter to Myovant that: (a) summarizes Pfizer’s obligations under the CIA, (b) expresses Pfizer’s commitment to full compliance with all federal health care program requirements, (c) describes the Pfizer Compliance Program and (d) includes a copy of (or includes a link to) Pfizer’s code of conduct (referred to as the Blue Book). Within [***] days of receipt of this letter, Myovant shall respond in writing to the contact information included in Pfizer’s letter that Myovant shall: (i) make Pfizer’s code of conduct and a description of the Pfizer Compliance Program available to its employees engaged in activities related to this Agreement or (ii) represent to Pfizer that it has and enforces a substantially comparable code of conduct and Compliance Program for its employees who have responsibilities related to this Agreement; and
13.3.12With respect to any Products in the Field in the Territory or payments, provided under this Agreement, the Parties acknowledge and agree that each Party shall independently determine whether to provide charitable donations to independent charities that provide financial assistance to patients (“Independent Charity PAPs”) in meeting the cost of clinical care, including drug therapy, and what donation amounts to provide. Neither Party shall provide funding to the other Party for such donations, including sharing costs associated with such donations; provide information to the other Party concerning its own such donations; or seek to obtain information about such donations from the other Party. Each Party shall maintain and enforce appropriate policies and procedures to ensure that such donations comply with Applicable Law and current government guidance, including without limitation, guidance issued by the U.S. Department of Health and Human Services, Office of Inspector General, and shall operate consistent with those policies and procedures. Unless a Party does not and will not make such donations during the term of this Agreement, if a Party does not have appropriate policies and procedures in place on the Effective Date, the Party must implement such policies and procedures within [***] days of the Effective Date. Either Party may request copies of such policies and procedures of the other Party in order to confirm compliance with the requirements of this Section 13.3.12.
Section 13.4    Additional Covenants of Myovant. In addition to the covenants made by Myovant elsewhere in this Agreement, Myovant hereby covenants to Pfizer that, from the Effective Date until expiration or termination of this Agreement:
13.4.1Myovant will not, and will cause its Affiliates not to (a) license, sell, assign (other than in a connection with a permitted assignment of this Agreement by Myovant pursuant to Section 18.2) or otherwise transfer to any person or Third Party (other than Pfizer or its Affiliates or Sublicensees pursuant to the terms of this Agreement) any Myovant Background IP or Product Collaboration IP (or agree to do any of the foregoing) or (b) incur or permit to exist, with respect to any Myovant Background IP or Product Collaboration IP, any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license or other Binding

Obligation, in each case ((a) and (b)) that is or will be inconsistent with the licenses and other rights granted (or that may be granted) to Pfizer or its Affiliates under this Agreement;
13.4.2Subject to the terms of this Agreement, Myovant will not (a) take any action that diminishes the rights granted (or that would be granted if the Option was exercised) to Pfizer hereunder or (b) fail to take any action that is reasonably necessary to avoid diminishing the rights under the Myovant Background IP or Product Collaboration IP to Pfizer or Pfizer’s Affiliates under this Agreement;
13.4.3Myovant will (a) not enter into any agreement with a Third Party that is inconsistent with (i) the rights granted (or that may be granted) to Pfizer, Pfizer’s Affiliates or Sublicensees hereunder or (ii) Myovant’s obligations hereunder; (b) not amend or otherwise modify any Existing Myovant Third Party Agreement or consent or waive rights with respect thereto in any manner that is inconsistent with (A) the rights granted (or that may be granted) to Pfizer or Pfizer’s Affiliates or Sublicensees hereunder or (B) Myovant’s obligations hereunder; (c) remain, and cause its Affiliates to remain, in compliance in all material respects with all Existing Myovant Third Party Agreements; (d) provide to Pfizer copies of all written notices received by Myovant or its Affiliates from the other party under the applicable Existing Myovant Third Party Agreement relating to any alleged breach or default by Myovant or its Representatives under any Existing Myovant Third Party Agreement within [***] Business Days after receipt thereof; and (e) provide to Pfizer copies of all amendments, solely as permitted pursuant to (b) above, of Existing Myovant Third Party Agreements entered into after the Effective Date to the extent such amendments concern the Development or Commercialization of the Products in the Field in the Territory under this Agreement.
Section 13.5    Additional Covenants of Pfizer. In addition to the covenants made by Pfizer elsewhere in this Agreement, Pfizer hereby covenants to Myovant that, from the Effective Date until expiration or termination of this Agreement: Pfizer will (i) not enter into any agreement with a Third Party that is inconsistent with Pfizer’s obligations hereunder; and (ii) not amend or otherwise modify any Third Party License or consent or waive rights with respect thereto in any manner that is inconsistent with Pfizer’s obligations hereunder.
Section 13.6    DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
ARTICLE XIV.
INDEMNIFICATION
Section 14.1    Indemnification by Myovant. Myovant shall defend, indemnify and hold harmless Pfizer, its Affiliates, and its and their respective directors, officers, employees and agents (the “Pfizer Indemnitees”) and defend and save each of them harmless, from and against any and all losses, damages, liabilities, taxes, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with (a) any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (i) the breach by Myovant of this Agreement; (ii) the gross negligence or willful misconduct on the part of any Myovant Indemnitee in performing its or their obligations under this Agreement; (iii) Third Party Infringement Claims arising from the practice of Myovant Background IP to Exploit the Products for which Myovant is defending under Section 14.4.2 in the Co-Promotion Territory, (iv) any activities conducted by or on behalf of Myovant or its Affiliates in relation to the Compound or Product in the Field prior to the Effective Date in the Territory or (v) subject to Section 11.4, the Exploitation of any Product in the Field in the Territory by or on behalf of Myovant or any of its Affiliates (but not by Pfizer or any of its Affiliates) in the Co-Promotion Territory, except, in each case ((i) through (v)), for those Losses for which Pfizer has an obligation to indemnify an Myovant Indemnitee pursuant to Section 14.2, as to which Losses each Party shall indemnify the other Party to the extent of its respective liability for the Losses, and (b) the successful enforcement of Pfizer’s rights under this Section 14.1; provided that if Pfizer asserts against Myovant any claim for indemnification under this Section 14.1 and it is determined pursuant to

Section 17.2 that Myovant is not to be obligated to provide such indemnification under this Section 14.1, then Pfizer promptly shall reimburse Myovant for all Losses incurred by Myovant in defending such claim for indemnification.
Section 14.2    Indemnification by Pfizer. Pfizer shall indemnify Myovant, its Affiliates, Excluded Affiliates, and its and their respective directors, officers, employees and agents (the “Myovant Indemnitees”) and defend and save each of them harmless, from and against any and all Losses in connection with (a) any and all Third Party Claims arising from or occurring as a result of: (i) the breach by Pfizer of this Agreement; (ii) the gross negligence or willful misconduct on the part of any Pfizer Indemnitee in performing its obligations under this Agreement; or (iii) subject to Section 11.4, the Exploitation of any Product in the Field by or on behalf of Pfizer or any of its Affiliates (but not by Myovant or any of its Affiliates) in the Territory, except, in each case ((i) through (iii)), for those Losses for which Myovant has an obligation to indemnify a Pfizer Indemnitee pursuant to Section 14.1, as to which Losses each Party shall indemnify the other to the extent of its respective liability for the Losses, and (b) the successful enforcement of Myovant’s rights under this Section 14.2; provided that if Myovant asserts against Pfizer any claim for indemnification under this Section 14.2 and it is determined pursuant to Section 17.2 that Pfizer is not to be obligated to provide such indemnification under this Section 14.2, then Myovant promptly shall reimburse Pfizer for all Losses incurred by Pfizer in defending such claim for indemnification.
Section 14.3    Losses.
14.3.1Except with respect to Losses (a) for which indemnification is provided in Section 14.1 or Section 14.2, (b) otherwise included within Allowable Expenses or (c) arising from or in connection with any employment or other similar claim brought by any employee or individual independent contractor of either Party or its Affiliates or, in the case of Myovant, Excluded Affiliates (which, for clarity, shall be the sole responsibility of such Party), any Losses arising from or incurred in connection with any Third Party Claim brought against either Party or any of its Affiliates, or, in the case of Myovant, Excluded Affiliates, arising from or occurring as a result of the Exploitation of the Products in the Field in the Co-Promotion Territory in accordance with this Agreement or any Related Agreement, including any Third Party Claims for product liability (such Losses, “Shared Losses”), shall be shared by the Parties [***]. Myovant shall be responsible for [***] of any Losses arising in connection with any Third Party Infringement Claim arising from the practice of Myovant Background IP to Exploit the Products for which Myovant is defending under Section 14.4.2 in the Co-Promotion Territory. Each Party shall give the other Party prompt written notice of any Shared Loss or discovery of fact that may reasonably be expected to give rise to a Shared Loss. Shared Losses, with respect to Pfizer, shall not include any Losses arising in connection with any Third Party Infringement Claim arising from the practice of Myovant Background IP to Exploit the Products for which Myovant is defending under Section 14.4.2 in the Co-Promotion Territory.
14.3.2Myovant shall have the first right, but not the obligation, to control the defense of any such Third Party Claim with respect to any Shared Losses, and in the event that it elects not to control the defense, Pfizer shall have the right to do so.
14.3.3The controlling Party may appoint as lead counsel in the defense of such Third Party Claim any legal counsel selected by the controlling Party; provided that it obtains the prior written consent of the non-controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The non-controlling Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the non-controlling Party’s sole cost and expense.
14.3.4With respect to each such Third Party Claim, regardless of which Party is the controlling Party, the Parties shall cooperate and consult fully with each other in strategizing, preparing, presenting and conducting the defense of such Third Party Claim and to help drive efficiencies in defense costs. The Parties shall seek in good faith to agree on all matters regarding such Third Party Claim. In case such agreement cannot be reached within an appropriate time period (recognizing that certain decisions with respect to strategizing, preparing, presenting and conducting the defense of such Third Party Claim may be time sensitive), the controlling Party shall have the final decision; provided that the controlling Party shall not settle any such Third Party Claim without the prior written consent of the non-controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed.  The non-controlling Party shall provide the controlling Party with reasonable assistance in connection with the defense of all such Third Party Claims. Neither Party shall have the right to settle any Third Party Claim under this Section 14.3.4 in a manner that diminishes the rights or interests of the other Party or imposes any liability on the other Party without the prior written consent of such other Party.
14.3.5Notwithstanding anything in Section 14.1 or Section 14.2 to the contrary, all Losses from any Third Party Claim relating to product liability in the Co-Promotion Territory (a “Product Liability Claim”) shall constitute Shared Losses unless it is ultimately determined by clear and convincing evidence pursuant to Section 17.2.2 that any such Product Liability Claim solely and directly was caused by or resulted from the actual gross negligence of, actual willful misconduct of, or actual violation of Applicable Law by, only one Party (the “At-Fault Party”) or any of its Affiliates or its or their subcontractors in performing any activity contemplated by this Agreement, or any actual breach by the At-Fault Party (or any of its Affiliates) of this Agreement or any Related Agreement, and the actions or omissions of the other Party (the “Non-Fault Party”) or any of its Affiliates or its or their subcontractors did not in any way contribute to the events and circumstances leading to such Product Liability Claim (an “At-Fault Claim”). The At-Fault Party with respect to an At-Fault Claim shall bear [***] of all Losses from such At-Fault Claim and shall reimburse the Non-Fault Party for any Losses incurred by the Non-Fault Party in connection with such At-Fault Claim (if not previously reimbursed), and if such determination is the result of an arbitration proceeding initiated by the Non-Fault Party pursuant to Section 17.2.2, then the At-Fault Party also shall reimburse the Non-Fault Party for all of the reasonable and verifiable costs and expenses (including reasonable attorneys’ fees and costs of arbitration) incurred by the Non-Fault Party directly in connection with such arbitration proceeding.
Section 14.4    Indemnification Procedures.
14.4.1Notice of Claim. All indemnification claims in respect of a Party and its Indemnitees shall be made solely by such Party (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article XIV, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.
14.4.2Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party or its Indemnitees in respect of such Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s or its Indemnitees’ claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of such Third Party Claim any legal counsel selected by the indemnifying Party; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party or any of its Indemnitees in connection with such Third Party Claim. If the indemnifying Party assumes the defense of a Third Party Claim, except as provided in Section 14.4.3, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any of its Indemnitees in connection with the analysis, defense or settlement of such Third Party Claim unless the expenses were incurred by the Indemnified Party at the request of the indemnifying Party. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party or its Indemnitees from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim.
14.4.3Right to Participate in Defense. Any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose;

provided that such employment shall be at the Indemnified Party’s sole cost and expense unless (a) the employment thereof has been specifically authorized by the indemnifying Party in advance in writing, (b) the indemnifying Party has notified the Indemnified Party is not going to assume or failed to assume the defense and employ counsel in accordance with Section 14.4.2 (in which case the Indemnified Party shall control the defense) or (c) the interests of the applicable Indemnitees and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.
14.4.4Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the applicable Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the applicable Indemnitee in any manner or the admission or attribution of liability by or to the Indemnified Party or any Indemnitee and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the applicable Indemnitee hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 14.4.2, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided, further, that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
14.4.5Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall and shall cause each Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to and reasonable retention by the Indemnified Party and Indemnitees of, records and information that are reasonably relevant to such Third Party Claim and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable out-of-pocket expenses in connection therewith. Notwithstanding the foregoing, the Indemnified Party shall not be required to provide the tax returns or tax records of such Indemnified Party or its Affiliates (or, in the case of Myovant, Excluded Affiliates) unless and to the extent that the indemnifying Party can reasonably demonstrate that such tax returns or tax records are essential to defending a Third Party Claim.
14.4.6Special, Indirect, Consequential and Other Losses. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY A PARTY OR ITS AFFILIATES (OR, IN RESPECT OF MYOVANT, EXCLUDED AFFILIATES), OR WITH RESPECT TO A BREACH OF Article XVI OR Article XIII, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES (OR, IN RESPECT OF MYOVANT, EXCLUDED AFFILIATES) SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 14.4.6 LIMITS OR RESTRICTS THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY PURSUANT TO SECTION 14.1 THROUGH SECTION 14.3 WITH RESPECT TO LOSSES PAYABLE TO THIRD PARTIES ASSERTING CLAIMS SUBJECT TO SUCH RIGHTS OR OBLIGATIONS.
Section 14.5    Insurance. Each Party shall, and shall cause its Affiliates to, at their own respective expense (and not subject to cost sharing hereunder) have and maintain such types and amounts of liability insurance (or self-insurance) to cover liabilities related to its activities under this Agreement as is normal and customary in the pharmaceutical industry generally for Persons similarly situated, and shall upon request provide to the other Party evidence of its insurance coverage. Such policies shall remain in effect throughout the Term and for a period of [***] years thereafter.
ARTICLE XV.
TERM AND TERMINATION
Section 15.1    Term.
15.1.1Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with the terms hereof, shall expire (a) in the case of the Co-Promotion Territory on the date in which no Products in the Field are sold in the Co-Promotion Territory and all Development activities for the Products in the Field in the Co-Promotion Territory have terminated, and (b) in the case of the Pfizer Territory, on the expiration of the last to expire Royalty Term with respect to a country in the Pfizer Territory (for each such portion of the Territory, the “Term”).
Section 15.2    Effect of Expiration of Royalty Term.
15.2.1Following the Option Closing (if it occurs), after expiration of the Royalty Term (but not after early termination of this Agreement) with respect to any country within the Pfizer Territory, with respect to any Oncology Product and Pediatric Product in their respective Fields, Pfizer shall have an exclusive, fully-paid, royalty-free right and license, with the right to grant sublicenses through multiple tiers (in accordance with Section 10.1.2), under the Myovant Background IP, Myovant Other Collaboration IP, Myovant’s interest in the Joint Other Collaboration IP and Product Collaboration IP to Exploit such Oncology Product in the Field in such country.
15.2.2The licenses granted to Myovant under Section 10.2 and the sublicenses granted by Myovant or its Sublicensees under Section 10.2 shall survive any such expiration.
Section 15.3    Termination by Either Party for Breach or Insolvency.
15.3.1Breach.
(a)In the event that either Party (the “Breaching Party”) materially breaches this Agreement, in addition to any other right or remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement: (i) with respect to the Product (the WH Product or the Oncology Product) to which the material breach pertains; (ii) with respect to the Region, the United States or Canada to which the material breach pertains; or (iii) in its entirety if such material breach pertains to both the WH Product and the Oncology Product and all Regions, the United States or Canada within the Territory, in each case, by providing [***] days’ prior written notice (or [***] days’ prior written notice with respect to any breach of any payment obligation hereunder) (the “Termination Notice Period”) to the Breaching Party specifying the nature of the breach and stating its intention to terminate this Agreement for the applicable Product, applicable Region or in its entirety if such breach is not cured (the “Termination Notice; (ii) the termination shall not become effective at the end of the Termination Notice Period if the Breaching Party cures the breach specified in the Termination Notice during the Termination Notice Period (or, if such breach (other than a payment breach) cannot be cured within the Termination Notice Period, if the Breaching Party commences actions to cure such breach within the Termination Notice Period and thereafter diligently continues such actions; provided, further, that such breach is cured within [***] year after the receipt of the Termination Notice), (ii) in the event of a good faith dispute as to whether performance has been made by either Party pursuant to this Agreement, including any good faith dispute as to payments due under this Agreement (other than the payment required pursuant to Section 8.1), the relevant cure period with respect thereto will be tolled from the date the Breaching Party notifies the Non-Breaching Party of such good faith dispute and through the resolution of such dispute in accordance with the applicable provisions of this Agreement (provided, that if such dispute relates to payment, the cure period will only apply with respect to payment of disputed amounts, and not with respect to undisputed amounts); and (iii) it is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder, and, if the material breach in question is cured by the end of the tolled cure period (i.e. prior to resolution of such dispute in accordance with such applicable provisions), then the non-breaching Party shall no longer have a right to termination under this Section 15.3.1(a) with respect to such material breach. The Termination Notice Period with respect to any payment breach shall be [***] days and the Breaching Party shall have the right to cure a payment breach only within the applicable Termination Notice Period, subject to the tolling provision of this Section 15.3.1(a); provided that the tolling provision of this Section 15.3.1(a) shall not apply to any breach of Section 8.1.
(b)“Termination Product” means the Product(s) that is/are subject to expiration or termination pursuant to this Article XV or Article XVI.
(c)“Termination Effective Date” means the effective date of termination with respect to the applicable Terminated Product(s) in the applicable Terminated Territory (which shall include termination in accordance with Section 16.3.3)).
(d)“Terminated Territory” means, with respect to a specific Terminated Product, (i) the country or Region that has been terminated with respect to such specific Terminated Product; or (ii) in the event of termination of this Agreement in its entirety, the entire Territory.
15.3.2Insolvency. Each of Myovant and Pfizer may terminate this Agreement in its entirety immediately upon notice if an Insolvency Event occurs in relation to the other Party. In any event, when a Party first becomes aware of the likely occurrence of any Insolvency Event with respect to such Party, such Party shall promptly notify the other Party in sufficient time to give the other Party sufficient notice to protect such other Party’s interests under this Agreement.
Section 15.4    Termination at Will by Pfizer.
(a)Entire Agreement or Co-Promotion Territory. Pfizer, without cause, for any or no reason, may terminate this Agreement (i) in its entirety, (ii) with respect to the Oncology Product in the Co-Promotion Territory, or (iii) with respect to the WH Product in the Co-Promotion Territory by providing Myovant with at least [***] days’ prior written notice of such termination, provided that Pfizer may only provide such written notice to Myovant on or after the [***] anniversary of the Effective Date.
(b)Pfizer Territory. Pfizer, without cause, for any or no reason, may terminate this Agreement on a Region by Region basis for all Oncology Products with respect solely to the rights granted to Pfizer under this Agreement for such Region by providing [***] days’ prior written notice of such termination to Myovant if there has been no First Commercial Sale of such Oncology Product by Pfizer, its Affiliates or Sublicensees in such Region, or [***] days’ prior written notice to Myovant following the First Commercial Sale of such Oncology Product by Pfizer, its Affiliates or Sublicensees in such Region.
If Pfizer terminates this Agreement with respect to the United States or to a Region under this Section 15.4, such Region or the United States shall be deemed to be a “Terminated Territory” under this Agreement.
Section 15.5    Canada Termination.
15.5.1Pfizer, without cause, for any or no reason, may terminate this Agreement solely with respect to the rights granted to Pfizer under this Agreement for Canada:
(a) for the Oncology Product in the Oncology Field by notifying Myovant of such termination at any time following the Effective Date through [***] days following the filing of the first Drug Approval Application for the Oncology Product in the Oncology Field with the Regulatory Authority in Canada. Such termination shall be effective with immediate effect upon such notice to Myovant;
(b)for the WH Product in the WH Field by notifying Myovant of such termination with respect to the WH Product(s) in the WH Field at any time following the Effective Date through [***] days following the filing of the first Drug Approval Application for the WH Product(s) in the WH Field with the Regulatory Authority in Canada. Such termination shall be effective with immediate effect upon such notice to Myovant; or
(c)following the receipt of Regulatory Approval, including the establishment of pricing for the Oncology Product or WH Product, as applicable, [***], either Party (the “Terminating Party”) may terminate the rights of the other Party (the “Non-Terminating Party”) with respect to the applicable Product in the Field in Canada to the extent the Non-Terminating Party or its Affiliates (or, in the case of Myovant as Non-Terminating Party, its Excluded Affiliates) is not [***] in at least: (i) [***] or (ii) [***] (together, the “Commercialization Minimum”) by providing the Non-Terminating Party [***] days’ written notice (the

“Canadian Termination Notice Period”) specifying the lack of applicable Commercialization by the Non-Terminating Party and stating its intention to terminate this Agreement for the applicable Product solely with respect to Canada if the Non-Terminating Party [***] (the “Canadian Termination Notice”); provided that the termination shall not become effective at the end of the Canadian Termination Notice Period if [***], the relevant cure period with respect thereto will be tolled from the date the Non-Terminating Party notifies the Terminating Party of such good faith dispute and through the resolution of such dispute in accordance with the applicable provisions of this Agreement; and (iii) it is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder, and, if [***], then the Terminating Party shall no longer have a right to terminate with respect to the applicable Product in the Field in Canada under this Section 15.5.1(c).
In the event of a termination of a Product in Canada pursuant to this Section 15.5.1(c) by Pfizer [***]: (i) Canada will be deemed to be [***] but will be [***]; and (ii) Canada shall be [***], including [***] and [***], where such [***] must include at least the lesser of (x) [***] or (y) [***]. Termination by a Terminating Party pursuant to this Section 15.5.1(c) for the applicable Product in Canada will be the [***].
If Pfizer terminates this Agreement with respect to a Product with respect to Canada pursuant to Section 15.5.1(a) or Section 15.5.1(b) or Myovant terminates this Agreement with respect to a Product with respect to Canada pursuant to Section 15.5.1(c), Canada shall be deemed to be a “Terminated Territory” for the applicable Product under this Agreement.
Section 15.6    Termination of [***] Agreement. In the event of any termination of the [***] Agreement, this Agreement shall automatically terminate in its entirety on the effective date of such termination of the [***] Agreement.
Section 15.7    Cessation of Commercialization or Regulatory Approval Activities.
15.7.1Pfizer Territory. Following Option Closing (if any), in the event Pfizer: (a) fails to file any Drug Approval Application for the Oncology Product in the Oncology Field in at least [***] Major Country in a given Region within [***] months of Pfizer’s provision of the Option Exercise Notice to Myovant; (b) fails to Commercialize the Oncology Product in the Oncology Field in at least [***] Major Country in a given Region within [***] months after approval of the Drug Approval Application for the Oncology Product in the Oncology Field by the Regulatory Authority in such Major Country, (c) thereafter ceases to Commercialize in at least [***] Major Country in a given Region for a period of [***] months or more, (d) no longer maintains at least [***] Drug Approval Application for the Oncology Product in the Oncology Field in at least [***] Major Country in such Region or (e) determines that it will not conduct or ceases the performance of any Required Study for the Oncology Product in the Oncology Field in at least [***] Major Country in a given Region, Pfizer shall promptly notify Myovant thereof. Whether or not such notice is delivered, Myovant may terminate this Agreement with respect to such Region effective upon delivery of a notice to Pfizer or such later date as is specified by Myovant in such notice, in which case the Pfizer Territory shall no longer include such Region (and such Region shall be deemed a “Terminated Territory”).
15.7.2Required Studies in the Co-Promotion Territory. If Pfizer objects to the inclusion of any Required Study for a WH Product in the WH Field or an Oncology Product in the Oncology Field in the United States or Canada within the [***] day period pursuant to Section 2.10.3(c)(iii), then Myovant shall have the right to conduct such Required Study and terminate this Agreement with respect to the WH Product(s) (in the case in which Pfizer declines to include a Required Study for a WH Product) or the Oncology Product(s) (in the case in which Pfizer declines to include a Required Study for an Oncology Product) in the United States or Canada, as applicable, for which the Required Study is required, with immediate effect upon notice to the objecting Party (and such country shall be deemed a “Terminated Territory” for the applicable Product).
15.7.3Termination by Myovant for Patent Challenge. Except to the extent the following is unenforceable under the Applicable Law of a particular jurisdiction where a Patent application within the [***] is pending or a Patent within [***] is issued (“[***] Patents”), if Pfizer, its Affiliates or Sublicensees, directly or indirectly through assistance granted to a Third Party, commences any interference or opposition proceeding, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary certificate with respect to such [***] Patents in the Territory, Myovant shall, in its sole discretion, have the right to terminate this Agreement in its entirety effective upon [***]-day written notice of termination to Pfizer;

provided that Pfizer shall have a period [***] days from written notice of such termination in which to withdraw or terminate such action with prejudice.
Section 15.8    Effects of Termination.
15.8.1Termination in Entirety or in Part for Any Reason (Except for [***]). In the event this Agreement is terminated in its entirety for any reason, other than under Section 15.6 for the termination of a [***] Agreement caused by reasons other than any of Pfizer’s performance of or the failure to perform activities to which [***] notice to Myovant relates under Section 15.8.3(a), then:
(a)All rights and licenses granted by each Party hereunder, other than the licenses granted in or stated to survive such termination under this Article XV, shall immediately terminate for the Terminated Product in the Terminated Territory, including, for clarity, any sublicenses granted pursuant to Section 10.1.2.
(b)The license granted by Pfizer to Myovant under Section 10.2 and any sublicenses granted under Section 10.2 shall survive such termination.
(c)Myovant shall automatically and immediately have the exclusive right to Develop and Commercialize the Terminated Products in the Terminated Territory.
(d)Pfizer shall pay for its share of Allowable Expenses for the Terminated Product(s) for such Terminated Territory(ies) for any notice period prior to the Termination Effective Date and Pfizer will continue to receive its share of Net Sales for such notice period with respect to such Terminated Product as set forth in this Agreement.
(e)In the case of a termination of this Agreement with respect to the Co-Promotion Territory, in whole or for a Terminated Product, the Parties shall co-operate to reconcile the Allowable Expenses and Net Sales already incurred by the Parties for the Terminated Product with respect to the Terminated Territory as of such termination and not already shared by the Parties under Section 8.5.1, to achieve [***] sharing of the resulting Net Profits or Net Losses for the applicable period and Terminated Product for the Co-Promotion Territory consistent with Section 8.5.1. Following such reconciliation, the applicable Party shall pay to the other Party a reconciliation payment to achieve the foregoing share of Net Profits or Net Losses for the Terminated Product, if applicable.
(f)At Myovant’s written request:
(i)In the case of a termination of the WH Product(s) or the Oncology Product(s) with respect to the Co-Promotion Territory (or this Agreement in its entirety with respect to such Product(s), in whole or in part), with respect to any Clinical Trial being performed by or on behalf of Pfizer under any Joint Medical Affairs and Development Plan and Budget relating to such Terminated Product as of the effective date of such termination for such Terminated Product, unless expressly prohibited by any Regulatory Authority, at Myovant’s written request, Pfizer shall and hereby does, and shall cause its Affiliates to, at Myovant’s discretion, (i) unless expressly prohibited by any Regulatory Authority, transfer control to Myovant (or its designee) or wind-down such Clinical Trial in an orderly fashion; or (ii) continue to conduct such Clinical Trial to completion in each case (i) and (ii), in accordance with all Applicable Law and the applicable Joint Medical Affairs and Development Plan and Budget.
(ii)In the case of a termination of the Oncology Product(s) with respect to the Pfizer Territory (or this Agreement in its entirety with respect to such Oncology Product(s), in whole or in part), with respect to any Clinical Trial being performed by or on behalf of Pfizer for such Terminated Product as of the Termination Effective Date, at Myovant’s written request, Pfizer shall and hereby does, and shall cause its Affiliates to, at Myovant’s discretion, (i) unless expressly prohibited by any Regulatory Authority, transfer control to Myovant (or its designee) of such Clinical Trial or wind-down such Clinical Trial in an orderly fashion or (ii) if such transfer is prohibited by any Regulatory Authority, Pfizer shall continue to conduct such Clinical Trial to completion, in each case (i) and (ii), in accordance with all Applicable Law and the applicable Joint Medical Affairs and Development Plan and Budget.
(g)At Myovant’s written request, Pfizer shall, and shall cause its Affiliates to, assign to Myovant any or all Third Party agreements for services or supplies used in connection with the Development, Manufacturing or Commercialization of any Terminated Product in the Terminated Territory by or on behalf of

Pfizer, including any contract research organization agreements, Clinical Trial agreements and contract manufacturing agreements, unless any such agreement expressly prohibits such assignment or also pertains to activities other than the Development, Manufacturing or Commercialization of such Terminated Product, in which case, Pfizer shall, and shall cause its Affiliates to, obtain for Myovant substantially all of the practical benefit and burden under such agreement, including by (a) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Myovant and Pfizer (or such Affiliate) and (b) subject to the consent and control of Myovant, enforcing, at Myovant’s cost and expense and for the account of Myovant, any and all rights of Pfizer (or such Affiliate) against the other Party thereto arising out of the breach or cancellation thereof by such other party or otherwise.
(h)Pfizer shall promptly (a) destroy or, at Myovant’s election, transfer to Myovant all Promotional and Educational Materials and materials relating to the Advertising Plan for the Terminated Product in the Terminated Territory Pfizer’s or its Affiliates’ its possession as of the effective date of termination, and, in the case of such destruction, shall certify to Myovant in writing as to such destruction within [***] days after the effective date of such termination, subject to Applicable Law and Pfizer’s standard document retention policies and (b) return to Myovant all Samples in its possession as of the effective date of termination.
(i)Upon completion pursuant or wind-down pursuant to Section 15.8.1(f) of the Clinical Trials or Other Studies ongoing as of the effective date of such termination for a Terminated Product, as soon as reasonably practical after the Termination Effective Date, Pfizer will provide to Myovant, as applicable and to the extent permitted under any applicable Third Party contract (i) any Know-How, including copies of all Clinical Trial data and results, developed by or for the benefit of Myovant relating to the Terminated Product(s) in the Terminated Territory and (ii) other documents to the extent relating to the Terminated Product in the Terminated Territory that are necessary in the continued Exploitation of a Terminated Product in the Terminated Territory (including material documents and agreements relating to the sourcing and Manufacture of a Terminated Product in the Terminated Territory for sale, promotion, distribution, or use of such Terminated Product in the Terminated Territory) throughout the Terminated Territory.
(j)Pfizer will and hereby does, and will cause its Affiliates and its Sublicensees to, (i) effective as of the effective date of termination, assign to Myovant for the Terminated Product in the Terminated Territories all of its rights, title, and interests in and to all INDs, Drug Approval Applications, other Regulatory Approvals, and other Regulatory Materials for each Terminated Product in the Territory, to the extent allowed under Applicable Law, pertaining to such Terminated Product then Controlled by Pfizer or any of its Affiliates or its Sublicensees and (ii) to the extent assignment pursuant to clause (i) is delayed or not permitted by the applicable Regulatory Authority, permit Myovant, its Affiliates, licensees or [***] to cross-reference and rely upon any Regulatory Materials and Regulatory Approvals filed by Pfizer with respect to any Product. As soon as practicable after such transfer, Pfizer will take all steps necessary to transfer ownership of all such assigned Regulatory Materials and Regulatory Approvals to Myovant, including submitting to each applicable Regulatory Authority a letter or other necessary documentation (with a copy to Myovant) notifying such Regulatory Authority of the transfer of such ownership of each Regulatory Approval, including by making such filings as may be required with Regulatory Authorities and other Governmental Authorities in the Territory that may be necessary to record such assignment or effect such transfer.
(k)Effective as of the Termination Effective Date, Pfizer will and hereby does assign to Myovant all of its rights, title, and interests in and to all Product Trademarks that pertain to the Terminated Product in the Terminated Territory, including all associated goodwill. Pfizer will provide all cooperation reasonably requested by Myovant in any effort of Myovant to establish, perfect, or defend its rights in such Product Trademarks, including the execution of assignments, releases, or other documentation, and the provision of good faith testimony by declaration, by affidavit or in-person. Myovant shall be responsible for preparing and filing all instruments and documents necessary to effect the assignment of such trademarks from Pfizer or its Affiliates to Myovant or its Affiliates, including all costs and expenses of preparing and recording country-specific assignments and legalization of signatures (where required).
(l)Pfizer shall use good faith efforts to effect a seamless, timely transition to Myovant of all Development and Commercialization activities and responsibilities for the Terminated Product in the Terminated Territory under this Agreement.
(m)For any Clinical Trials or Other Studies in the Co-Promotion Territory that continue beyond termination or is wound down after Termination Effective Date for a Terminated Product(s), the Development Costs associated with such continuation or wind-down, even if incurred after termination of this

Agreement, shall be shared equally. For any Clinical Trial in the Pfizer Territory that continues beyond such termination or is wound down after such termination, the Development Costs associated with such continuation or wind-down, even if incurred after termination of this Agreement, shall be fully borne by Pfizer.
(n)Myovant will have the right to assume all Prosecution and Maintenance, enforcement and defense activities under Article XI with respect to Myovant Patents. Parties shall discuss such responsibilities with respect to Joint Other Collaboration Patents in good faith after the termination or expiration. For each Myovant Patent with respect to which Pfizer was in charge of the Prosecution and Maintenance, enforcement or defense activities prior to the effective date of termination or expiration of this Agreement, Pfizer, if requested in writing by Myovant, will use reasonable efforts to transfer such responsibilities and provide assistance, including providing any and all (a) material correspondences or submissions with the applicable patent offices or Governmental Authority pertaining to Pfizer’s Prosecution and Maintenance, enforcement or defense of such Myovant Patent to the extent not previously provided to Myovant during the course of this Agreement and (b) a report detailing the status of all such Myovant Patents at the effective date of termination or expiration of this Agreement.
15.8.2Additional Termination Consequences for Material Breach by Myovant.
(a)In addition to the termination consequences under Section 15.8.1, Myovant shall pay to Pfizer an amount equal to [***] of [***] (the “[***]”) as agreed by the Parties or as determined in accordance with subclause (b) below. In the event the Parties are unable to agree on the [***] within [***] days following the effective date of termination pursuant to Section 15.8.1, each Party will provide the other Party with their determination of the [***] (the “[***]”) and any applicable supporting materials. The Parties shall use good faith efforts to negotiate and agree on the [***] within [***] days following receipt of the other Party’s [***]. If the difference between the two [***] is [***] or less the [***] shall be the average of the two [***]. If, following the [***] days following receipt of the other Party’s [***] the Parties are unable to agree on the [***] and the difference is more than [***], then within an additional [***] days each Party shall select an independent investment bank of international repute and these two banks will select a third independent Third Party of international repute (the “Deciding Bank”). Following such selection of the Deciding Bank, each Party will supply the Deciding Bank with their final determination of the [***] (the “[***]”) and any applicable supporting materials necessary for the Deciding Bank. The Deciding Bank will be informed that the [***] provided by the two parties [***]. [***]. The cash flows will be independent of any economic or other transaction terms contained within the Agreement. The Deciding Bank will have [***] days to determine which of the [***] is more appropriate. Such determination of the [***] shall be final and Myovant shall pay to Pfizer an amount equal to [***] of such [***] in accordance with Section 15.8.2(b) below.
(b)Myovant shall pay such amount as set forth in Section 15.8.2(a) above, at Myovant’s election, either: (i) within [***] days after such determination of the [***], or (ii) as [***] separate and equal payments, with the first payment payable within [***] days after such determination and the other two payments payable on, respectively, the first and second anniversary of the due date for such first payment.
(c)In addition, if the uncured material breach of this Agreement by Myovant giving rise to Pfizer’s right to termination of this Agreement in its entirety occurred prior to the [***] of the Effective Date, Myovant will pay to Pfizer an amount equal to [***] within [***] days of the effective date of the termination of this Agreement.
15.8.3Cooperation in relation to termination of [***]; Additional Termination Consequences for termination of [***].
(a)If at any time after the Effective Date Myovant receives notice from [***], and such notice relates to the performance of, or the failure to perform, any activities undertaken or obligated to be undertaken by either Party under this Agreement or any Related Agreement, Myovant shall notify Pfizer thereof, specifying the basis for [***]. The Parties shall cooperate in good faith to avoid termination of [***], including cooperating to cure the applicable breach within the applicable cure period set forth in the [***] and Pfizer affording Myovant reasonable assistance in the effort to avoid such termination.
(b)If this Agreement terminates under Section 15.6 as a result of any termination of the [***], Pfizer may only exercise the [***] (as defined in the [***]) in accordance with the terms of the [***], if such termination is caused by reasons other than Pfizer’s performance of, or the failure to perform, activities to which [***]notice to Myovant relates under Section 15.8.3(a). Following any such exercise of the [***] by Pfizer, Pfizer shall pay to Myovant an [***] of all Net Sales of all Terminated Products in the Territory by

Pfizer, its Affiliates or Sublicensees, during the Royalty Term of the Products, on a Product-by-Product and country-by-country basis. Pfizer shall not exercise the [***] if the termination of the [***] is caused by any of Pfizer’s performance of or the failure to perform activities to which [***] notice to Myovant relates under Section 15.8.3(a).
Section 15.9    Surviving Obligations.
15.9.1Survival. Expiration or termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such expiration or termination. Such expiration or termination shall not relieve a Party from obligations that are expressly indicated to survive the expiration or termination of this Agreement. Without limiting the foregoing, Sections 3.4.1 (for the duration set out therein), 3.5.2 (with respect to the last reporting period), 3.8.1 (with respect to the right and license to utlize the data obtained from the applicable Co-Administration Studies), 4.6.1, 5.3.3 (with respect to the last reporting period), 5.3.4 (last sentence, Pfizer shall be deemed the Non-Selling Party to the extent Myovant (or its Affiliates and Sublicensees) is booking sales in the Territory), 6.1.3 (for the duration set out in the first sentence), 6.1.4 (with respect to the last reporting period), 6.3.1 (last sentence), 6.3.2 (last sentence), 6.5.6 (with respect to the last reporting period), 8.3.2 (in the case of expiration only), 8.3.4 (with respect to the last reporting period), 8.5 to 8.8 (in each case, for the duration of any outstanding payments under this Agreement), 8.9 (for the duration set out therein), 8.10 and 8.11 (for the [***] year period set out therein, after the last calendar year of the term), 8.12, 8.13, 8.14 (for the duration of any outstanding payments under this Agreement), 9.4 (with respect to the last reporting period), 10.3.1, 10.3.2, 10.3.3, 11.1, 11.6.2 (only to the extent it relates to the ownership of the domain names), 11.6.5 (first sentence), 12.1 to 12.5 (for the duration set out in Section 12.1), 13.6, Sections 14.1, 14.2 and 14.4 (solely as to actions arising during the term of this Agreement, or as to activities conducted in the course of a Party’s exercise of licenses surviving under this Agreement (or, in the case of Pfizer, pursuant to the [***]) after such expiration or termination), 14.4.6, 14.5 (for the duration set out therein), 15.2.2 (in the case of such expiration only), 15.7, 15.8, 16.3.3, and Article I (to the extent any defined terms therein are used in any of the surviving provisions listed in this Section 15.9.1), Article XVII and Article XVIII of this Agreement shall survive the expiration or termination of this Agreement for any reason. In addition, without limiting the foregoing, in the event of any expiration of this Agreement, Sections 3.2.2 (solely to the extent either Party is performing any Clinical Trial for Products in the Field in the Territory), 4.4.1 (first sentence), 4.4.2, 10.3.4, 10.3.5 and 15.2, and the Parties shall reasonably agree any reporting obligations required from Pfizer for any ongoing Development and Commercialization activities in order for Myovant to comply with the [***] Agreement to the extent it is still in effect. The foregoing surviving provisions shall be referred to as the “Surviving Provisions”.
15.9.2Termination of Terminated Territory. If this Agreement is terminated with respect to a Terminated Territory but not in its entirety, then following such termination the Surviving Provisions shall remain in effect with respect to such Terminated Territory (to the extent they would survive and apply in the event this Agreement were terminated in its entirety or as otherwise necessary for Myovant and its Affiliates and Excluded Affiliates and its and their Sublicensees or Pfizer and its Affiliates and its and their Sublicensees, as applicable, to exercise their rights in such Terminated Territory) and all provisions not surviving in accordance with the foregoing shall terminate with respect to such Terminated Territory upon termination of this Agreement with respect to such Terminated Territory and be of no further force and effect (and for the avoidance of doubt all provisions of this Agreement shall remain in effect with respect to all countries in the Territory other than such Terminated Territory).
15.9.3Terminated Territory. With respect to any provision that is expressly stated to survive any termination of this Agreement that applies to the Territory, Co-Promotion Territory or Pfizer Territory with respect to any Product(s), such provision shall be construed to continue to apply to the Terminated Territory to the extent included in the Territory, Co-Promotion Territory or Pfizer Territory (as applicable) prior to termination of this Agreement with respect to such Product(s) (and each reference to Territory, Co-Promotion Territory or Pfizer Territory in such surviving provisions (including the definitions therein) shall be construed to include the applicable Terminated Territory with respect to such Product(s)).
15.9.4No Limitation of Rights. The rights provided in this Article XV shall be in addition and without prejudice to any other rights which the Parties may have with respect to any default or breach of the provisions of this Agreement. Termination is not the sole remedy under this Agreement and, whether or not termination is effected; all other remedies at equity or law shall remain available to the Parties except as expressly agreed otherwise herein.
ARTICLE XVI.
EXCLUSIVITY; NON-COMPETITION
Section 16.1    Exclusivity. [***].
Section 16.2    Non-Competition. [***].
Section 16.3    Acquiring Party Business Combination.
16.3.1Business Combination. Notwithstanding Section 16.2, if, at any time after the [***] anniversary of the Effective Date, a Party (such Party, the “Acquiring Party”) or any of its Affiliates enters into a transaction for a compound or product (the “Acquired Product”) where (a) [***] or (b) [***], then (i) [***] and (ii) [***]. [***]:
(a)[***];
(b)[***]; or
(c)[***].
16.3.2Divestiture by the Acquiring Party.
(a)If the Acquiring Party notifies the non-Acquiring Party in writing that it intends to divest such Competing Product under Section 16.3.1(a), then the Acquiring Party shall or shall procure its relevant Affiliate shall (as applicable) use all reasonable efforts to effect such divestiture as quickly as possible. The Acquiring Party shall keep the non-Acquiring Party reasonably informed of its efforts and progress in effecting such divestiture until it is completed.
(b)If the Acquiring Party or its relevant Affiliate effects such divestiture of the Competing Product by way of sale or granting one or more licenses or sublicenses, then the Acquiring Party or its relevant Affiliate, as applicable (i.e., as licensor), shall be entitled to (i) [***] and (ii) [***].
(c)Notwithstanding any provision of this Agreement to the contrary: (i) prior to the date that such divestiture becomes effective, the Acquiring Party shall be free to [***]; (ii) the Acquiring Party shall continue to [***] under this Agreement with respect to the Products in the Field in the Territory. Until the completion of such divestiture, for purposes of determining the Acquiring Party’s diligence obligations, the Acquiring Party’s [***] shall not take into account [***], and its Development or Commercialization activities for such Competing Product.
(d)Prior to such divestiture by the Acquiring Party, the Acquiring Party shall take reasonable steps to prevent data access and sharing between the Acquiring Party personnel working on the Compound or Product or having access to data from activities performed under this Agreement and Confidential Information on the non-Acquiring Party and personnel of the Acquiring Party working on such Competing Product, including by following commercially reasonable policies and procedures that are no less stringent than those customarily followed in the pharmaceutical industry when establishing firewalls, and provide the non-Acquiring Party with the details of such efforts and demonstrate how it will implement governance, systems and monitoring to avoid the data sharing described in this sentence.
16.3.3[***]. [***]:
(a)[***]:

[***]	[***]
[***]	[***] [***]
[***]	[***] [***]
[***]	[***] [***]

[***].

(b)[***]:

(i)[***]
(ii)[***].
(c)For clarity, the termination consequences set out in Section 15.8.1 shall apply with respect to the Terminated Product and the Terminated Territory.
Section 16.4    Reformation. Each of the Parties acknowledges and agrees that (a) Section 16.1, Section 16.2 and Section 16.3 have been negotiated by the Parties, (b) the geographical and time limitations on activities, are reasonable, valid and necessary in light of the circumstances pertaining to the Parties and necessary for the adequate protection of the Products in the Field, and (c) neither Party would have entered in this Agreement without the protection afforded it by Section 16.1, Section 16.2 or Section 16.3. If, however, a court of competent jurisdiction determines that the restrictions set forth in Section 16.1, Section 16.2 or Section 16.3 are too broad or otherwise unreasonable under Applicable Law, including with respect to duration, geographic scope or space, the court is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under Applicable Law.
Section 16.5    Firewall. Solely in the event that a product being promoted [***] as of the Effective Date (the “[***]”) receives approval as [***] (the “[***]”), (a) [***] will put in place reasonable internal firewall provisions to effect a segregation between any such [***], and (b) [***].
ARTICLE XVII.
GOVERNING LAW; DISPUTE RESOLUTION
Section 17.1    Governing Law. This Agreement shall be governed by and construed and enforced under the substantive laws of the State of New York, without giving effect to any choice of law rules that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to this Agreement.
Section 17.2    Dispute Resolution.
17.2.1Executive Officers. Except for disputes covered by Section 2.10.3 or Section 18.13, in the event of any controversy or claim arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder (collectively, a “Dispute”), then either Party shall have the right to refer such Dispute to the Executive Officers for attempted resolution by good faith negotiations during a period of [***] Business Days. Any final decision mutually agreed to by the Executive Officers in writing under this Section 17.2.1 shall be conclusive and binding on the Parties.
17.2.2Arbitration.
(a)If the Executive Officers are unable to resolve any Arbitration Matter pursuant to Section 2.10.3(c) within the [***] Business Day period specified in Section 2.10.3(b) or any Dispute pursuant to Section 17.2.1 within the [***] Business Day period specified therein, and provided that such Dispute is not an Excluded Claim, either Party shall be free to institute binding arbitration in accordance with this Section 17.2.2 upon written notice to the other Party (an “Arbitration Notice”) and seek such remedies as may be available. As used in this Section 17.2.2, the term “Excluded Claim” means a dispute, controversy or claim that concerns (i) the validity or infringement of a Patent, Trademark or copyright; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.
(b)Upon receipt of an Arbitration Notice by a Party, the applicable Dispute shall be resolved by final and binding arbitration before a panel of [***] experts with relevant industry experience (the “Arbitrators”). Each of Pfizer and Myovant shall promptly appoint [***] Arbitrator each, which selections shall in no event be made later than [***] days after the notice of initiation of arbitration. The third Arbitrator shall be chosen promptly by mutual agreement of the Arbitrator chosen by Pfizer and the Arbitrator chosen by Myovant, but in no event later than [***] days after the date that the last of such Arbitrators was appointed. The arbitration shall be administered by the American Arbitration Association (“AAA”) (or its successor entity) in accordance with the then current Commercial Rules of the American Arbitration Association including the Procedures for Large, Complex Commercial Disputes (including the Optional Rules for Emergency Measures of Protection), except as modified in this Agreement (the “AAA Rules”). The arbitration shall be held in New York, New York and shall be conducted in the English language, and the Parties shall use reasonable efforts to expedite the arbitration if requested by either Party. The Arbitrators shall, within [***] days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with Applicable Law in any court of competent jurisdiction. The Arbitrators shall be authorized to grant legal and equitable remedies that would be available in any judicial proceeding instituted to resolve a disputed matter under the substantive laws of New York, but shall not be authorized to reform, modify or materially change this Agreement or any other agreements contemplated hereunder.
(c)Neither Party shall be required to produce documents or provide information reflecting communications between the Party and its attorney(s) for the purpose of seeking or providing legal advice or prepared by the Party or its attorney(s) (or retained experts or consultants) in anticipation of litigation or arbitration, the Parties will make their respective employees available for depositions and hearing testimony as reasonably requested by the other Party. Judgment on any arbitral award issued by the Arbitrators may be entered in any court having competent jurisdiction.
(d)The Parties may agree to additional appropriate restrictions or procedures that shall apply to any arbitration under this Section 17.2.2.
17.2.3Arbitration Costs; Confidentiality. Each Party shall bear its own counsel fees, costs, and disbursements arising out of the dispute resolution procedures described in this Section 17.2, and shall pay an equal share of the fees and costs of the Arbitrators and all other general fees related to any arbitration described in Section 17.2.2; provided that the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable counsel fees, costs and disbursements (including expert witness fees and expenses, photocopy charges, and travel expenses), or the fees and costs of the Arbitrators. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding described in Section 17.2.2 is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of such pending arbitration proceeding. All arbitration proceedings and decisions of the Arbitrators under Section 17.2.2 shall be deemed Confidential Information of both Parties under Article XII.
17.2.4Excluded Claims. Either Party may initiate litigation in any court of competent jurisdiction to resolve any Excluded Claim.
ARTICLE XVIII.
MISCELLANEOUS
Section 18.1    Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, to the extent that such failure or delay is caused by an event of Force Majeure. “Force Majeure” means an event that is beyond a non-performing Party’s reasonable control, including an act of God, act of the other Party, strike, lock-out or other industrial/labor dispute, war, acts of war (whether war be declared or not) riot, civil commotion, terrorist act, malicious damage, epidemic, pandemic, quarantine, fire, flood, storm, or natural disaster. The non-performing Party shall promptly after the occurrence of the Force Majeure event give written notice to the other Party stating the nature of the Force Majeure event, its anticipated duration and any action being taken to avoid or minimize its effect. Any suspension of performance shall be of no greater scope and of no longer duration than is reasonably required and the non-performing Party shall use [***] to remedy its inability to perform; provided, however, if the suspension of performance continues for [***] days after the date of the occurrence and such failure to perform would constitute a material breach of this Agreement in the absence of such event of Force Majeure, the Parties shall meet and discuss in good faith an appropriate course of action.

Section 18.2    Successors and Assigns. Neither Party shall sell, transfer, assign, pledge or otherwise dispose of its rights under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, except that (a) each Party shall always have the right, without such consent, to sell, transfer, assign, pledge or otherwise dispose of its rights under this Agreement to any of its Affiliates, or, in the case of Myovant, through any of its Excluded Affiliates, it being agreed that such Party shall cause such assignment to terminate prior to such time, if any, as such Person ceases to be an Affiliate of such Party), or (b) each Party shall have the right, without such consent, to assign this Agreement and its rights and obligations hereunder to its successor entity or acquirer in the event of a merger, consolidation or change of control of such Party or in connection with the purchase of all or substantially all of the assets of such Party; provided, however, each of Myovant and Pfizer shall remain liable for the performance of its Affiliates and shall ensure that such Affiliate complies with the terms of this Agreement and the Related Agreements in the same manner and to the same extent as if such activity were performed directly by such Party, and any action or omission of such Affiliate shall be deemed and action or omission of such Party for all purposes of this Agreement and the Related Agreements. Any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such assignment and assumption, be deemed to be a Party to this Agreement as though named herein; provided, however, with respect to an assignment to an Affiliate, such assigning Party shall remain responsible and liable for the performance by such Affiliate of the rights and obligations hereunder. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party. Any attempted assignment or delegation in violation of this Section 18.2 shall be void. Notwithstanding any other provision of this Section 18.2, the terms of this Agreement may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated without the consent of any assignee or delegate that is not deemed pursuant to the provisions of this Section 18.2 to have become a Party to this Agreement.
Section 18.3    Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other Governmental Authority in accordance with Applicable Law.
Section 18.4    Independent Contractors. It is the express intention of Myovant and Pfizer that each Party and its Affiliates perform its responsibilities under this Agreement as an independent contractor of the other Party. Nothing contained in this Agreement shall be construed to create a relationship of partners, principal and agent, employer and employee or joint venturers between Myovant and Pfizer or their respective Affiliates or employees. Nothing contained in this Agreement and the Related Agreements shall be construed to create a “separate entity” or “business entity” within the meaning of the Code or the regulations thereunder and any foreign equivalents thereto. Neither Party, nor its Affiliates or employees, shall have the power or right to bind or obligate the other Party, without the other Party’s prior written consent to do so, nor shall either Party or its Affiliates or employees hold itself out as having such authority except as otherwise specified herein or in any Related Agreement.
Section 18.5    Delegation and Subcontracting of Obligations to Third Parties. Each Party (and its Affiliates) shall have the right to subcontract its Development, Manufacturing and Commercialization obligations under this Agreement to one (1) or more Third Parties; provided that neither Party (nor its Affiliates) may subcontract (a) the conduct of any Clinical Trial to any contract research organization except as determined by the applicable JMDRC, (b) the performance of any Commercialization activity, except as determined by the applicable JCC, or (c) any Manufacturing obligation to any Third Party manufacturer, except as determined by the JMC. The Party engaging a Third Party subcontractor shall remain responsible for the management of such subcontractor, liable for the performance of such subcontractor and shall ensure that such subcontractor complies with the terms of this Agreement and the Related Agreements in the same manner and to the same extent as if such activity were performed directly by such Party, and any action or omission of such subcontractor shall be deemed an action or omission of such Party for all purposes of this Agreement and the Related Agreements. All compensation, reimbursement of costs and other payments to be made to any such Third Party subcontractor shall be determined solely by the Party engaging such Third Party subcontractor and such Third Party subcontractor; provided that all such arrangements shall be consistent with the applicable Joint Medical Affairs and Development Plan and Budget or Co-Promotion Commercialization Plan and Budget.
Section 18.6    Compliance with Applicable Law. Each of the Parties shall, and shall cause its Affiliates to, in all material respects, comply with all Applicable Law in Developing and Commercializing the Products in the Field in the Territory and performing its other obligations under this Agreement, including the Anti-Corruption Laws; the FFDCA; the Public Health Service Act, as amended; the Prescription Drug Marketing Act of 1987, as amended; the Federal Health Care Program Anti-Kickback Law (42 U.S.C. §§ 1320a-7b), as amended; the Health Insurance Portability and Accountability Act of 1996, as amended; the FDA Guidance for Industry-Supported Scientific and Educational Activities; all federal, state and local “fraud and abuse,” consumer protection and false claims statutes and regulations, including the Medicare and State Health Programs Anti-Fraud and Abuse Amendments of the Social Security Act and the “Safe Harbor Regulations” found at 42 C.F.R. §1001.952 et seq.; the Office of the Inspector General’s Compliance Guidance Program, 42 U.S.C. 1320a-7h and its implementing regulations (also known as the National Physician Payment Transparency Program and the Open Payments Program) (“Sunshine Act”); and all foreign equivalents in the Territory of any of the foregoing; provided that with respect to the Sunshine Act, each Party shall be responsible for reporting in connection with payments or other transfers of value actually made by such Party or its Affiliates, and each Party shall use [***] to cooperate with the other Party to coordinate such disclosure.
Section 18.7    Amendment. Any amendment, change, supplement to or other variation of this Agreement shall be valid only if made in writing, mutually agreed to by the Parties and duly executed by authorized representatives of both Parties.
Section 18.8    Notices.
18.8.1Requirements. All notices under or in connection with this Agreement shall be in writing (which requirement shall also be deemed fulfilled by a facsimile transmission, but not exclusively via electronic communication or electronic transmission), shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 18.8.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 18.8.1. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the [***] Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 18.8.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.
18.8.2Address for Notice.
If to Myovant, to:

Myovant Sciences GmbH
Viaduktstrasse 8
4051 Basel
Switzerland
Attention: Legal Department

With copy to:
Myovant Sciences, Inc.
2000 Sierra Point Parkway, 9th Floor
Brisbane, CA 94005
United States
Attention: Legal Department

If to Pfizer, to:
Pfizer
Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Attention: President, Pfizer Oncology
With copies to:
Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Attention: General Counsel

Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Attention: Senior Vice President, Business Development

Section 18.9    Entire Agreement. This Agreement and the Related Agreements, together with the Schedules, Exhibits and Appendices attached hereto and thereto, set forth and constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby and thereby, including that certain Confidential Disclosure Agreement between Pfizer Inc. and Myovant Sciences Inc., effective as of August 21, 2020. Except for the Related Agreements, there are no ancillary or side agreements, whether written, oral, or otherwise. Each Party confirms that in entering into this Agreement it is not relying on any representations or warranties of the other Party, except as specifically set forth in this Agreement.
Section 18.10    Interpretation. This Agreement shall be construed and interpreted in accordance with the following rules except as expressly otherwise provided herein and except as the context otherwise requires:
18.10.1Wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. In the case of a defined term, any grammatical form thereof shall have a corresponding meaning. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.
18.10.2Unless specifically stated otherwise, any reference (a) to any Section, Article or Exhibit shall be references to such Section or Article of or Exhibit to this Agreement, (b) in any Section to any clause shall be a reference to such clause of such Section and (c) to any agreement, instrument, or other document in this Agreement shall refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.
18.10.3A reference to a law, ruling, agreement or other legal instrument shall include all changes, amendments or supplements to such law, agreement or other legal instrument regardless of whether such change, amendment or supplement has occurred prior to, on or after the Effective Date.
18.10.4In the event of any inconsistency between a Related Agreement and this Agreement, the terms of this Agreement shall govern unless such Related Agreement specifically references a Section of this Agreement and expressly states that such Section is intended to be amended by such Related Agreement.
18.10.5This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
Section 18.11    Severability. In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby and (c) in lieu of such invalid, illegal or unenforceable provision, there shall be added automatically as a part of this Agreement a valid, legal and enforceable provision that (x) achieves, to the maximum extent possible, the Parties’ original intent and commercial objectives and (y) is reasonably acceptable to the Parties. It is understood that in any case where a provision is void or unenforceable only in some respects (e.g., only with respect to certain countries) such provision shall continue to be applied in all other respects. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.
Section 18.12    Waivers. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver (a) shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition and (b) in any one instance shall be construed to be a waiver of such term or provision or any other term or provision in any other instance. All rights, remedies, undertakings and obligations contained herein shall be cumulative, and none of them shall be construed to be a limitation of any other right, remedy, undertaking or obligation.
Section 18.13    Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Section 3.3, Article XII and Article XVI are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of such Section or Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance, and an equitable accounting of all earnings, profits, and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Nothing in this Section 18.13 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.
Section 18.14    Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
Section 18.15    Counterparts. This Agreement may be executed in any number of counterparts and on a separate counterpart by each Party. Each of such counterparts shall, when executed, be deemed to be an original hereof, and all such counterparts together shall be deemed to constitute one and the same document. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.
Section 18.16    No Third Party Beneficiaries. Subject to Section 10.3.4, it is acknowledged and mutually agreed that no provision of this Agreement shall be for the benefit of, or shall be enforceable by, any Third Party, including any creditor of either Party.
Section 18.17    Costs. Except as otherwise set forth herein, each Party shall bear its own costs and expenses in connection with the preparation, execution and implementation of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized officers as of the Effective Date.

MYOVANT Sciences GmbH		PFIZER Inc.
By:	/s/ Elke Hunsche	By:
Name:	Elke Hunsche	Name:
Title:	Vice President, Global Market Access & HEOR	Title:

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized officers as of the Effective Date.

MYOVANT Sciences GmbH	PFIZER Inc.
By:	By:	/s/ John Young
Name:	Name:	John Young
Title:	Title:	Chief Business Officer